UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

CONSOL Energy Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Telephone (724) 485-4000

Annual Meeting of Shareholders

to be held on May 6, 2015

Dear Shareholder:

You are cordially invited to attend CONSOL Energy Inc.’s 2015 Annual Meeting of Shareholders on May 6, 2015 at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

The enclosed Notice of Annual Meeting and Proxy Statement describe the various matters to be acted upon at the meeting. Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by internet (as described in the enclosed proxy card or voting instruction card) or by completing and returning the enclosed proxy card or voting instruction card, which requires no postage if mailed in the United States.

If you need assistance, please contact CONSOL’s Investor Relations Office at (724) 485-4000. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 accompanies this Proxy Statement.

We appreciate your ownership of CONSOL Energy Inc. and hope you will be able to join us at this year’s Annual Meeting.

Sincerely,

J. Brett Harvey
Chairman of the Board

March 25, 2015

CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Telephone (724) 485-4000

Annual Meeting of Shareholders

to be held on May 6, 2015

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 6, 2015

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of CONSOL Energy Inc. (“CONSOL” or the “Corporation”) will be held on May 6, 2015, at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231, for the following purposes:

1.	To elect eleven directors to hold office in accordance with the Amended and Restated Bylaws of CONSOL;

2.	To ratify the anticipated selection of Ernst & Young LLP, an independent registered public accounting firm, as CONSOL’s independent auditor for the fiscal year ending December 31, 2015;

3.	To approve, on an advisory basis, the compensation paid to our named executives in 2014, as reported in this Proxy Statement;

4.	If properly presented, to consider and vote upon a shareholder proposal regarding proxy access;

5.	If properly presented, to consider and vote upon a shareholder proposal regarding a climate change report; and

6.	If properly presented, to consider and vote upon a shareholder proposal regarding an independent Board chair.

By resolution of the Board of Directors, we have fixed the close of business on March 12, 2015 as the record date for determining the shareholders of CONSOL entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by internet (as described in the enclosed proxy card or voting instruction card) or by completing and returning the enclosed proxy card or voting instruction card, which requires no postage if mailed in the United States. Your prompt response will be helpful and your cooperation is appreciated. If you attend the Annual Meeting, you may withdraw your proxy and vote in person, if you so choose.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDERS’ MEETING TO BE HELD ON MAY 6, 2015: The Proxy Statement, form of proxy, Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and related materials are available at www.edocumentview.com/CNX or may be obtained by contacting the Investor Relations Department at the address and phone number above.

Sincerely,

Stephanie L. Gill
Vice President, General Counsel and Corporate Secretary

March 25, 2015

PROXY SUMMARY - 2015

This Proxy Summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting.

Annual Meeting of the Shareholders

Time and Date:	Wednesday, May 6, 2015, at 10:00 a.m. Eastern Time

Place:	Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231

Record Date:	March 12, 2015

Voting:	Shareholders of CONSOL Energy Inc. (“CONSOL” or the “Corporation”) as of the record date are entitled to vote. Each share of CONSOL common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted upon at the Annual Meeting.

Annual Report

CONSOL’s Annual Report to Shareholders is being mailed together with this Proxy Statement on or about March 25, 2015 to shareholders of record, as of March 12, 2015, of CONSOL common stock.

Proposals for Meeting

1.	Elect Eleven Directors[1]

The following table provides summary information about each director nominee as of March 12, 2015. Each director nominee is elected annually by a majority of votes cast.

		Director Since			Committee Memberships
Name	Age		Occupation	Independent	AC	CC	HSE	FC	NCG
J. Brett Harvey	64	1998	CONSOL Chairman
Nicholas J. DeIuliis	46	2014	CONSOL President and Chief Executive Officer
Philip W. Baxter	66	2009	Former President Stan Johnson Company; CONSOL’s Lead Independent Director	X	X	X			X
Alvin R Carpenter	73	2013	Former Vice Chairman of CSX Corporation; Director of Stein Mart, Inc. and of Regency Centers Corporation	X		C		X
William E. Davis	72	2004	Former Chairman and Chief Executive Officer of Niagara Mohawk Power Corporation	X			X		C
David C. Hardesty, Jr.	69	2005	President Emeritus and Professor of Law at West Virginia University				X	X
Maureen E. Lally-Green	65	2013	Former Judge on the Superior Court of Pennsylvania; Associate General Secretary and Director of the Office for Church Relations for the Diocese of Pittsburgh; Director of Federated Mutual Fund Complex	X			X		X
Gregory A. Lanham	50	2014	Director and Chief Executive Officer of FTS International, Inc.	X		X	X
John T. Mills	67	2006	Former Chief Financial Officer of Marathon Oil Corporation	X	X	X
William P. Powell	59	2004	Managing Partner of 535 Partners LLC	X				X	X
William N. Thorndike, Jr.	51	2014	Managing Director of Housatonic Partners	X		X		X

AC	Audit Committee;
CC	Compensation Committee;
HSE	Health, Safety and Environmental Committee;
FC	Finance Committee;
NCG	Nominating and Corporate Governance Committee;
C	Committee Chair

[1]	Immediately after the Annual Meeting, the Board will reduce the number of directors from fourteen to eleven. Accordingly, Messrs. Altmeyer, Gupta and Williams, long-standing, valuable members of our Board, are not on the slate of directors to be re-elected. Committee assignments, including Chair positions, will be determined immediately after the Annual Meeting.

2.	Ratify the Anticipated Selection of Ernst & Young LLP (Auditors)

As a matter of good corporate governance, we are asking shareholders to ratify the anticipated selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

3.	Approve Named Executive Compensation

We provide our shareholders with an annual advisory vote to approve the compensation paid to our named executive officers (“named executives”). The following 2014-2015 business and compensation highlights demonstrate the direct linkage between our pay practices with respect to our named executives and our short- and long-term corporate financial and stock performance.

4.	Consider Shareholder Proposal Regarding Proxy Access

As described later, a shareholder has submitted a proposal regarding proxy access. For the reasons set forth in “Proposal No. 4 – Shareholder Proposal Regarding Proxy Access,” the Board of Directors (the “Board”) recommends that you vote AGAINST this proposal.

5.	Consider Shareholder Proposal Regarding a Climate Change Report

As described later, a shareholder has submitted a proposal requesting the issuance of a climate change report by CONSOL. For the reasons set forth in “Proposal No. 5 – Shareholder Proposal Regarding a Climate Change Report,” the Board recommends that you vote AGAINST this proposal.

6.	Consider Shareholder Proposal Regarding an Independent Board Chair

As described later, a shareholder has submitted a proposal requesting that CONSOL adopt a policy that the Chair of the Board be an independent director. For the reasons set forth in “Proposal No. 6 – Shareholder Proposal Regarding an Independent Board Chair,” the Board recommends that you vote AGAINST this proposal.

The Board recommends that you vote FOR Proposals 1, 2 and 3, and AGAINST Proposals 4, 5 and 6.

2014 - 2015 Business, Compensation and Corporate Governance Highlights

Business Highlights

•	Demonstrated Strong Stock Price Performance. CONSOL’s 2014 Total Shareholder Return (“TSR”) outperformed its compensation peer group with a ranking in the 89th percentile as described on page 34.

•

Executed Our Strategic Plan. At its Analyst Day in June, 2014, CONSOL management laid out its vision for increasing net asset value per share. CONSOL successfully executed on a number of items to this end: (i) conducted an initial public offering of CONE Midstream Partners LP, a partnership formed by CONSOL and Noble Energy focusing on our Marcellus Shale gas gathering system; (ii) lowered our cost of capital by refinancing two-thirds of our public debt and amending our credit facility; (iii) sold $270 million of non-core assets; (iv) improved our E&P visibility in the investment community; (v) exceeded our $65 million overhead reduction target; (vi) approved and initiated a $250 million share buyback program; and (vii) announced our plan to form two coal-focused, publicly-owned subsidiaries to bring the value of our coal assets forward.

•

Strong Safety Performance in 2014. Our E&P Division achieved a milestone of 8.2 million exposure hours before experiencing its first lost-time accident in over 20 years. In addition, we reduced the number of fatal potential exceptions by 44% during 2014. In order to further strengthen our emphasis on safety we introduced behavior management training to shape behavior and proactively address policy changes and concerns. Safety is important for our shareholders because a safe workplace reduces our costs and increases the reliability of our operations and production.

•

Maintained Strong Financial Performance in Very Challenging Markets for Coal and Natural Gas in 2014. In very challenging markets, CONSOL delivered strong results in 2014, including: (i) net income of $163.1 million; (ii) net cash flow from operations of $936.8 million; (iii) annual E&P production of 235.7 billions of cubic feet equivalent (“Bcfe”), which exceeded our goal of 30% production growth over 2013; and (iv) strong liquidity at year-end with approximately $2 billion of total liquidity, including $177 million in cash. We also continue to reinvest in our business in a measured way while keeping our liquidity strong. To this end, fiscal year 2014 capital investments in continued operations were $1.5 billion, of which $1.1 billion were in natural gas-related projects.

•

Increased Well Performance and Returns. We utilized Short Stage Lengths and Reduced Cluster Spacing enhanced completion techniques on all of our operated wells in 2014 to achieve 24-hour production rates as high as 20.2 million cubic feet per day (“MMcf/d”), compared to a high of 18.4 Mmcf/d in 2013. Wells completed in this manner have shown initial production rates improving by as much as 40%. During 2014, CONSOL had 53 operated Marcellus Shale wells turned in line with an average completed lateral length of 7,600 feet.

•

Increased Total Gas Proved Reserves by 19%. Total gas proved reserves, as of December 31, 2014, were a record 6.8 trillion cubic feet equivalent (“Tcfe”), which represents a 19% increase from the 5.7 Tcfe at year-end 2013. In 2014, CONSOL added 1.1 Tcfe (net to CONSOL) of proved reserves through extensions and discoveries. Drilling and completion costs in 2014 directly attributable to extensions and discoveries were $836.7 million. When divided by the extensions and discoveries of 1.1 Tcfe, this yields a drill bit finding and development cost of $0.76 per thousand cubic feet equivalent (“Mcfe”).

•

Demonstrated Ability to Grow our E&P Business. CONSOL was focused on growing shareholder value by achieving 37% E&P production growth through 2014 and is currently working on improving breakeven economics by targeting our stacked plays. For the fourth quarter of 2014, we achieved a year-over-year 45% production growth at 70.5 Bcfe. This growth was mainly achieved through targeting Marcellus completions and recompletions, Upper Devonian, and Ohio Utica. We achieved record quarterly production of 70.5 Bcfe in the fourth quarter of 2014, with overall natural gas production up 45% from the fourth quarter of 2013. Additionally, in December 2014, we finalized an agreement with Columbia Energy Ventures to sublease approximately 20,000 contiguous acres of Utica Shale and Upper Devonian gas rights in Greene and Washington Counties in Pennsylvania and Marshall and Ohio Counties in West Virginia. This acquisition further positions CONSOL as one of the largest holders of Utica Shale acreage in Pennsylvania and West Virginia.

•

Successfully Transitioned Management Team. In early 2014, CONSOL hired a seasoned executive to serve as its new Chief Operating Officer for its E&P Division. Immediately after the Annual Meeting in 2014, as part of the Corporation’s succession plan, Mr. Harvey assumed the role of Executive Chairman and Mr. DeIuliis assumed his new role of Chief Executive Officer, in addition to his existing role as President. In January 2015, Mr. Harvey retired as an executive of CONSOL, but is continuing in his role as Chairman of CONSOL’s Board of Directors.

Compensation Highlights

•

Reduced Chief Executive Officer’s Compensation Significantly. When Mr. Harvey assumed the role of Executive Chairman immediately after the 2014 Annual Meeting, his annual base salary was reduced by 25% to $750,000. Mr. DeIuliis declined an increase to his 2014 compensation in connection with his promotion to Chief Executive Officer in 2014.

•

Redesigned the 2014 Short-Term Incentive Compensation Program (“STIC”). The 2014 STIC was changed largely in response to certain shareholder comments that our program was too subjective and insufficiently based on our financial results. The changes included: (i) the elimination of the individual performance component of annual bonus for executive officers, which some stakeholders had believed to be too subjective (was 1/3 weighting); (ii) an increased emphasis on production, operating cost, and reserve replacement; and (iii) the addition of a profitability modifier (EBITDA results could impact awards +/- 30%). For 2015, this profitability modifier was replaced with an absolute TSR modifier (impacting awards as much +/- 20%).

•

Redesigned the Long-Term Incentive Compensation Program (“LTIC”). We changed the LTIC in response to certain shareholder comments that long-term incentive awards should be tied to our stock price and financial results of CONSOL. The changes included a 2014 Performance Share Unit (“PSU”) award to be earned based on performance relative to two equally-weighted goals of (i) average return on capital employed and (ii) relative TSR as compared to the S&P 500. For 2015, the payout formula remained the same.

•      Continued to Keep Executive 2014 Pay Aligned with Shareholder Interests. When examining our CEO’s total direct compensation (salary, STIC and LTIC) relative to our peer group, Mr. DeIuliis’ compensation, shown on the vertical axis, ranks in the 34th percentile for 2014, while CONSOL’s relative TSR performance, shown on the horizontal axis, ranks at the 89th percentile. See diagram to the right.

•      Implemented a Stock Retention Requirement. For equity awards granted in 2015, CONSOL implemented a stock retention requirement mandating that executive officers keep half of any shares vested (net of taxes) until the earlier of (i) retirement at age 62 or (ii) ten years from the grant date.

•

Followed Compensation Policy Best Practices. CONSOL maintained a policy prohibiting tax gross-ups for our executive officers (except those provided for in Messrs. DeIuliis’ and Johnson’s change in control agreements, which were entered into prior to April 2009) and a clawback policy that generally provides the Compensation Committee with the discretion to seek recovery of performance-based cash and equity incentive compensation paid to an executive officer in connection with an accounting restatement due to misconduct of that officer. In addition, we eliminated the accelerated vesting of equity awards when an employee leaves as a result of retirement, and we no longer have any employment agreements between CONSOL and our named executives. Finally, we continue to follow “no hedging” and “no pledging” policies that generally prohibit directors and employees from engaging in hedging or pledging transactions with our stock.

Corporate Governance Highlights

•	Maintained Corporate Governance Best Practices. Along with maintaining a Lead Independent Director, CONSOL does not have a shareholder rights plan or a classified board.

•

Expanded Gender Diversity in Management. CONSOL believes strongly in diversity throughout our organization, and has promoted women to several of the top management positions at CONSOL, including the Chief Accounting Officer, the Senior Vice President of Environmental Strategy and Regulatory Affairs, the Vice President of CNX Land LLC, the Director of Corporate Strategy and the General Counsel.

•

Continued Boardroom Evolution. Two new independent directors joined the Board in 2014, bringing the total new independent directors to join the Board since mid-2013 to four. These four new directors replace three of the longest tenured directors on the Board and bring diverse, new experiences and thinking along with expertise for future strategic growth. Of the 11 directors who are nominated for the Board at this year’s Annual Meeting, 36% have joined in the past two years.

•

Engaged in Risk Mitigation. The incentive compensation payable to our executives is based on a variety of performance factors which are designed to incentivize activities that lead to sustained growth and mitigate inappropriate risk.

•

Issuing Fourth Corporate Responsibility Report. We issued annual Corporate Responsibility Reports in 2012, 2013 and 2014, and our Fourth Corporate Responsibility Report will be published in Spring 2015.

CONSOL Energy Inc.

CNX Center

1000 CONSOL Energy Drive

Canonsburg, Pennsylvania 15317

Telephone (724) 485-4000

INFORMATION ABOUT THE ANNUAL MEETING

March 25, 2015

The enclosed proxy is being solicited by the Board to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 6, 2015, at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231.

The specific proposals to be considered and voted upon at the Annual Meeting are summarized in the Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

Voting

The persons named as proxies on the accompanying proxy card have informed CONSOL of their intention, if no contrary instructions are given, to vote the shares represented by such proxies as follows:

•	in favor of the election of those persons nominated in this Proxy Statement to serve as directors of CONSOL (Proposal 1);

•

in favor of the ratification of the anticipated selection of Ernst & Young LLP, an independent registered public accounting firm, as the independent auditor of CONSOL for the fiscal year ending December 31, 2015 (Proposal 2);

•	in favor of, on an advisory basis, the compensation paid to our named executives in 2014 (Proposal 3);

•	if properly presented, against the shareholder proposal regarding proxy access (Proposal 4);

•	if properly presented, against the shareholder proposal regarding a climate change report (Proposal 5);

•	if properly presented, against the shareholder proposal regarding an independent Board chair (Proposal 6); and

•	in accordance with their judgment on any other matters which may properly come before the Annual Meeting.

The Board does not know of any other business to be brought before the Annual Meeting other than as indicated in the Notice of Annual Meeting of Shareholders.

Record Date and Vote Required for Approval

The record date with respect to this solicitation is March 12, 2015. All holders of record of CONSOL common stock as of the close of business on March 12, 2015 (the “Record Date”) are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of March 12, 2015, the Corporation had 228,652,199 shares of common stock outstanding. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights. The holders of a majority of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum at the Annual Meeting.

•

Director Elections: The election of directors at the Annual Meeting will be by ballot and a majority of the votes cast at the Annual Meeting is required for each director nominee to be elected. Under our

Amended and Restated Bylaws, this means that the number of votes cast “for” a director’s election must exceed 50% of the total number of votes cast with respect to that director’s election. Votes cast include direction to withhold authority.

•

Independent Auditor, Executive Compensation and Shareholder Proposals: The vote to ratify the anticipated selection of Ernst & Young LLP as the independent auditor of the Corporation for the fiscal year ending December 31, 2015, the advisory vote to approve the compensation paid to our named executives in 2014 as reported in this Proxy Statement, and the shareholder proposals regarding proxy access, a climate change report and an independent Board chair each will be determined by the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may be treated as “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and such instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as Proposals 1, 3, 4, 5 and 6, although they may vote their clients’ shares on “routine matters,” such as Proposal No. 2. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Abstentions have the same effect as votes against the matter except, in the case of Proposal 1, where abstentions would not have an effect on the outcome. Proxies received but marked as abstentions and broker non-votes will be counted for quorum purposes.

The voting instruction form also serves as the voting instructions for the trustees who hold shares of record for participants in the CONSOL Energy Inc. Investment Plan for Salaried Employees. If voting instructions representing shares in this plan are not received, those shares will not be voted.

Director Resignation Policy

Our Amended and Restated Bylaws provide that if an incumbent director is not elected at a meeting for the election of directors and no successor has been elected at such meeting, the director must tender his or her resignation promptly to the Board. The Nominating and Corporate Governance Committee of the Board will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Nominating and Corporate Governance Committee’s recommendation, and publicly disclose its decision and the underlying rationale in a press release, a filing with the Securities and Exchange Commission (the “SEC”) or other broadly disseminated means of communication within 90 days from the date of the certification of the election results.

Revocation of Proxy

If you are the owner of record as of the close of business on the Record Date, you can revoke your proxy at any time before its exercise by:

•

sending a written notice to CONSOL at CNX Center, 1000 CONSOL Energy Drive, Canonsburg, PA 15317, attention: Corporate Secretary, bearing a date later than the date of the proxy that is received prior to the Annual Meeting, stating that you revoke your proxy;

•	submitting your voting instructions again by telephone or over the internet;

•	signing another valid proxy card bearing a later date than the proxy initially received and mailing it so that it is received by the Corporation prior to the Annual Meeting; or

•	attending the Annual Meeting and voting in person.

If you hold your shares through a bank, broker or other nominee, you must follow the instructions found on your voting instruction card, or contact your bank, broker or other nominee in order to revoke your previously delivered proxy.

If a proxy is properly executed and is not revoked by the shareholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions provided by the shareholder. If a proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board. Attendance at the Annual Meeting without a request to revoke a proxy will not by itself revoke a previously executed and delivered proxy.

Proxy Solicitation

All costs relating to the solicitation of proxies will be borne by CONSOL. Georgeson Inc. has been retained by CONSOL to aid in the solicitation of proxies at an estimated cost of $8,500 plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. Upon request, CONSOL will pay brokers and other persons holding shares of common stock in their names or in the names of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

Secrecy in Voting

As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are held confidential by CONSOL. Such documents are available for examination only by the inspectors of election and certain employees who assist in the tabulation of votes. The vote of any individual shareholder will not be disclosed except as may be necessary to meet applicable legal requirements.

Attendance at the Meeting

Subject to space availability, all shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Because seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. Shareholders who attend may be asked to present valid picture identification, such as a driver’s license or passport, and may be issued a ticket for admission to the meeting. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. Please also note that if you hold your shares in “street name” (that is, through a bank, broker or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the Record Date must be provided during check-in at the registration desk at the Annual Meeting. If you require directions to the Annual Meeting, please contact CONSOL’s Investor Relations Office at (724) 485-4000.

CONSOL will provide to any shareholder, without charge and upon the written request of the shareholder, a copy (without exhibits, unless otherwise requested) of CONSOL’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “2014 Annual Report”) as filed with the SEC. Any such request should be directed to CONSOL Energy Inc., Investor Relations Department, 1000 CONSOL Energy Drive, Canonsburg, PA 15317.

BOARD OF DIRECTORS AND COMPENSATION INFORMATION

BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The business and affairs of CONSOL are managed under the direction of our Board. We do not have a policy regarding directors’ attendance at our annual meetings of shareholders; however, all directors are encouraged to attend. All of then-currently serving members of our Board attended the 2014 annual meeting.

Bo ard Leadership Structure

Mr. Harvey, our former Chief Executive Officer, serves as our non-employee Chairman of the Board. He and Mr. DeIuliis, our current President and Chief Executive Officer, provide the Board and the Corporation with the skills, leadership and direction that CONSOL needs as it continues to execute on its strategic business plan. Mr. Harvey assumed the position of Executive Chairman at the conclusion of last year’s annual meeting held on

May 7, 2014 and although he retired from serving as an executive of CONSOL in January 2015, he is continuing as Chairman of the Board. He served as the Chief Executive Officer and a director of CONSOL since January 1998. He also served as President of the Corporation from January 1998 until February 23, 2011. With more than 35 years of natural resources industry experience, Mr. Harvey is especially qualified to understand the risks and leadership challenges facing a diversified energy company like CONSOL. Mr. Harvey also brings substantial corporate governance expertise to the CONSOL Board, which he has acquired through his years of service on multiple public company boards.

With the combined depth of experiences of Messrs. Harvey and DeIuliis at the helms of our Board and the Corporation, our leadership structure promotes decisive, thoughtful and well-reasoned leadership at a time when CONSOL is and has engaged in a series of significant transactions including, without limitation, the sale of five coal mines to Murray Energy Corporation for $3.5 billion in December 2013 (the “Murray Transaction”); the acquisition of 100,000 Marcellus Shale acres; through our joint venture arrangement with Noble Energy, the successful launch of CONE Midstream Partners LP, a Master Limited Partnership (“MLP”) in 2014 which will own, operate, develop and acquire natural gas gathering and other midstream energy assets to service rapidly growing production in the Marcellus Shale in Pennsylvania and West Virginia; plans to pursue the initial public offerings of a thermal coal MLP and metallurgical coal subsidiary2; and on-going sales of non-strategic assets. Our Board’s and Corporation’s leadership structure ensures clear accountability and enhances the Corporation’s ability to communicate a clear and consistent message and strategy to shareholders, employees, customers and suppliers.

The Board also has determined that it is appropriate and necessary to have a Lead Independent Director, defined as an independent director who has served for at least one year with the Corporation. CONSOL’s corporate governance guidelines state that the Lead Independent Director has the following duties and authority:

•	To act as a liaison between the Chairman and the independent directors;

•	To preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;

•

To review and approve with the Chairman the schedule of meetings, meeting agendas and types of information to be provided for each Board meeting and to review with the Chairman whether there are particular risks which the Board should focus upon at such meetings;

•	To direct the Chief Executive Officer or Corporate Secretary to call a special meeting of the independent directors;

•	To consult directly with major stockholders, when requested and appropriate to do so; and

•	To perform such other duties as may from time to time be delegated to the Lead Independent Director by the Board.

The director appointed as Lead Independent Director will be appointed on an annual basis by at least a majority of the remaining directors. The Board appointed Mr. Baxter to this position in June 2010 and has re-appointed him each year thereafter. With Mr. Baxter’s service as a long-standing member of the CONSOL Board and as former chairman of the board of directors of CNX Gas, the Board determined that he was ideally suited for the position of Lead Independent Director.

Our Board is composed of more than a majority of independent directors. In addition, as indicated below, each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, described below in “Committees of the Board of Directors,” is composed entirely of independent directors, including the chairperson of each respective committee. We believe that the number of independent directors that comprise our Board, along with the independent oversight of the Board provided by our Lead Independent Director, benefits the Corporation and our shareholders.

[2]	Registration statements relating to the securities of the thermal coal MLP and the metallurgical coal subsidiary that would be sold in the offerings have not been filed with the Securities and Exchange Commission or become effective. This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities.

Board’s Role in Risk Management

Our management team is responsible for the management and assessment of risk at the Corporation and communicating those risks to our Board. Through regular presentations to the Board and the appropriate committees (as determined by the subject matter of the particular risk), management identifies and discusses the risks affecting the Corporation and our business. In 2014, our management team performed a comprehensive risk analysis that included a review of the material risks that could affect the Corporation and communicated the results of the analysis to the full Board.

Under our Corporate Governance Guidelines, the Board is charged with assessing major risks facing the Corporation and reviewing options for their mitigation with the assistance of the various committees. Even when a risk has been delegated to a particular committee, the Board as a whole continues to monitor such risk through its receipt and review of reports provided by the respective committee chairpersons at each regularly-scheduled Board meeting.

The Audit Committee assists the Board in its general oversight of, among other things, the Corporation’s policies, guidelines and related practices regarding risk assessment and risk management, including the risk of fraud. As part of this endeavor, the Audit Committee reviews and assesses the Corporation’s major financial, legal, regulatory, environmental and similar risk exposures and the steps that management has taken to monitor and control such exposures. The Audit Committee also reviews and assesses the quality and integrity of our public reporting, compliance with legal and regulatory requirements, the performance and independence of our independent auditors, the performance of our internal audit department, the effectiveness of disclosure controls and procedures, and the adequacy and effectiveness of our risk management policies and related practices.

Our Finance Committee monitors and evaluates risks affecting the Corporation, specifically through its review of the Corporation’s financial plans, strategic plans, debt and investments, as well as ensuring the Corporation’s compliance with debt covenants.

Our Health, Safety and Environmental Committee addresses various risks associated with health, safety and the environment and reviews (i) any material compliance issues with health, safety and environmental laws, (ii) any material pending or threatened administrative, regulatory or judicial proceedings regarding health, safety or environmental matters, and (iii) management’s response to the foregoing legal matters.

Our Nominating and Corporate Governance Committee addresses risks associated with our management structure by reviewing, among other matters, the qualifications and backgrounds of our directors on an annual basis to ensure that our Board is composed of capable individuals who provide appropriate oversight and insight to our executive management team in light of the Corporation’s business.

Finally, our Compensation Committee reviews and comments on our succession planning and assesses whether our compensation policies and practices incentivize excessive risk-taking. See “Compensation Policies and Practices As They Relate To CONSOL’s Risk Management” on page 47 for a discussion of the Compensation Committee’s findings and conclusions with respect to the Corporation’s compensation policies and practices.

Committees of the Board of Directors

Our Board has five standing committees: Audit, Compensation, Nominating and Corporate Governance, Finance and Health, Safety and Environmental. Actions taken by our committees are reported to the full Board. In January 2015, the Board determined that all members of each of the Audit, Compensation and Nominating and Corporate Governance Committees are independent under the current listing standards of the New York Stock Exchange (“NYSE”) and other applicable regulatory requirements. See “Determination of Director Independence” on page 27 for additional information regarding the Board’s independence determinations with respect to its members.

Audit Committee

Our Audit Committee, which currently consists of three directors, provides assistance to our Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, financial reporting, internal control and compliance functions of the Corporation and its subsidiaries. Our Audit Committee employs an independent registered public accounting firm to audit the financial statements of CONSOL and its subsidiaries and perform other assigned duties. Further, our Audit Committee provides general oversight with respect to the accounting principles employed in financial reporting and the adequacy of CONSOL’s internal controls. In discharging its responsibilities, our Audit Committee may rely on the reports, findings and representations of the Corporation’s auditors, legal counsel, and responsible officers. Our Board has determined that all members of the Audit Committee are financially literate within the meaning of SEC rules and under the current listing standards of the NYSE. Our Board has also determined that Messrs. Gupta, Mills and Baxter each qualify as an “audit committee financial expert.” A copy of the audit committee’s report for the 2014 fiscal year is set forth in this Proxy Statement.

Compensation Committee

Our Compensation Committee, which currently consists of six directors, establishes executive compensation policies consistent with the Corporation’s objectives and shareholder interests. Our Compensation Committee also reviews the performance of our executive officers and establishes, adjusts and awards compensation, including incentive-based compensation, as more fully discussed below. In addition, our Compensation Committee generally is responsible for:

•	establishing and periodically reviewing our executive compensation philosophy and the adequacy of compensation plans and programs for our directors, executive officers and certain other employees;

•

overseeing our compensation plans, including the establishment of performance goals under the Corporation’s incentive compensation arrangements, and reviewing performance against those goals in determining incentive award payouts;

•	reviewing and monitoring our management development and succession plans and activities;

•	overseeing our executive employment contracts, special executive retirement benefits, executive severance, executive change in control arrangements and/or similar plans;

•	reviewing and recommending to our Board the compensation of our non-employee directors for their service as directors on our Board; and

•	overseeing the outside compensation consultant engaged by the Compensation Committee.

Our Compensation Committee’s charter generally permits it to delegate its authority, duties and responsibilities or functions to one or more members of the Compensation Committee or to the Corporation’s officers, except where otherwise prohibited by law or applicable listing standards. The terms of our Equity Incentive Plan (the “Plan”) also permit our Compensation Committee to delegate its power and authority under the Plan to our officers. In January 2014, the Compensation Committee authorized our Chief Executive Officer to grant up to 650,000 shares of our common stock (in the form of equity incentive awards) to our non-executive employees in compliance with the terms and conditions of such delegation, the Plan and applicable laws and regulations.

Our Compensation Committee periodically reviews the compensation paid to our non-employee directors and the principles upon which their compensation is determined. The Compensation Committee also periodically reports to the Board on how our non-employee director compensation practices compare with those of other similarly situated public corporations and, if the Compensation Committee deems it appropriate, recommends changes to our director compensation practices to our Board for approval.

In October 2013, the Compensation Committee retained Towers Watson to assist it with its evaluation of our compensation programs for executive officers and directors. The scope of the consultant’s work for the Compensation Committee included, among other matters:

•	the development and review of a relevant peer group of companies;

•	the benchmarking of components of our compensation programs with those of our peer group;

•	assisting our Compensation Committee with the development of performance goals underlying the short- and long-term incentive programs; and

•	assessing the overall competitiveness of our executive compensation program.

Before retaining Towers Watson, the Compensation Committee considered the factors set forth in the NYSE rules regarding the independence of advisors from management and other relevant factors. After such review, the Committee determined that no conflict of interest arose out of the retention of the Towers Watson consulting team. Towers Watson did not provide any services to the Corporation in 2014, other than to the Compensation Committee.

For additional information regarding the Compensation Committee’s processes and procedures for reviewing and determining executive officer compensation, see “Compensation Discussion and Analysis” on page 30.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, which currently consists of four directors, monitors our corporate governance system, assesses Board membership needs, makes recommendations to the Board regarding potential director candidates for election at annual meetings of shareholders or in the event of any director vacancy, and performs any other functions or duties deemed appropriate by the Board. Each of the director nominees was recommended by our Nominating and Corporate Governance Committee to our Board for nomination for election at the Annual Meeting.

In making director recommendations, the Nominating and Corporate Governance Committee will consider for nomination candidates whose names are submitted by shareholders. In 2014, Mr. Lanham and Mr. Thorndike were recommended for election to our Board by one of our shareholders. After the Board and management conducted interviews with them, considered their qualifications to serve on the Board, and completed thorough conflicts and background checks, the Nominating and Corporate Governance Committee recommended their election to the Board. The Board elected Messrs. Lanham and Thorndike to the Board on October 2, 2014.

Shareholders wishing to submit names of candidates for election as directors should submit the names of candidates to the Corporate Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317. See “Additional Matters” on page 91 for more information on making director nominations. In assessing the Board’s membership needs, the Nominating and Corporate Governance Committee generally seeks to maintain a Board that is comprised of individuals who are competent in the following areas:

•	general industry knowledge;

•	accounting and finance;

•	ability to make sound business decisions;

•	management;

•	leadership;

•	knowledge of international markets;

•	business strategy;

•	crisis management;

•	corporate governance; and

•	risk management.

Nominees and directors must have or have had experience in positions with a high degree of responsibility and leadership experience in companies or institutions with which they are or have been affiliated. Nominees and directors are selected based upon contributions that they can make to CONSOL. The Nominating and Corporate Governance Committee’s process for identifying and evaluating director nominees is as follows:

•	determine what types of backgrounds, skills, and attributes of Board members are needed to help strengthen and balance the Board, taking into account the competencies described above;

•	at appropriate times, actively seek individuals qualified to become new members of the Board; and

•	evaluate and recommend to our Board the slate of director nominees to be elected by the shareholders at CONSOL’s next annual meeting of shareholders.

CONSOL does not maintain a separate policy regarding the diversity of its Board members. However, consistent with its charter, the Nominating and Corporate Governance Committee, and ultimately the Board, seeks director nominees with diverse personal and professional backgrounds, experience and perspectives that, when combined, provide a diverse portfolio of experience and knowledge that will well serve the Corporation’s governance and strategic needs.

On December 9, 2014, upon recommendation of the Nominating and Corporate Governance Committee, the Board amended the Bylaws to include an exclusive forum provision providing that, unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine, shall be a state court located within the State of Delaware.

The Board adopted this provision to serve the Corporation’s best interests and benefit shareholders by minimizing the expense of litigation in multiple jurisdictions and directing claims to courts that have expertise in Delaware corporate law. The Corporation’s exclusive forum selection provision seeks to address the issues that arise when plaintiffs or their lawyers forum-shop, such as the growing trend of companies facing the filing of duplicative lawsuits in multiple jurisdictions. In this regard, the provision may allow the Corporation and our shareholders to avoid costly and duplicative litigation and the risk of inconsistent outcomes when multiple similar cases proceed in different courts. CONSOL is incorporated in the State of Delaware. Delaware courts, and in particular, the Delaware Court of Chancery, are widely regarded as having significant expertise in corporate law issues. Thus, the Board believes that selecting an exclusive forum for certain types of disputes is in the best interests of CONSOL and our shareholders.

Furthermore, the Board narrowly tailored the forum selection provision to apply only to certain suits. As a result, the provision does not affect the ability of shareholders to bring many other types of lawsuits. The Board also retains the ability to consent to an alternative forum on a case-by-case basis.

Finance Committee

Our Finance Committee, which currently consists of six directors, monitors and provides advice and counsel to our Board and management regarding our asset mix, potential mergers and acquisitions, capital structure and policies, financial position and policies, financing activities, compliance with debt covenants, dividend policies and material investments and contracts.

Health, Safety and Environmental Committee

Our Health, Safety and Environmental Committee, which currently consists of six directors, provides oversight of the Corporation’s policies and management systems with respect to health, safety and environmental matters. Our Health, Safety and Environmental Committee generally is responsible for:

•	overseeing management’s monitoring and enforcement of the Corporation’s policies to protect the health and safety of employees, contractors, customers, the public and the environment;

•

reviewing with management the quality of the Corporation’s procedures for identifying, assessing, monitoring and managing the principal risks facing our business associated with health, safety and environmental protection and reporting the Committee’s findings to the Board, as deemed necessary or appropriate;

•

reviewing the Corporation’s strategy, including objectives and policies, relative to the protection of the safety and health of employees, contractors, customers and the public, and environmental protection;

•

reviewing (i) any material compliance issues with health, safety and environmental laws, (ii) any material pending or threatened administrative, regulatory or judicial proceedings regarding health, safety or environmental matters, and (iii) management’s response to the foregoing matters; and

•

reviewing any significant health, safety and environmental public policy and legislative, political and social issues and trends that may materially affect the business operations, financial performance or public image of the Corporation or the industry, and management’s response to such matters.

Corporate Governance Web Page and Available Documents

We maintain a corporate governance page on our website at www.consolenergy.com. The following documents are currently included on the corporate governance page of our website:

•	Amended and Restated Bylaws;

•	CONSOL Corporate Governance Guidelines;

•	CONSOL Code of Director Business Conduct and Ethics;

•	CONSOL Code of Employee Business Conduct and Ethics, which covers all employees of CONSOL, including executive employees;

•	Charters of the Audit, Nominating and Corporate Governance, Compensation, Finance and Health, Safety and Environmental Committees;

•	Internal Audit Charter;

•	Related Party Policy; and

•	Corporate Responsibility Report.

We also will provide a printed copy of any of these documents free of charge upon request to shareholders who contact the Investor Relations department in writing at CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, Pennsylvania 15317. These documents address important principles and corporate governance processes, including a retirement age policy that generally provides that no member of the Board who has attained the age of 75 shall be nominated for re-election or re-appointment to the Board at the next Annual Meeting of Shareholders.

Membership and Meetings of the Board of Directors and its Committees

In 2014, all of the incumbent directors attended no fewer than 97% of the aggregate of:

•	the total number of meetings held by our Board (during the period for which he or she was a director); and

•	the total number of meetings held by all Board committees on which he or she served (during the period for which he or she served).

Current committee membership and the number of meetings held during 2014 are shown in the following table:

	Board of Directors	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Finance Committee	Health, Safety and Environmental Committee
J. Brett Harvey	Chair	-	-	-	-	-
Philip W. Baxter	Lead Indep. Dir.	Member	Member	Member	-	-
James E. Altmeyer, Sr.	Member	-	-	-	Member	Chair
Alvin R. Carpenter	Member	-	Chair	-	Member	-
Nicholas J. DeIuliis	Member	-	-	-	-	-
William E. Davis	Member	-	-	Chair	-	Member
Raj K. Gupta	Member	Chair	-	-	-	Member
David C. Hardesty, Jr.	Member	-	-	-	Member	Member
Maureen E. Lally-Green	Member	-	-	Member	-	Member
Gregory A Lanham(2)	Member	-	Member	-	-	Member
John T. Mills	Member	Member	Member	-	-	-
William P. Powell	Member	-	-	Member	Member	-
William N. Thorndike, Jr.(2)	Member	-	Member	-	Member	-
Joseph T. Williams	Member	-	Member	-	Chair	-
No. of 2014 Meetings	8(1)	10	6	4	5	4

(1)	Of the 8 Board meetings, 5 were “Regularly Scheduled Meetings” and 3 were “Special Meetings.”

(2)	Mr. Lanham and Mr. Thorndike joined the Board on October 2, 2014.

During 2014, the non-management directors held 7 executive sessions of the Board. The presiding director for the executive sessions was Mr. Baxter, our Lead Independent Director.

Communication with the Board of Directors

Shareholders and other interested persons who wish to communicate with the Board may do so by writing to the Board at Corporate Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317, or by sending an e-mail to directors@consolenergy.com. The Corporate Secretary will relay all such communications to the Board in their entirety or to individual directors (as appropriate) at the next regularly scheduled Board meeting (or earlier as necessary) except for spam, junk mail, mass mailings, solicitations, resumes, job inquiries or other matters unrelated to the Corporation. Communications that are intended specifically for the Chairman or the independent directors should be sent to the street address or e-mail address noted above, to the attention of the Chairman or the independent directors, as intended. Information concerning how to communicate with the Board is also included on CONSOL’s website at www.consolenergy.com.

DIRECTOR COMPENSATION TABLE – 2014

The following table sets forth the compensation of our directors for the 2014 fiscal year:

Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)		Option Awards(3)	All Other Compensation(4)	Total
James E. Altmeyer, Sr.	$130,000	$150,000		-	-	$280,000
Philip W. Baxter	$157,500	$150,000		-	-	$307,500
Alvin R. Carpenter	$140,000	$150,000		-	-	$290,000
William E. Davis	$130,000	$150,000	(5)	-	-	$280,000
Raj K. Gupta	$150,000	$150,000		-	-	$300,000
David C. Hardesty, Jr.	$120,000	$150,000	(5)	-	-	$270,000
Maureen E. Lally-Green	$120,000	$150,000	(5)	-	-	$270,000
Gregory A. Lanham	$29,783	$87,500	(6)	-	-	$117,283
John T. Mills	$127,500	$150,000	(5)	-	-	$277,500
William P. Powell	$120,000	$150,000	(5)	-	-	$270,000
William N. Thorndike, Jr.	$29,783	$87,500	(6)	-	-	$117,283
Joseph T. Williams	$130,000	$150,000		-	-	$280,000

(1)	Messrs. Harvey and DeIuliis are members of the Board of Directors of CONSOL. During 2014, Messrs. Harvey and DeIuliis served as executive officers of CONSOL, and as a result their compensation is reported in the Summary Compensation Table and other sections of this Proxy Statement. In 2014, they did not receive any additional compensation in connection with their service on our Board.

(2)	The values set forth in this column are based on the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). The grant date fair value is computed based upon the closing price of CONSOL’s stock on the date of grant. A discussion of the relevant assumptions made in the valuation of these awards is provided in Note 19 of the 2014 Annual Report. The values reflect the awards’ fair market value at the date of grant, and do not correspond to the actual value that will be recognized by the directors.

As of December 31, 2014, the number of RSUs held by our current non-employee directors was: (i) 3,434 for Messrs. Altmeyer, Carpenter, Gupta, Williams, Baxter, Davis, Hardesty, Mills, and Powell and Ms. Lally-Green and (ii) 2,381 for Messrs. Lanham and Thorndike. In addition, as of December 31, 2014: (i) Messrs. Hardesty and Powell each had 20,535 deferred RSUs; (ii) Mr. Williams had 3,431 deferred RSUs; (iii) Mr. Gupta had 2,304 deferred RSUs; (iv) Mr. Mills had 17,354 deferred RSUs; (v) Mr. Davis had 16,077 deferred RSUs; (vi) Ms. Lally-Green had 3,305 deferred RSUs; (vii) Mr. Lanham had 1,828 deferred stock units; (viii) Mr. Thorndike had 1,808 deferred stock units and (ix) Mr. Gupta had 2,453 deferred stock units outstanding.

(3)	No option awards were granted to directors in 2014. As of December 31, 2014, the number of shares underlying option awards held by our non-employee directors was: (i) 4,962 for Mr. Davis; (ii) 7,962 for Mr. Powell; (iii) 988 for Mr. Hardesty; (iv) 2,962 for each of Mr. Williams, Mr. Gupta, and Mr. Mills and (v) 3,643 for Mr. Altmeyer.

(4)	The non-employee directors are permitted to use a de minimis number of tickets purchased by CONSOL to attend sporting or other events when such tickets are not otherwise being used for business purposes. In connection with the initial public offering of CONE Midstream Partners, LP (CNNX) common units in September 2014, the current directors and a limited group of officers and employees of the Corporation were offered the opportunity to purchase CNNX units through a Directed Unit Program (the “DUP”). There were no incremental costs to the Corporation associated with the DUP.

(5)	Each of Messrs. Davis, Hardesty, Mills, Powell and Ms. Lally-Green elected to defer until termination of service, 100% of their RSU award granted on May 7, 2014 (or 3,420 RSUs). Upon termination of service, all of the shares underlying these RSU awards will be delivered in a one-time distribution.

(6)	Upon their appointment to the Board on October 2, 2014, Mr. Lanham elected to defer 100% of his prorated RSU award for five years and Mr. Thorndike elected to defer 100% of his prorated RSU award until the termination of his service. Both Messrs. Lanham and Thorndike will receive all of the shares underlying these deferred RSU awards in a one-time lump sum distribution.

UNDERSTANDING OUR DIRECTOR COMPENSATION TABLE

We generally use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board. Each of our non-employee directors is entitled to receive annual fees for their service, any portion of which may be deferred at such director’s election. In lieu of all or any portion of the annual retainer otherwise payable to our non-employee directors, directors may elect to receive deferred stock units, which carry dividend equivalent rights. We also reimburse directors for customary travel and related expenses for their attendance at Board or committee meetings. A description of the fees and awards paid to our non-employee directors is set forth in greater detail below.

CONSOL Non-Employee Director Annual Fees and Awards

Our non-employee director compensation program is set forth in the following table:

Element of Annual Compensation	Dollar Value of Board Compensation (January 1, 2014 - December 31, 2014)
Board Retainer	$120,000
Committee Chair Retainer (excluding Audit Committee and Compensation Committee Chair Retainer)	$10,000
Audit Committee Chair Retainer	$30,000
Compensation Committee Chair Retainer	$20,000
Audit Committee Member Retainer (excluding Audit Committee Chair Retainer)	$7,500
Lead Independent Director Retainer	$30,000
Annual Equity Award (RSUs)	$150,000

The compensation structure adopted by our Board was the result of a competitive assessment of board compensation provided to the Compensation Committee by its compensation consultants in December 2013.

CONSOL Non-Employee Director Stock Options

Prior to October 2006, our non-employee directors received nonqualified stock options to acquire shares of the Corporation’s common stock. All of these options have fully vested. Subject to the provisions of the particular nonqualified stock option agreement and the Plan, the holders of these options may exercise all or any part of their options at any time prior to the tenth anniversary of the grant date, which is the expiration date. If a director’s service is terminated for cause, all options held by such director, if any, will be forfeited as of the termination date.

CONSOL Non-Employee Director RSUs

Each RSU represents the right to receive one share of common stock following the vesting date of that unit. Non-employee director RSU awards vest in full one year from the grant date. A director is not entitled to shareholder rights, including voting rights and/or dividend rights with respect to the shares underlying a RSU award, until such shares become vested and are issued to the director. Should a regular cash dividend be declared on the Corporation’s common stock at a time before the shares subject to a RSU award become vested and are issued, then the holder of the RSU will be entitled to dividend equivalent rights equal to the cash dividend declared on the shares. Dividend equivalent rights are converted into shares underlying the RSUs in accordance with a pre-established formula. The additional shares resulting from this calculation will be subject to the same terms and conditions as the unissued shares of common stock to which they relate under the award.

The non-employee director RSU award agreements provide that in the event of death or disability or upon the completion of a “change in control” (as defined in our Plan), all shares subject to such award will vest automatically and be delivered to the director immediately, or as soon as administratively practical thereafter (but in no event later than the 15th day of the third month following that date). If a director’s service is terminated for “cause” (as defined in our Plan) or ceases to provide services to the Corporation for any reason other than death, disability or in connection with a change in control, such director’s award will be cancelled with respect to any unvested shares, and the number of RSUs will be reduced accordingly. The director will then cease to have any rights or entitlements to receive any shares of common stock under those cancelled units.

As a condition to a director’s right to receive shares subject to a RSU award, the director must agree to abide by the terms and conditions of the proprietary information covenant included in the award agreement and must return any materials belonging to the Corporation upon termination of service on the Board. See “Equity Incentive Plan Definitions” on page 74 for definitions under our Plan.

CONSOL Non-Employee Directors Deferred Fee Plan (adopted 2004)

The CONSOL Directors Deferred Fee Plan was adopted on July 20, 2004 to allow non-employee directors of the Corporation to defer payment of all or any portion of their annual cash Board retainer and director meeting fees. Participation in the plan is at the election of the particular director. Upon the Corporation’s receipt of a deferral agreement from a director, an account is established by the Corporation on behalf of such director and is credited with all fees selected by the participating director. Prior to February 21, 2006, the account of each participant in the Directors Deferred Fee Plan was credited, on a quarterly basis, with interest based on the interest rate in effect on the last day of the applicable quarter. On February 21, 2006, our Board approved an amendment to the CONSOL Directors Deferred Fee Plan, which provides that a participant’s account will be adjusted by an amount equal to the amount that would have been earned (or lost) if amounts deferred under the plan had instead been invested in hypothetical investments designated by the participant based on a list of hypothetical investments provided by the plan administrator from time to time or, in the event that a participant fails to designate such hypothetical investments, the participant’s account shall earn interest as provided in the plan. Earnings are credited to the participant’s account on a quarterly basis. The amount payable to a director participant will be paid in cash as soon as administratively practicable after the earlier of: (i) the director’s termination of service as a director or (ii) the date selected by such director, which date must be at least two years after the end of the plan year for which fees are deferred. The CONSOL Directors Deferred Fee Plan is an unfunded and unsecured liability of the Corporation and benefits will be paid from our general assets. Accordingly, participants are general unsecured creditors of the Corporation with respect to any benefits to be received by them under the plan. At this time, Messrs. Gupta and Williams are the only participants in the Directors Deferred Fee Plan.

CONSOL Non-Employee Director Deferred Stock Units

Under the terms of our Plan, non-employee directors may elect to receive deferred stock units in lieu of all or any portion of their retainer fees otherwise payable to such director in cash, or to defer receipt of shares to be paid to them in the form of deferred stock units. The deferred stock units have dividend equivalent rights. Deferred stock units that have vested are paid following the earlier of: (i) the director’s separation from service or (ii) the date selected by the director on his or her payment date election form previously filed with the Corporation. Upon a change in control, unvested deferred stock units will accelerate and vest.

A director is not entitled to shareholder rights, including voting rights and actual dividends, with respect to the shares subject to an award until the director becomes the record holder of the shares following their actual issuance. Should a regular cash dividend be declared on the Corporation’s common stock at a time when the director holds deferred stock units, he or she will be entitled to dividend equivalent rights equal to the cash dividends declared on the shares. Dividend equivalent rights are converted into additional deferred stock units based on a pre-established formula. The additional deferred stock units resulting from this calculation will be subject to the same terms and conditions as the deferred stock units subject to the award.

If a director ceases to be a director on account of death, disability or retirement at normal retirement age for directors, all unvested deferred stock units granted to such director will automatically vest and become non-forfeitable. If the director’s service is terminated for “cause” or ceases to provide services for any reason other than death, disability or retirement at a normal age, all unvested deferred stock units and any rights to the underlying shares will be immediately forfeited for no consideration. In addition, in the event of a termination for “cause” (as defined in our Plan) or a breach of the proprietary information covenant contained in the deferred stock unit agreement, the director will also forfeit all of his or her right, title and interest in and to any shares that have vested under his or her award. See “Equity Incentive Plan Definitions” on page 74 for definitions of cause and disability under our Plan. Deferred stock units are structured to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). At this time, Messrs. Lanham and Thorndike are the only non-employee directors who have elected to receive deferred stock units in lieu of their retainer fees.

CONSOL Stock Ownership Guidelines for Directors

Our Board has adopted stock ownership guidelines for our directors to further align their interests with those of our shareholders and to ensure that they maintain an appropriate financial stake in CONSOL. The stock ownership guidelines provide, among other things, that our directors hold CONSOL common stock (not including shares issuable upon the exercise of options) with a value equal to three times the annual Board cash retainer on or before the fifth anniversary of becoming a Board member. As of February 27, 2015, each Board member was in compliance with our stock ownership guidelines or is expected to be within the five-year period.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of the Corporation’s common stock by:

•	beneficial owners of more than five percent of CONSOL’s common stock based upon information filed with the SEC; and

•	each director and each nominee for director, each named executive and all directors and executive officers of the Corporation as a group, as of March 12, 2015.

Amounts shown below include options that are currently exercisable or that may become exercisable within 60 days of March 12, 2015 (i.e., May 11, 2015) and the shares underlying deferred stock units and the shares underlying RSUs that will be settled before May 11, 2015. Unless otherwise indicated, the named person has the sole voting and dispositive powers with respect to the shares of CONSOL common stock set forth opposite such person’s name.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Southeastern Asset Management, Inc.(2) 6410 Poplar Ave., Suite 900 Memphis, TN 38119	32,758,559	14.2%
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street Baltimore, MD 21202	24,179,493	10.5%
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10022	19,047,146	8.3%
The Vanguard Group, Inc.(5) 100 Vanguard Boulevard Malvern, PA 19355	17,636,663	7.6%
Greenlight Capital, Inc.(6) 140 East 45th Street, 24th Floor New York, NY 10017	13,256,028	5.8%
Capital World Investors(7) 333 South Hope Street Los Angeles, CA 90071	12,335,000	5.3%
State Street Corporation(8) One Lincoln Street Boston, MA 02111	11,755,211	5.1%
J. Brett Harvey(9)(10)	2,200,599	*
Nicholas J. DeIuliis(9)(11)	643,807	*
Stephen W. Johnson(9)	213,133	*
James E. Altmeyer, Sr.(9)(13)	42,192	*
William E. Davis(9)	34,226	*
Raj K. Gupta(9)(12)	47,685	*
John T. Mills(9)	44,396	*
William P. Powell(9)	37,269	*
Alvin R. Carpenter	40,035	*
James C. Grech(9)	34,801	*
Philip W. Baxter	30,316	*
David C. Hardesty, Jr(9)	27,160	*
David M. Khani(9)	23,285	*
Gregory A. Lanham(14)	-	*
William N. Thorndike, Jr.(14)	-	*
Timothy C. Dugan	6,466	*
Joseph T. Williams(9)	40,366	*
Maureen E. Lally-Green	8,045	*
All directors and current executive officers as a group	3,552,585	1.6%

*	Indicates less than one percent (1%) ownership.

(1)	As of March 12, 2015, there were 228,652,199 shares of CONSOL common stock outstanding.

(2)	Based on a Schedule 13G/A filed by Southeastern Asset Management, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, on February 10, 2015. Southeastern Asset Management, Inc. is deemed to be the beneficial owner of and has sole voting power with respect to 12,727,518 shares, shared or no voting power with respect to 20,031,041 shares, sole dispositive power with respect to 15,392,006 shares and shared voting and dispositive power with respect to 17,366,553 shares. The Schedule 13G/A indicates that Longleaf Partners Fund, an investment company registered under Section 8 of the Investment Company Act, shares voting and dispositive power with Southeastern Asset Management, Inc. with respect to 11,692,000 shares.

(3)	Based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc., an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, on February 13, 2015. T. Rowe Price Associates, Inc. is deemed to be the beneficial owner of and have sole dispositive power with respect to 24,160,393 shares and sole voting power with respect to 6,845,343 shares. T. Rowe Price Associates, Inc. has advised the Corporation that (i) these securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. serves as an investment adviser with power to direct investments and/or sole power to vote the securities and (ii) for the purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)	Based on a Schedule 13G/A filed by BlackRock, Inc. on January 23, 2015, BlackRock, Inc., as a parent holding company for a number of investment management subsidiaries, is deemed to have sole voting power with respect to 17,116,651 shares and be the beneficial owner of and have dispositive power with respect to all 19,047,146 shares. The following subsidiaries of BlackRock, Inc. are investment advisors which hold shares of our common stock: BlackRock Japan Co. Ltd, BlackRock Advisors, LLC, BlackRock Advisors (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock Life Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Ltd, BlackRock Asset Management Ireland Limited, BlackRock International Limited, BlackRock Investment Management (UK) Limited, and BlackRock Asset Management North Asia Limited.

(5)	Based on a Schedule 13G/A filed by The Vanguard Group, Inc. on February 11, 2015. The Vanguard Group, Inc. is deemed to be the beneficial owner of and has sole voting power with respect to 393,588 shares, sole dispositive power with respect to 17,266,567 shares and shared dispositive power with respect to 370,096 shares.

(6)	Based on a Schedule 13G filed by Greenlight Capital, Inc. (“Greenlight Inc.”), DME Advisors, LP (“DME Advisors”), DME Capital Management, LP (“DME CM”), DME Advisors GP, LLC (“DME GP” and together with Greenlight Inc., DME Advisors and DME, CM, “Greenlight”), and David Einhorn, the principal of Greenlight, reporting ownership as of December 31, 2014. Greenlight Inc. is deemed to be the beneficial owner of an aggregate of 8,167,028 shares, DME Advisors is deemed the beneficial owner of an aggregate of 1,789,400 shares, DME CM is deemed the beneficial owner of an aggregate of 3,167,400 shares, DME GP is deemed the beneficial owner of an aggregate of 4,956,800 shares, and Mr. Einhorn is deemed the beneficial owner of an aggregate of 13,256,028 shares.

(7)	Based on a Schedule 13G/A filed by Capital World Investors with the SEC on February 13, 2015. Capital World Investors is deemed to have sole dispositive power and sole voting power with respect to 12,335,000 shares.

(8)	Based on a Schedule 13G filed by State Street Corporation on February 12, 2015. State Street Corporation is deemed to be the beneficial owner of and has shared voting power and shared dispositive power with respect to 11,755,211 shares.

(9)	Includes shares issuable pursuant to options that are currently exercisable (or may become exercisable on or before May 11, 2015) as follows: Mr. Harvey, 1,104,233; Mr. DeIuliis, 322,763; Mr. Johnson, 125,759; Mr. Khani, 7,487; Mr. Grech, 22,062; Mr. Altmeyer, 1,975; Mr. Davis, 2,962; Mr. Powell, 2,962; Mr. Gupta, 2,962; Mr. Williams, 2,962; Mr. Mills, 2,962; and Mr. Hardesty, 988.

(10)	Includes 243,386 shares of common stock held in Grantor Retained Annuity Trusts. Also includes 2,000 shares of common stock held in Mr. Harvey’s wife’s Amended and Restated Revocable Trust, dated December 17, 2007, for which Mr. and Mrs. Harvey serve as trustees, and 38,514 shares of common stock held in trusts for his children, for which the co-trustees include Mrs. Harvey and the children of Mr. and Mrs. Harvey for their respective trusts.

(11)	Includes 94,002 shares of common stock held in Grantor Retained Annuity Trusts and 601 shares held in trusts for his children.

(12)	Includes 2,456 deferred stock units held by Mr. Gupta.

(13)	Includes 1,600 shares of common stock held in a trust established for the benefit of Mr. Altmeyer’s spouse. Mr. Altmeyer disclaims beneficial ownership of such shares, and the inclusion of such shares shall not be an admission that the reporting person is the beneficial owner for purposes of Section 16 under the Exchange Act. Also includes 21,683 shares of common stock held in a trust established for the benefit of Mr. Altmeyer.

(14)	Messrs. Lanham and Thorndike, joined the Board in October 2014 and currently have 2,381 RSUs each and 1,828 and 1,808 deferred stock units, respectively, which vest in October and November 2015. Accordingly, these awards were not referenced in the table.

Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course. Shares shown in the table for the directors and executive officers may be subject to this type of security interest.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and persons who beneficially own more than ten percent of a class of the Corporation’s registered equity securities to file with the SEC and deliver to the Corporation initial reports of ownership and reports of changes in ownership of such registered equity securities. To our knowledge, based solely upon a review of Section 16 filings with the SEC, written representations that no other reports were required, and on CONSOL’s records, we believe that during 2014, the Corporation’s executive officers, directors and greater than ten percent shareholders complied with all applicable Section 16(a) filing requirements except for the late filing of a Form 4 by Mr. DeIuliis regarding the purchase of 40 shares as a result of the inadvertent reinvestment of a cash dividend by the administrator of his grantor retained annuity trust account on August  23, 2013.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The eleven nominees for election as directors for 2015 are identified below. Each director who is elected will hold office until the next annual meeting and until the director’s successor is elected and qualified. All nominees are current members of the Board. If any nominee should for any reason become unable to serve, all shares represented by valid proxies will be voted for the election of such other person as the Board may designate as recommended by the Nominating and Corporate Governance Committee. Alternatively, the Board may reduce the number of directors to eliminate the vacancy.

Biographies of Nominees

The following biographies include information concerning the nominees for director, including their recent employment, positions with CONSOL, other directorships, board committee memberships and ages as of March 12, 2015.

J. BRETT HARVEY

Age: 64 Director Since: 1998 Occupation: Chairman

Background: J. Brett Harvey is our Chairman of the Board, a position he was appointed to on June 29, 2010. He served as CONSOL’s Executive Chairman from May 2014 through January 2015, Chief Executive Officer from January 1998 until May 2014, and as our President from January 1998 through February 2011. He has also been a director of CONSOL since January 1998. Mr. Harvey was also a director of CNX Gas, our wholly-owned subsidiary, from June 2005 until May 2014 and served as chairman of the CNX Gas Board from January 2009 to May 2014. He also served as chief executive officer of CNX Gas from January 2009 until May 2014. He is a member of the board of directors of Barrick Gold Corporation, the world’s largest gold producer (“Barrick”), where he serves on the compensation committee. He was elected lead director of Barrick in December 2013. Mr. Harvey is also a member of the board of directors of Allegheny Technologies Incorporated (“ATI”), a specialty metals producer, and serves on its nominating and corporate governance committee and personnel and compensation committee. He is a member of the National Executive Board of the Boy Scouts of America and a director and past chairman of the Laurel Highlands Council of the Boy Scouts.

Qualifications: As our Chairman and former Chief Executive Officer, Mr. Harvey provides our Board with insight into the Corporation’s business and the challenges and material risks it faces. Mr. Harvey has more than 35 years of natural resources industry experience and is especially qualified to understand the risks and leadership challenges facing a diversified energy company. Mr. Harvey also brings substantial corporate governance expertise to our Board, which he acquired through his years of service on multiple public company boards, including Barrick and ATI.

NICHOLAS J. DEIULIIS

Age: 46 Director Since: 2014 Occupation: President and Chief Executive Officer

Background: Nicholas J. DeIuliis has been our Chief Executive Officer since May 7, 2014 and our President since February 23, 2011. Mr. DeIuliis was Executive Vice President and Chief Operating Officer of CONSOL from January 16, 2009 until February 23, 2011. He previously served in various positions at CNX Gas Corporation, including President, Chief Executive Officer and Chief Operating Officer. He is currently Chairman of the Board of CNX Gas Corporation. Additionally, he has previously held the following positions at CONSOL: Senior Vice President – Strategic Planning (November 1, 2004 to August 2005); Vice President – Strategic Planning (April 1, 2002 until November 1, 2004); Director – Corporate Strategy (October 1, 2001 to April 1, 2002); Manager – Strategic Planning (January 1, 2001 to October 1, 2001); and Supervisor – Process Engineering (April 1, 1999 to January 1, 2001). Mr. DeIuliis is also a member of the board of directors of the U.S. Chamber of Commerce, the University of Pittsburgh Cancer Institute, the Center for Sustainable Shale Development and the Allegheny Conference on Community Development. He is a registered engineer in the Commonwealth of Pennsylvania and a member of the Pennsylvania Bar. He is also a member of the Industrial & Professional Advisory Council College of Engineering at The Pennsylvania State University, and the Pittsburgh Penguins Foundation.

Qualifications: As our current President and Chief Executive Officer, Mr. DeIuliis has a unique and in-depth understanding of our business with over 20 years of experience with CONSOL. He provides our Board with direct operational insight through his leadership in the development and execution of our strategic priorities, and his understanding of our business, challenges and the material risks facing the Corporation.

PHILIP W. BAXTER

Age: 66 Director Since: 1999 – 2005; and since 2009 Occupation: Lead Independent Director; Lead Independent Director and Former President of Stan Johnson Company	CONSOL Committees: • Audit • Compensation • Nominating and Corporate Governance

Background: Philip W. Baxter rejoined the CONSOL Board in January 2009. He is currently the Lead Independent Director and serves as a member of the Audit, Compensation and Nominating and Corporate Governance Committees. Mr. Baxter previously served as a director of CONSOL (as well as Chairman of its Audit Committee and a member of its Finance Committee) from August 1999 until August 2005. Mr. Baxter also served as a director of CNX Gas from June 30, 2005 until May 28, 2010 and was the chairman of its board of directors from June 2005 until January 2009. With respect to the CNX Gas Board, he served as a member of the audit committee and the finance committee. Since January 1, 2013, Mr. Baxter has been the lead independent director of Stan Johnson Company, a nationally recognized leader in commercial real estate brokerage specializing in single-tenant properties. Previously, Mr. Baxter served as the President of Stan Johnson Company from September 2002 until his retirement on December 31, 2012. He is also a member of the board of directors of Yorktown Financial Holdings, headquartered in Tulsa, Oklahoma, where he serves on its audit committee. Mr. Baxter served as Chief Financial Officer and Executive Vice President of the Tulsa-based energy conglomerate, Mapco Inc., until March 1998, when it merged with The Williams Company. During his 18-year career at Mapco, Mr. Baxter held a number of officer level positions including Chief Information Officer and Senior Vice President of Strategic Planning. Prior to his career at Mapco, he held a number of financial positions with Williams Energy Company, a subsidiary of The Williams Company.

Qualifications: Mr. Baxter brings over 40 years of business experience to our Board, including over 30 years of energy industry experience, accumulated principally in the areas of finance, strategic planning, mergers and acquisitions, technology, government affairs and human resources. Having served in various supervisory executive-level positions over the course of his career, Mr. Baxter has developed significant management and leadership skills and is well accustomed to interfacing with rating agencies, investors, analysts, auditors, outside advisors and governmental officials. He has also served as a member of our Board and the board of CNX Gas for 17 years, collectively, and has served on each of the Audit, Compensation, Finance and Nominating and Corporate Governance Committees of CONSOL.

ALVIN R. CARPENTER

Age: 73 Director Since: 2013 Occupation: Former Vice Chairman – CSX Corporation; Director of Stein Mart, Inc. and of Regency Centers Corporation	CONSOL Committees: • Compensation (Chair) • Finance

Background: Alvin R. Carpenter joined the CONSOL Board in June 2013. Mr. Carpenter currently serves as Chairman of the Compensation Committee and a member of the Finance Committee. He retired from CSX Corporation (“CSX”), a railroad company, in February 2001, where he had served as vice chairman from July 1999 until his retirement. From 1962 until February 2001, he held various positions with CSX, including President and Chief Executive Officer of CSX Transportation, Inc. from 1992 to 1999 and Executive Vice President-Sales and Marketing of CSX Transportation, Inc. from 1989 to 1992. Mr. Carpenter currently serves as a director of Stein Mart, Inc., a retail company, since 1996, where he currently serves as chairman of its compensation committee and as a member of the corporate governance committee; and as a director of Regency Centers Corporation, an owner and developer of dominant, grocery-anchored retail centers, since 1993, where he serves as a member of its audit, compensation and nominating and corporate governance committees. He served as a director of Lender Processing Services, Inc. from 2009 until it was sold to Fidelity National Financial, Inc. in January 2014, where he had served as its lead director, chairman of the corporate governance and nominating committee and as a member of the compensation committee. Additionally, he previously served on the boards of PSS World Medical, Inc., Barnett Bank, Inc., Nations Bank, American Heritage Life Insurance Company, Blue Cross & Blue Shield of Florida, One Valley Bancorp of West Virginia and Florida Rock Industries, Inc. He also chaired Governor Jeb Bush’s Commission on Workers’ Compensation Reform and served on Governor Bush’s Advisory Council on Base Realignment and Closure.

Qualifications: Mr. Carpenter brings over 50 years of business experience to our Board, including 40 years of experience in the railroad industry where he has served in a wide variety of operating, planning and sales and marketing positions. In addition to the business expertise he developed while employed in the railroad industry, Mr. Carpenter has developed significant expertise in the areas of corporate governance, compensation and audit matters through his service on various public company boards.

WILLIAM E. DAVIS

Age: 72 Director Since: 2004 Occupation: Former Chairman and Chief Executive Officer of Niagara Mohawk Power Corporation	CONSOL Committees: • Nominating and Corporate Governance (Chair) • Health, Safety and Environmental

Background: William E. Davis joined the CONSOL Board in January 2004. He currently serves as Chairman of the Nominating and Corporate Governance Committee and as a member of the Health, Safety and Environmental Committee. From November 2007 until December 2010, Mr. Davis was a director of AbitibiBowater Inc., which produced a broad range of forest products marketed around the world, and served on its governance, finance and audit committees. Mr. Davis was a director of Abitibi Consolidated Inc., which produced newsprint and commercial printing paper, from April 2003 to November 2007, and served on its audit and nominating and governance committees. Mr. Davis was also the chairman of the board of directors and Chief Executive Officer of Niagara Mohawk Power Corporation, an electricity and natural gas utility located in upstate New York, from May 1993 to

February 2002. Following the sale of Niagara Mohawk in February 2002, and until his retirement in April 2003, Mr. Davis served as chairman of National Grid USA and as an executive director of National Grid (UK), owner and operator of the electricity transmission network in England and Wales. He served as Chairman and Chief Executive Officer of the Metropolitan Development Foundation of Central New York until December 2008.

Qualifications: Having served as Chairman and Chief Executive Officer of Niagara Mohawk Power Corporation, a major investor owned gas and electric utility, for nine years, and as chairman of National Grid USA and executive director of National Grid (UK), Mr. Davis provides our Board with substantial insight into the energy industry. Mr. Davis also contributes significant knowledge with respect to corporate governance matters acquired through his years of multiple board service and a unique corporate governance insight having graduated from the National Association of Corporate Directors certification course.

DAVID C. HARDESTY, JR.

Age: 69 Director Since: 2005 Occupation: President Emeritus and Professor of Law West Virginia University	CONSOL Committees: • Finance • Health, Safety and Environmental

Background: David C. Hardesty, Jr. joined the CONSOL Board in October 2005. He currently serves as a member of the Finance and Health, Safety and Environmental Committees. Mr. Hardesty is President Emeritus and Professor of Law at West Virginia University (“WVU”). He was President of WVU from 1995 to 2007. While serving as President, he was also a member of the National Security Higher Education Advisory Board. In addition, Mr. Hardesty served as the permanent chair of WVU’s affiliated research corporation, teaching hospital and the hospital’s parent health care system of hospitals. He is a member of numerous professional and civic organizations. Prior to his career in academia, Mr. Hardesty was a partner in the law firm of Bowles Rice LLP in Charleston, West Virginia, where he practiced in the areas of state and local taxation, corporate banking and administrative law. He is currently of counsel at this law firm. Mr. Hardesty was a State Tax Commissioner during John D. Rockefeller IV’s first term as Governor of West Virginia (1977-1980). He also served as chairman of the National 4-H Council, a director and officer in the Big East Conference, a member of the Bowl Championship Series Presidential Oversight Committee and was a founding director of the Blanchettee Rockefeller Neurosciences Institute.

Qualifications: Mr. Hardesty brings more than 16 years of senior level executive experience to our Board, as well as insight into the political affairs of the State of West Virginia, where CONSOL has significant operations. Mr. Hardesty also offers a unique and invaluable perspective into corporate governance matters, having practiced as an attorney in the areas of corporate law, banking and administrative law and state and local taxation. Mr. Hardesty has developed significant leadership skills over the course of his career, having been president of a major higher education institution, an agency head in state government, a law professor, and chair of a large health care system. He has also been a member of numerous civic and charitable boards and commissions, including the National Security Higher Education Advisory Board.

MAUREEN E. LALLY-GREEN

Age: 65

Director Since:  2013

Occupation:  Former Judge on the Superior Court of
   Pennsylvania; Associate General Secretary
   and Director of the Office for Church
   Relations for the Diocese of Pittsburgh;
   Director of Federated Mutual Fund Complex

CONSOL Committees: • Nominating and Corporate Governance • Health, Safety and Environmental

Background: Maureen E. Lally-Green joined the CONSOL Board in June 2013. Ms. Lally-Green currently serves as a member of the Nominating and Corporate Governance Committee and the Health, Safety and Environmental Committee. She is an Associate General Secretary of the Diocese of Pittsburgh in a reduced time capacity since July 2013, and was the director of the Office for Church Relations for the Diocese of Pittsburgh, a position she held from

August, 2009 until September, 2014. Ms. Lally-Green has served on the board of Federated Mutual Fund Complex (the “Fund”), which manages approximately 120 funds of which she serves as a director or trustee, since August 2009, and was appointed to serve on its audit committee in May 2013. With respect to the Fund, she is currently a director or trustee of 41 separate investment companies of the Fund. In addition, Ms. Lally-Green has been a Professor of Law at Duquesne University’s School of Law in various capacities, including Adjunct Professor of Law and full-time Professor of Law, since September 1983. She served as a Judge of the Superior Court of Pennsylvania, a state-wide appellate court, from June 1998 until July 2009, when she retired. Other relevant experience includes her service as a consultant to the Supreme Court of Pennsylvania, counsel in the law department at the former Westinghouse Electric Corporation and counsel at the Divisions of Trading and Markets and Enforcement at the Commodity Futures Trading Commission. Ms. Lally-Green is a member of the Pennsylvania Bar Association, Allegheny County Bar Association, Allegheny County Bar Foundation, District of Columbia Bar Association, International Women’s Judges Association, and the National Association of Women Judges. She also serves on the board or as a trustee of the Saint Vincent Seminary, Saint Vincent College, the Epilepsy Foundation of Western/Central Pennsylvania, UPMC-Mercy Hospital, Catholic High Schools of the Diocese of Pittsburgh, Inc., Our Campaign for the Church Alive!, Inc., and the Pennsylvania Bar Institute.

Qualifications: Ms. Lally-Green brings over 40 years of legal experience to our Board that includes a diversity of experience while serving as a Judge on the Superior Court of Pennsylvania, her service with a major corporation and the federal government, her activities in the state-wide and local legal communities, and her experience with, among other things, corporate governance due to her service on a number of boards of non-profit entities and the for-profit Fund.

GREGORY A. LANHAM

Age: 50 Director Since: 2014 Occupation: Director and Chief Executive Officer of FTS International, Inc.	CONSOL Committees: • Compensation • Health, Safety and Environmental

Background: Gregory A. Lanham has served on the CONSOL Board since October 2014. Mr. Lanham currently serves as a member of the Compensation Committee and the Health, Safety and Environmental Committee. He is the Chief Executive Officer of FTS International, Inc. (“FTSI”), the largest private oil field service company in North America, and has served as a member of the FTSI board of directors since May 2011. Previously, Mr. Lanham was the Managing Director and global head of energy and Managing Director of Investments for Australia and New Zealand at Temasek Holdings (Private) Limited, an investment company owned by the Government of Singapore. Prior to joining Temasek, Mr. Lanham spent 20 years with Anadarko Petroleum Corporation in positions of increasing responsibility, including President and General Manager of Anadarko’s Asian subsidiary. He previously held director positions at Venari Resources LLC and Black Gold Energy LLC, and is currently a director of the United Way of Tarrant County, Texas.

Qualifications: Mr. Lanham brings over 25 years of experience in the energy industry in both operations and investments. His extensive international experience in the energy industry, including his expertise in strategic planning and portfolio investment management, is a significant asset to the Board.

JOHN T. MILLS

Age: 67 Director Since: 2006 Occupation: Former Chief Financial Officer – Marathon Oil Corporation	CONSOL Committees: • Audit • Compensation

Background: John T. Mills joined the CONSOL Board in March 2006. Mr. Mills currently serves as a member of the Audit Committee and the Compensation Committee. He serves on the board of directors of Cal Dive International Inc., a marine contractor providing manned diving, derrick, pipelay and pipe burial services to the offshore oil and natural gas industry, and serves as its lead independent director, and a member of the audit, compensation, and corporate governance and nominating committees. From January 2008 through June 2010,

Mr. Mills was a member of the board of directors and audit, conflicts and risk management committees of Regency GP, LLC, the general partner of Regency GP, LP, the general partner of Regency Energy Partners LP, a natural gas gathering, processing and transportation master limited partnership. Mr. Mills joined the board of directors of Horizon Offshore, Inc., a marine construction company, in June 2002 and served as the chairman of the board of directors from September 2004 until December 2007, when Horizon Offshore, Inc. was acquired by Cal Dive International, Inc. Mr. Mills was the Chief Financial Officer of Marathon Oil Corporation, an integrated energy company, from January 2002 until his retirement in December 2003. In 2011, Mr. Mills attended the Harvard Business School program “Making Corporate Boards More Effective.”

Qualifications: As a licensed attorney with 39 years of business experience, including 16 years as an officer of Marathon Oil Corporation and U.S. Steel Corporation, Mr. Mills brings significant knowledge and experience to our Board. In particular, Mr. Mills brings an in-depth understanding of the evaluation of organic growth capital projects and acquisition and disposition opportunities, and the importance of maintaining a competitive capital structure and liquidity. In addition, having previously served as Senior Vice President, Finance and Administration, and later Chief Financial Officer of Marathon Oil Corporation, Mr. Mills has developed a wealth of financial knowledge with respect to the oversight of (i) the preparation of consolidated financial statements, (ii) internal audit functions, and (iii) public accountants, skills which are critical to our Corporation and particularly our Audit Committee.

WILLIAM P. POWELL

Age: 59 Director Since: 2004 Occupation: Managing Partner – 535 Partners LLC	CONSOL Committees: • Finance • Nominating and Corporate Governance

Background: William P. Powell has served on the CONSOL Board since January 2004. He currently serves as a member of the Finance and Nominating and Corporate Governance Committees. Since 1993, Mr. Powell has also been a director of Cytec Industries, a global specialty chemicals and materials company, where he serves as their lead independent director, chairs the governance committee and has served on the audit committee. Until May 2007, Mr. Powell was a Managing Director of William Street Advisors, a New York City-based merchant banking boutique. Mr. Powell resigned from William Street Advisors to establish a family office, 535 Partners LLC, where he serves as Managing Partner. Prior to his time at William Street Advisors, he served as a Managing Director of UBS Warburg LLC and its predecessor Dillon, Read & Co. Inc. since 1991.

Qualifications: With an MBA degree and over 30 years of financial, management and investment experience, Mr. Powell brings a wealth of knowledge to our Board. Having served on multiple public company boards for over 20 years, Mr. Powell also has significant expertise in corporate governance matters.

WILLIAM N. THORNDIKE, JR.

Age: 51 Director Since: 2014 Occupation: Managing Director of Housatonic Partners	CONSOL Committees: • Compensation • Finance

Background: William N. Thorndike, Jr. has served on the CONSOL Board since October 2014. Mr. Thorndike currently serves as a member of the Compensation Committee and the Finance Committee. He founded Housatonic Partners, a private equity firm, in Boston, MA in 1994 and has been a Managing Director since that time. Prior to founding Housatonic Partners, Mr. Thorndike worked with T. Rowe Price Associates and Walker & Company, a publishing company, where he was named to the board of directors. Mr. Thorndike has served as a director of over 30 companies since founding Housatonic Partners. He is currently a director of Alta Colleges; Carillon Assisted Living, LLC; Lincoln Peak Holdings, LLC; OASIS Group Ltd.; QMC International, LLC; and White Flower Farm, Inc. Mr. Thorndike briefly served on the board of LeMaitre Vascular, Inc., a former portfolio company, after it went public. He also serves as a Trustee of Stanford Business School Trust, and WGBH, a public broadcaster serving southern New England, and is the Chair of the Board of Trustees of the College of the Atlantic. Mr. Thorndike is the author of “The Outsiders: Eight Unconventional CEOs and Their Radically Rational Blueprint for Success.”

Qualifications: Mr. Thorndike brings over 20 years of investment and board experience to the CONSOL Board. He has extensive leadership experience in evaluating strategic alternatives and helping to build value for shareholders across a variety of industries. He has a breadth of financial, strategic and human resource knowledge with specific expertise in the areas of capital allocation and compensation.

Related Party Policy and Procedures

Our Audit Committee adopted a written Related Party Policy and Procedures for the review and approval or ratification of related party transactions with directors, nominees for director, executive officers and certain family members (“related persons”). A copy of the policy is available on our website at www.consolenergy.com.

Under the policy, prior to entering into a potential related person transaction (which is generally a transaction in excess of $120,000 involving the Corporation and a related person), the related person must notify our chief financial officer and general counsel of the material facts regarding the transaction. If our chief financial officer and general counsel determine that the proposed transaction is in fact a related person transaction, the details of the transaction are presented to our Audit Committee (or if it is not practicable or desirable to wait until the next Audit Committee meeting, to the chairman of the Audit Committee) for approval. The Audit Committee or Chairman, as applicable, will consider all relevant facts and circumstances including the terms of the transaction and terms that would be available to unrelated parties, the benefits to us and, if the transaction involves an independent director, any impact the transaction would have on such director’s independence. The Audit Committee or Chairman, as applicable, will also inform our Nominating and Corporate Governance Committee of any related person transactions involving directors or nominees. Since the SEC’s related party regulation also applies to directors’ and executive officers’ family members, as well as entities in which they may be deemed to have an indirect material interest, it is possible that related person transactions could occur without a director or executive officer being aware of them and seeking approval in accordance with the policy. When we become aware of a related person transaction that has not been previously approved, the policy provides that the details of the transaction will be presented to our Audit Committee or Chairman, as applicable, for ratification or other action. Our Audit Committee also reviews, on an annual basis, ongoing related person transactions having a remaining term of more than six months or that are in excess of $120,000. We also require that officers and directors complete annual director and officer questionnaires and adhere to written codes of business conduct and ethics regarding various topics, including conflicts of interest, the receipt of gifts, service in outside organizations, political activity and corporate opportunities. Officers and directors must certify compliance with these codes in writing each year.

Mr. Hardesty, a member of the Board, has a daughter who is a partner at Bowles Rice LLP. The Corporation engages this law firm predominantly for land-related matters (including title work), and paid it approximately $5.39 million in 2014, which amount represented less than 5% of the total amount paid by the Corporation to all law firms retained in 2014. CONSOL engaged Bowles Rice LLP many years prior to Mr. Hardesty becoming a member of the Board. Further, Mr. Hardesty’s brother, Benjamin Hardesty, through his consulting firm, entered into a consulting agreement with CONSOL in 2011, pursuant to which CONSOL agreed to pay him a market-based commission for acquisition transactions which he introduced to CONSOL. In 2014, CONSOL acquired approximately 90,000 Marcellus Shale acres in West Virginia from Dominion Transmission Inc. (“DTI”) for which CONSOL paid Benjamin Hardesty’s firm $1.5 million pursuant to the terms of the consulting agreement. Benjamin Hardesty was instrumental in the successful completion of the transaction with DTI given his business relationships and history with Dominion.

Mr. Hardesty was not involved in the decisions to utilize these third parties.

The Audit Committee reviewed and approved the above transactions.

Determination of Director Independence

Our Board is required under the NYSE rules to affirmatively determine the independence of each director on an annual basis and to disclose this determination in the Proxy Statement for each annual meeting of shareholders of CONSOL. Based on the independence standards set forth in our Corporate Governance Guidelines, which are described below, our Board, at its January 2015 meeting determined that each of Messrs. Altmeyer, Baxter, Carpenter, Davis, Gupta, Lanham, Mills, Powell, Thorndike and Williams and Ms. Lally-Green had no material relationship with CONSOL (either directly or indirectly, including as a partner, shareholder or officer of an organization that has a relationship with CONSOL) and are “independent” under our Corporate Governance Guidelines and the corporate governance rules of the NYSE codified in Section 303A of the NYSE Listed Company Manual. In addition, upon their election to the Board in October 2014 the Board determined that Messrs. Lanham and Thorndike were each an independent director under applicable NYSE listing requirements. The Board also determined that each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE listing standards and the SEC rules, and considered the additional factors under the NYSE rules relating to members of the Compensation Committee before determining that each of them is independent.

The Board has established the following standards for determining director independence, which are reflected in our Corporate Governance Guidelines that are available in the Corporate Governance section of the Corporation’s website at www.consolenergy.com.

A director will not be deemed independent if:

•

(i) the director is, or has been within the previous three years, employed by CONSOL, or an immediate family member is, or has been within the previous three years, an executive officer of CONSOL; provided, that employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment;

•

(ii) the director or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from CONSOL, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided, that compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this paragraph (ii) and provided further, that compensation received by an immediate family member for service as an employee of CONSOL (other than an executive officer) need not be considered in determining independence under this paragraph (ii);

•

(iii)(A) the director or an immediate family member is a current partner of the firm that is CONSOL’s internal auditor or external auditor (each an “Audit Firm”); (B) the director is a current employee of an Audit Firm; (C) the director has an immediate family member who is a current employee of an Audit Firm and who personally works on CONSOL’s audit or (D) the director or an immediate family member was, within the previous three years (but is no longer), a partner or employee of an Audit Firm and personally worked on CONSOL’s audit within that time;

•

(iv) the director or an immediate family member is, or has been within the previous three years, employed as an executive officer of another company where any of CONSOL’s present executive officers at the same time serves or served on such company’s compensation (or equivalent) committee of the board of directors; or

•

(v) the director is a current employee, or an immediate family member is an executive officer, of a company that has made payments to, or received payments from, CONSOL for property or services in an amount which, in any of the previous three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. For purposes of the foregoing, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year; and

•

(vi) for members of the audit committee only: other than in the capacity as a member of the audit committee, the Board or any other committee of the Board, the director (A) does not accept, directly or indirectly, any consulting, advisory or other compensatory fee from CONSOL; provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with CONSOL (provided that such compensation is not contingent in any way on continued service) or (B) is not an affiliated person of CONSOL.

Any related person transaction required to be disclosed under SEC Regulation S-K, Item 404, shall be considered in determining the independence of a director or nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE-NAMED NOMINEES FOR THE BOARD OF DIRECTORS.

EXECUTIVE COMPENSATION INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis section (the “CD&A”) is designed to provide our shareholders with an explanation of CONSOL’s executive compensation philosophy and objectives, our 2014 executive compensation program and the compensation paid by the Corporation to the following “named executives” in 2014:

•	Nicholas J. DeIuliis, President and Chief Executive Officer (“Chief Executive Officer”)*

•	J. Brett Harvey, Chairman of the Board*

•	David M. Khani, Executive Vice President and Chief Financial Officer (“Chief Financial Officer”)

•	Stephen W. Johnson, Executive Vice President and Chief Legal and Corporate Affairs Officer (“Chief Legal Officer”)

•	James C. Grech, Executive Vice President and Chief Commercial Officer (“Chief Commercial Officer”)

•	Timothy C. Dugan, Chief Operating Officer – Exploration and Production (“Chief Operating Officer – E&P”)

* Immediately after the 2014 Annual Meeting of Shareholders, as part of the Corporation’s succession plan, Mr. Harvey assumed the role of Executive Chairman and Mr. DeIuliis assumed the role of Chief Executive Officer, in addition to his existing role of President. Effective January 31, 2015, Mr. Harvey retired as an employee of CONSOL, but retained his role as Chairman of the Board.

The contents of this CD&A are organized into the following five sections: Section 1 – Summary; Section 2 – Pay for Performance; Section 3 – Compensation Setting Process; Section 4 – Compensation Decisions for 2014; and Section 5 – Other Compensation Policies and Information.

This CD&A contains references to one or more financial measures that have not been calculated in accordance with generally accepted accounting principles (“GAAP”). A reconciliation of each disclosed non-GAAP financial measure to the most directly comparable GAAP financial measure is attached as Appendix A.

SECTION 1 - SUMMARY

Our executive compensation program is designed to attract, motivate and retain key executives who will promote the short- and long-term growth of the Corporation and create sustained shareholder value. To this end, we take a pay-for-performance approach to our executive compensation program that ties the majority of the compensation payable to our named executives to CONSOL’s stock price and operational performance, and promotes equity ownership among the named executives to greater align their interests with those of our shareholders. Some of our highlights from 2014 and 2015 include:

•	The significant reduction of the Chief Executive Officer’s compensation as a result of Mr. DeIuliis’ transition into the Chief Executive Officer role.

•	Approximately 80% of the shares voted at our 2014 Annual Meeting of Shareholders approved our 2013 executive compensation program.

•	The implementation of stock retention requirements for equity awards granted in 2015 and beyond.

•	No employment agreements between CONSOL and current executives.

•	Superior stock price performance in 2014 (89th percentile among our compensation peer group as defined within “Use of Peer Group and Other Benchmarking Data” on page 33).

Managerial decisions over time drive a company’s financial performance. CONSOL’s financial and non-financial performance has been consistently solid over the years – despite the volatile economy and volatile commodity prices. This conclusion is underscored by our 2014-2015 Business, Compensation and Corporate Governance Highlights described on pages 3-4.

SECTION 2 - PAY FOR PERFORMANCE

We consistently put a substantial portion of our named executives’ compensation at-risk. As demonstrated in the following chart(s), more than a majority of our named executives’ compensation is in the form of annual and equity incentive-based compensation.

CONSOL’s CEO Target Pay Mix	CONSOL’s Other Named Executive Target Pay Mix

Because so much of the compensation of our named executives’ is at-risk, there is a strong alignment between these named executives’ compensation and the long term interests of our shareholders. In short, their compensation is highly correlated with stock price performance – if value is not delivered to our shareholders in terms of stock price, the named executives’ compensation will be adversely affected.

For further reference, the chart below shows Mr. DeIuliis’ total direct compensation in 2014 against our 1-year stock price performance, as measured by total shareholder return (“TSR”), in each case relative to a peer group of companies (as defined on page 34). As you will find, the vertical axis of the chart shows Mr. DeIuliis’ total direct compensation falls in the 34th percentile for 2014 and the horizontal axis of the chart shows our relative TSR was ranked at the 89th percentile during the same period. Mr. DeIuliis’ compensation was lower than his peers primarily because of Mr. DeIuliis’ refusal to take an increase in his compensation when he was promoted to Chief Executive Officer in May 2014.

SECTION 3 - COMPENSATION SETTING PROCESS

Compensation Philosophy and Objectives

Our executive compensation program is designed to attract, motivate and retain key executives who drive our success and industry leadership. We achieve these objectives through compensation that:

•	links a significant portion of total compensation to performance, which we believe will create long-term shareholder value;

•	consists primarily of stock-based compensation, which encourages our named executives to act as owners of the Corporation and aligns their interests with those of our shareholders;

•	is tied to overall corporate performance, financial and operational goals (annual and long-term);

•	enhances retention in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions;

•	discourages unnecessary and excessive risk taking; and

•	provides a competitive total pay opportunity.

Key factors affecting the Compensation Committee’s executive compensation judgments include: (i) the nature and scope of an executive’s responsibilities; (ii) an executive officer’s performance (including contribution to the Corporation’s financial results); and (iii) the Compensation Committee’s outside compensation consultant’s report(s) on survey and/or proxy data for compensation paid to executives with similar responsibilities at other similar industry companies.

Results of 2014 Shareholder Vote on Named Executive Compensation

CONSOL maintains a practice of engaging in discussions with our major shareholders on various topics, including executive compensation. The insight we have gained over the years through these discussions has been helpful to the Compensation Committee as it considers and adopts compensation policies relating to our named executives.

Approximately 80% of the shares voted at our 2014 Annual Meeting of Shareholders approved our 2013 executive compensation program. We believe this vote outcome was impacted by our active engagement with our shareholders over the years, and our continued efforts to structure our executive compensation programs to better align the interests of our named executives and shareholders. We understand from our shareholders that the changes we have made to our executive compensation programs and business have, in fact, more closely aligned our programs with their expectations and interests including, without limitation:

•

Strategic Initiatives. Engaging in significant, strategic transactions to implement our long-term growth plan, including the initial public offering of our midstream joint venture with Noble Energy, Inc., CONE Midstream Partners, LP (the “CONE IPO”), and our recent announcement to form (i) a publicly-traded master limited partnership for the Corporation’s thermal coal business (the “Thermal Coal IPO”) and (ii) a separate subsidiary entity for the purpose of owning CONSOL’s metallurgical coal properties and related mining operations, with a view to conducting an initial public offering of each subsidiary’s equity in the second half of 2015 (the “Met Coal IPO”);

•

CEO Compensation. When Mr. Harvey was serving as Chief Executive Officer, Mr. Harvey agreed, after discussions with the Compensation Committee, to reduce his 2014 total direct compensation, at target, by $3,000,000 in 2014, and his annual base salary was reduced by 25% to $750,000 when he assumed the role of Executive Chairman immediately after the 2014 Annual Meeting of Shareholders;

•

LTIC. We made changes to our Long-Term Incentive Compensation Program, or “LTIC,” by making the 2014 PSU target award opportunity contingent on both long-term Return on Capital Employed (“ROCE”) results and Total Shareholder Return (“TSR”) relative to the S&P 500; and

•

STIC. We enhanced the alignment of our annual bonus program (the Short-Term Incentive Program, or “STIC”) with our growth strategy and investors’ financial interests by (i) eliminating the individual performance component in the 2014 STIC, which previously was weighted as a third of annual incentive compensation, and tying all annual bonus opportunity to financial and operational results of the Corporation for named executives; (ii) increasing the emphasis on production, operating cost, reserve replacement, safety, and environmental compliance; (iii) adding a profitability modifier tied to EBITDA results; and (iv) reducing the payout for threshold performance from 70% of target to 50% of target. The following table sets forth the changes to the metrics between the 2013 and 2014 STIC showing the emphasis on financial and operational results, which aligns the incentive compensation opportunity of our named executives with the financial and strategic interests of our shareholders:

Changes to STIC Metrics (2013 v. 2014)
Metric Change	2013	2014	Change
Production	13.3%	35.0%	21.7%
Operating cost	13.3%	22.5%	9.2%
Safety	23.3%	22.5%	(0.8)%
Environment	16.7%	12.5%	(4.2)%
Reserve growth	0%	7.5%	7.5%
Individual	33.3%	0%	(33.3)%

Total	100.0%*	100.0%	–

*	2013 Metrics do not add up to 100% due to rounding.

We will continue to actively engage in discussions with our shareholders on these matters and consider shareholder views about our core principles and objectives when determining the compensation of our named executives.

Use of Peer Group and Other Benchmarking Data

One of the primary factors that the Compensation Committee considers in determining the total compensation opportunity to be provided to each of our named executives is whether such total compensation opportunity is competitive with the total compensation opportunities offered to similarly situated executives by our competitors.

Since we are unique in that we are both a coal producer and a gas producer, the Compensation Committee uses a peer group of companies which includes a mix of both coal and gas companies, against which the Compensation Committee measures our overall compensation program. The scarcity of companies similar to CONSOL makes it more difficult for the market to value our diverse holdings of coal and gas assets, which leads to a more complex business than most, if not all, of our peers. In selecting these companies, the Compensation Committee also considers CONSOL’s revenue and market capitalization relative to the peers and their business segment revenue.

In light of significant, recent changes to CONSOL’s strategic plan, including the sale of $3.5 billion of certain coal assets to Murray Energy in December 2013 (the “Murray Transaction”), the Compensation Committee determined to reconsider the peer group. The Compensation Committee approved a revised peer group that more accurately reflected our business, which included four peer companies identified by management (EQT Corporation, Range Resources, Cabot Oil & Gas, and Antero Resources) and two additional peer companies identified by the compensation consultant (Teck Resources and Walter Energy). Four companies were eliminated from the peer group, including Newfield Exploration Co. (oil-focused), Apache Corporation (size), Anadarko Petroleum Corporation (size), and Plains Exploration & Production Company (acquired).

Accordingly, the following peer companies were used to help establish 2014 compensation for our named executives (the “peer group”):

Alpha Natural Resources, Inc.	Noble Energy, Inc.
Antero Resources	Peabody Energy Corp.
Arch Coal Inc	QEP Resources, Inc.
Cabot Oil and Gas	Range Resources
Chesapeake Energy Corporation	Southwestern Energy Co.
Devon Energy Corporation	Teck Resources
EOG Resources, Inc.	Walter Energy
EQT Corporation	WPX Energy, Inc.

The Compensation Committee’s long-term philosophy is to have the compensation for our named executives, including our Chief Executive Officer, set at the median of the peer group to be consistent with CONSOL’s revenue and market capitalization relative to our peer group. Because of the transition of the management team, most importantly with the Chief Executive Officer position, the current named executives are at the 31st percentile on average. With respect to the average percentile ranking for the named executives’ total direct compensation compared to the peer group, the compensation consultant found the following in late 2014 when evaluating the 2014 compensation packages for the named executives:

CONSOL Percentile Rankings Among Peer Group

Average Total Direct Compensation for Named Executives	Revenue	Market Capitalization

31st percentile(1)	52nd percentile(2)	36th percentile(3)

(1)	Average total direct compensation includes base salary, annual incentive payment and grant date value of long-term incentives of the following named executives: DeIuliis, Khani, Johnson, Grech and Dugan. Antero Resources was not included in the peer group for determining CONSOL’s percentile ranking with respect to Average Total Direct Compensation for Named Executives.

(2)	Based on CONSOL’s revenues of $3.3 billion in 2013.

(3)	Based on CONSOL’s market capitalization of $8.7 billion (as of December 31, 2013).

In connection with the preparation of the 2014 compensation program, the compensation consultant benchmarked the proposed compensation packages for the named executives against (i) proxy data available for the peer group and (ii) published survey data.

The Compensation Committee uses the compensation consultant’s benchmarking studies to determine the market pay practices of executives at comparable companies who are similarly situated to our executives. The Compensation Committee’s policy is to use the data prepared and presented by the compensation consultant as a reference point or guideline. Our named executives’ actual compensation may be higher or lower than the compensation paid to executives in similar positions at comparable companies based on CONSOL’s financial performance and a subjective, qualitative review of individual performance.

Role of Compensation Consultant

The Compensation Committee engaged Towers Watson to assist it with the development of our 2014 executive compensation program. The compensation consultants work for the Compensation Committee in coordination with management. A representative of Towers Watson generally attends the Compensation Committee meetings and is available to participate in executive sessions. Towers Watson provided no other services to CONSOL during 2014. In order to assure independence, the Compensation Committee would pre-approve any work unrelated to executive compensation proposed to be provided by Towers Watson. In addition, the Compensation Committee also considers all factors relevant to the consultant’s independence from management, including those identified by the NYSE.

The Compensation Committee looks to the compensation consultants to review the elements of our compensation program and recommend any modifications thereto, including the appropriate mix of short- and long-term incentives, based on their review of the market practices of a peer group of companies and the Corporation’s compensation objectives. The consultants also provide ongoing input on the design of our incentive programs and the underlying performance metrics.

Process for Evaluating Compensation

In the first quarter of each year, the Compensation Committee meets to establish the base salaries, incentive opportunities and related performance goals of the Corporation’s compensation programs. To establish compensation for a particular named executive (other than our Chief Executive Officer), the Corporation’s human resources personnel make an initial assessment and submit it to our Chief Executive Officer for review. This assessment considers relevant industry salary practices, the complexity and level of responsibility associated with the particular named executive’s position, the position’s overall importance to the Corporation in relation to other executive positions, and the competitiveness of the named executive’s total compensation. Our Chief Executive Officer may make appropriate changes to this assessment based on his determination of such named executive’s past performance. The Compensation Committee then reviews: our Chief Executive Officer’s compensation recommendations for each named executive (other than himself); our Chief Executive Officer’s evaluation of each named executive’s performance and internal value; and the benchmarking studies and tally sheets as compiled by the outside compensation consultant. After considering the factors described above, and in consultation with the Chief Executive Officer and our outside compensation consultant, the Compensation Committee approved, and the independent members of the Board ratified, the named executives’ 2014 compensation packages.

To establish compensation for our Chief Executive Officer, the Compensation Committee reviews: (i) the benchmarking studies and compensation alternatives compiled by the outside compensation consultant; (ii) the Chief Executive Officer’s self-evaluation of his annual performance; and (iii) the Board’s evaluation of his annual performance. After considering these factors, the Compensation Committee typically approves, and then recommends that the independent members of the Board ratify, the compensation of our Chief Executive Officer. Our Chief Executive Officer does not participate, and is not present for, any approvals relating to his compensation.

SECTION 4 - COMPENSATION DECISIONS FOR 2014

Elements of Executive Compensation Program

In 2014, we continued to compensate our named executives through the following elements of our executive compensation program:

Compensation Element	Form of Compensation	Performance Criteria/Formula							Purpose
1. Base Salary (page 37)	•Cash	Individual performance and experience in the role are factors in determining base salaries.							To provide fixed compensation necessary to attract and retain key executives and to offset the cyclicality in our business that may impact variable pay year-to-year.
2. Short-Term Incentive (page 37)	•Cash	For 2014 STIC, the formula was:							To provide incentives to our employees to achieve operational performance goals and to reward our employees for the achievement of those goals.
		Coal Performance 50%	+	Gas Performance 50%		x	Profit Modifier
		Production	30%	Production	40%		EBITDA	+/-30%
		Operating Cost	30%	Operating Cost	15%
		Safety	30%	Reserve Growth	15%
		Environment	10%	Safety	15%
				Environment	15%

3. Long-Term Incentive (page 44)	•PSUs (three-year cliff vesting)	• For 2012 PSUs, the formula was:							To create a strong incentive for our key management members to achieve our short- and long-term performance objectives and strategic plan, and to align management’s interests with our shareholders’ interests. Further, RSUs are intended to retain executive talent.
			Factor (2012-14)	Weight
			TSR (relative to companies referenced on page 34)	50%
			Average ROCE	50%
			Safety Modifier	+/- 25%
		• For 2014 PSUs, the formula was:
			Factor (2014-16)	Weight
			TSR (relative to the S&P 500)	50%
			Average ROCE	50%
	•RSUs (i) three-year ratable vesting and (ii) five-year cliff vesting	• RSUs have time-based vesting.
	All equity awards settle in stock.
4. Employment and Other Agreements and Benefits (page 45)	•Employment Agreement (Chairman only who retired in January) •Change in Control Agreements •Other Retirement Benefits			–					To attract and retain key management members and, for change in control agreements, to motivate executives to take actions that are in the best interests of CONSOL.
5. Perquisites (page 46)	•Country Club Memberships •Corporate Aircraft •Financial Planning •Vehicle Allowance			–					To provide a competitive compensation package and, in certain cases, to optimize an executive officer’s time.

2014 Base Salary

The Compensation Committee reviewed the base salaries of our named executives in January 2014. The Compensation Committee approved a 2% increase to the annual base salary of Mr. DeIuliis at that time. Mr. DeIuliis did not accept an additional increase at the time of his promotion to Chief Executive Officer in May 2014.

The annual base salaries for 2014 were as follows:

Named Executive	Salaries for 2013	Salaries for 2014		Percent Change
Chief Executive Officer	$725,000	$740,000		2.0%
Chairman of the Board	$1,000,000	$750,000	(1)	(25)%
Chief Financial Officer	$480,000	$490,000		2.1%
Chief Legal Officer	$450,000	$460,000		2.2%
Chief Commercial Officer	$370,000	$380,000		2.7%
Chief Operating Officer – E&P	–	$412,000	(2)	–

(1)

Mr. Harvey had an annual base salary of $1 million until the 2014 Annual Meeting of Shareholders when he assumed the role of Executive Chairman and his salary was reduced to the annualized amount reflected in the table.

(2)	Mr. Dugan joined CONSOL in January 2014, and therefore did not receive a base salary adjustment in 2014.

2014 STIC

(1) Executive STIC (Named Executives, Excluding Chief Operating Officer – E&P)

The STIC is designed to deliver annual cash awards when CONSOL and our named executives are successful in meeting or exceeding established performance targets and to pay less, or nothing at all, when CONSOL and/or our employees fall short of these targets. The STIC provides incentive compensation (measured at target) that is comparable to compensation provided by companies with which CONSOL competes for executive talent. The STIC bonus pay-outs for 2014 were determined based on a strict application of the following formula:

Each of coal results and gas results are measured independently, with scores ranging from 0-200% for each component, with a 100% score indicating target performance and a higher score (up to 200%) indicating above target performance. If the minimum score of 50% (threshold) is not reached for a particular goal, a score of zero is recorded for that goal. The weighted scores for coal results and gas results are aggregated and multiplied by the EBITDA modifier. All corporate goals were derived from the annual Board-approved profit objective for the year, and represent a change from prior STICs, including (i) the elimination of the individual performance component in response to shareholder comments regarding the subjectivity, (ii) more emphasis placed upon production, operating cost, and reserve replacement, and (iii) the addition of the EBITDA profit modifier. For purposes of 2014, the Performance Factor was calculated based on the three components as follows:

(1)	Average severity score.

(2)	NOVs mean “Notices of Violations” and NONs mean “Notices of Non-Compliance.”

(3)	See calculation from financial statements on Appendix A.

(4)	Production, costs and EBITDA have been adjusted in accordance with the STIC, and were not material. See calculation from financial statements for EBITDA results on Appendix A.

Based on the results of each of the three components above, the Performance Factor for 2014 was calculated at 211.18% of the target payout (which was reduced to 200% as a result of the 200% maximum pay-out cap). The ultimate payouts to our named executives for 2014 performance were as follows:

STIC Payout Information (Executive STIC and Non-Executive STIC) (2014 Performance)

Named Executive	Target Opportunity Percentages (as a % of Base Salary)(1)	Target Payout		Actual Payout (Maximum Potential) (rounded up to nearest thousand)
Chief Executive Officer	120%	$888,000		$1,776,000
Chairman of the Board	175%	$1,463,942	(2)	$2,928,000
Chief Financial Officer	70%	$343,000		$686,000
Chief Legal Officer	65%	$299,000		$598,000
Chief Commercial Officer	65%	$247,000		$494,000
Chief Operating Officer – E&P	65%	$267,800		$457,000	(3)

(1)

The Compensation Committee determined the 2014 Target Opportunity Percentages for our named executives based on a review of competitive data and performance. The Compensation Committee and Board approved the Target Opportunity Percentages and Target Payouts for each of the named executives.

(2)

Mr. Harvey’s weighted average 2014 base salary of $836,538 was used for the purpose of determining Mr. Harvey’s 2014 STIC payout, which was calculated by adding 18 weeks of an annual salary of $1,000,000 plus 34 weeks of an annual salary of $750,000.

(3)	Mr. Dugan participated in the Non-Executive STIC (as described below) and received a payout at 170.55% of his target, which is less than the maximum payout.

(2) Non-Executive STIC (Chief Operating Officer – E&P)

Mr. Dugan was determined to be an officer for purposes of Section 16 of the Exchange Act on September 24, 2014, and as a result participated in the Non-Executive STIC during 2014. The Non-Executive STIC is designed to deliver to participants an annual cash bonus when the Corporation achieves certain goals. The Committee determined Mr. Dugan’s Non-Executive STIC payout by applying the following formula:

Each of the individual results, coal results and gas results are measured independently, with scores ranging from 70-200% for each component, with a score of 100% representing the target performance and a higher score (up to 200%) indicating above target performance. If the minimum score of 70% is not reached for a particular goal, a score of zero is recorded for that goal. Individual results are based on multiple factors that are considered on a holistic and qualitative, rather than quantitative basis. All corporate goals were derived from the annual Board-approved profit objective for the year. Since joining CONSOL on January 28, 2014, Mr. Dugan was primarily responsible for the efforts of the Exploration and Production division tasked with developing the natural gas assets. Mr. Dugan’s STIC award recognized his performance in achieving the following individual results, among others:

•

Restructuring the E&P division in order to achieve efficiencies by centralizing management at corporate headquarters and designating asset teams to lead the continued development of our acreage positions.

•	Exceeding our 30% production growth target for 2014, and continuing to drive down our costs as drilling and completion efficiencies tracked in the positive direction.

•	Continuing to add the necessary infrastructure to provide our products with access to demand centers across the U.S.

Mr. Dugan’s Performance Factor for the Non-Executive 2014 STIC was calculated based on the average of all three components as follows:

(1)

The “At Zero” safety rewards program is based on time periods in which sites achieved zero accidents. The time periods applicable to sites are adjusted for exposure (for example, higher exposure sites have shorter time periods measured).

(2)	NOVs mean “Notices of Violations” and NONs mean “Notices of Non-Compliance.”

(3)	Production and costs have been adjusted in accordance with the Non-Executive STIC, and were not material.

Mr. Dugan is participating in the Executive STIC for 2015.

LTIC

Our LTIC program is designed to create a strong incentive for our named executives to achieve our longer-term performance objectives in the strategic plan and to align management’s interests with our shareholders’ interests.

In January 2014, the Compensation Committee determined that each named executive would receive his entire 2014 long-term incentive opportunity in the form of PSUs and RSUs, with two-thirds of each named executive’s target long-term incentive opportunity in the form of PSUs, and one-third in the form of RSUs.

(1) 2014 PSUs

The PSUs vest, if earned, after the end of a three-year performance period (January 1, 2014 through December 31, 2016).

The Compensation Committee believes that our PSU awards align the interests of our employees with those of our shareholders because the vesting of such awards is tied to the achievement of pre-approved three-year performance goals. The vesting of the named executives’ 2014-2016 PSU awards will be calculated at the end of the performance period based on the following pre-established, equally-weighted goals:

(i)

TSR relative to the S&P 500 at the end of the three-year performance period equaling or exceeding the 25th percentile (for threshold pay-out), 50th percentile (for target pay-out) and 75th or greater percentile (for maximum pay-out); and

(ii)	average ROCE for the three-year performance period (with payout capped at 200% of target).

The Compensation Committee has determined that the ROCE target number constitutes confidential information, disclosure of which would result in competitive harm to CONSOL. When the ROCE goal was established, the Compensation Committee believed that it was set at a challenging, yet achievable target level based upon a review of CONSOL’s performance in the prior three-year period and its business goals and objectives for the 2014-2016 performance period. ROCE is calculated by taking the annual net income plus after-tax cost of interest divided by net assets, with adjustments. The target goal will be disclosed in the 2017 proxy once the performance period has been completed and any earned awards are reported.

The Compensation Committee approved the following 2014 PSU awards for those named executives serving as executive officers at the time the awards were granted (in the dollar amounts shown below):

Named Executive	PSUs (Target)
Chief Executive Officer	$2,216,667
Chairman of the Board	$3,125,000
Chief Financial Officer	$500,000
Chief Legal Officer	$720,000
Chief Commercial Officer	$333,333

(2) 2014 RSUs

In order to retain key executive talent (especially to accomplish strategic objectives as mentioned above), the Compensation Committee approved awards of time-based, three-year ratable vesting RSU awards to all of the named executives and five-year cliff vesting RSUs to the Chief Financial Officer, Chief Commercial Officer, and the Chief Operating Officer – E&P.

Given the current and proposed significant and transformational organizational and business changes occurring at CONSOL, including, without limitation, the Murray Transaction, the CONE IPO, the Thermal Coal IPO and the

Met Coal IPO, the Compensation Committee wished to ensure that our named executives and other employees remained with the Corporation over the long-term to execute CONSOL’s business and strategic priorities. The Compensation Committee viewed the RSUs as an important vehicle to accomplish this purpose.

Additionally, the Compensation Committee also reviewed certain of the executive positions to consider their respective equity stake in the success of CONSOL through this transformative period. In reviewing the equity ownership of certain officers, the Compensation Committee determined that the five-year cliff-vesting RSUs would be an appropriate award to retain and further incentivize them to focus on our long-term business plan. Subject to continued employment, the five-year cliff-vesting RSUs will vest in full on the fifth anniversary of the grant date unless, at any point prior to the fifth anniversary of the grant date, the closing market price of CONSOL’s common stock equals or exceeds $55.00 per share for fifteen consecutive trading days (the “Stock Price Trigger”), at which point the RSUs will generally vest in full, (i) on the third anniversary of the grant date if the Stock Price Trigger occurs prior to the third anniversary of the grant date or (ii) immediately after the close of business on the fifteenth day of the Stock Price Trigger if the Stock Price Trigger occurs between the third and fifth anniversary of the grant date.

The 2014 RSUs granted to each of the named executives were as follows:

Named Executive	Aggregate Grant Date Dollar Value of 3-Year RSU Awards		Aggregate Grant Date Dollar Value of 5-Year RSU Awards
Chief Executive Officer	$1,470,833	(1)	-
Chairman of the Board	$3,000,000		-
Chief Financial Officer	$490,000	(1)	$733,000
Chief Commercial Officer	$351,667	(1)	$600,000
Chief Legal Officer	$635,000	(1)	-
Chief Operating Officer – E&P	$1,050,000	(2)	$400,000

(1)

The RSU award amounts include special awards made to the Chief Executive Officer, the Chief Financial Officer, Chief Commercial Officer and Chief Legal Officer in connection with the Murray Transaction in the following amounts: $362,500, $240,000, $185,000, and $275,000, respectively.

(2)

Amount includes a $400,000 signing bonus in the form of 3-year RSU awards received on January 31, 2014. Further, the Chief Operating Officer – E&P received an additional $650,000 3-year RSU award on that same date, as reflected in the table.

(3) Payout of PSUs Covering 2012-2014 Performance Period

In February 2012, the Compensation Committee approved (and, in the case of our Chief Executive Officer at that time, the independent members of the Board ratified) the award of PSUs to our named executives and other key employees, which had a performance period from January 1, 2012 through December 31, 2014.

Following the performance period, the Compensation Committee determined the actual payout of the awards by strictly adhering to the following formula (each metric is equally weighted):

Step 1

(1)

Based on the following companies (the “TSR Peer Group”): Alliance Resource Partners, L.P.; Alpha Natural Resources, Inc.; Anadarko Petroleum Corporation; Apache Corporation; Arch Coal Inc.; Cabot Oil & Gas Corporation; Callon Petroleum Co/DE; Chesapeake Energy Corporation; Cimarex Energy Co.; Comstock Resources Inc.; Denbury Resources Inc.; Devon Energy Corporation; Encana Corporation; EOG Resources, Inc.; James River Coal Company (bankruptcy); Newfield Exploration Company; Nexen Inc.; Noble Energy Inc.; Peabody Energy Corporation; Penn Virginia Corporation; Pioneer Natural Resources Company; Rio Tinto Group (GBR) – ADR; St. Mary Land & Exploration Company or SM Energy Company (its current name), Stone Energy Corporation; Ultra Petroleum Corporation; and Westmoreland Coal Company (unlike the current 16-company peer group used to benchmark compensation pay levels, this TSR Peer Group was not selected based on company size and represents a broader mix of energy companies). As approved by the Compensation Committee in February 2012, any company filing for bankruptcy during the performance period would be deemed in last place for purposes of calculating TSR.

(2)	See calculations from financial statements on Appendix A.

Step 2

As a result of the above performance determinations, the PSUs were earned at 168.6% with individual payouts as follows:

Named Executive	PSUs Granted in February 2012 (Target) (including Dividend Equivalents)	Shares of Common Stock Issued (Earned PSUs)
Chief Executive Officer	42,641	71,893
Chairman of the Board	198,294	334,324
Chief Financial Officer	3,015	5,084
Chief Legal Officer	8,148	13,738

Additional information regarding this PSU program is included in the CONSOL proxy statement filed on March 29, 2013.

SECTION 5 - OTHER COMPENSATION POLICIES AND INFORMATION

Retirement Benefit Plans

CONSOL maintains retirement benefit plans, including supplemental retirement plans, which are intended to attract and retain key talent. CONSOL also continues to move toward a defined contribution strategy to deliver retirement benefits to its employees. In 2014, we froze the retirement plan for certain employees and we eliminated retiree medical for all active employees, including our named executive officers.

Due to changes in factors affecting the SEC prescribed methodology in calculating pension values, which were beyond our control, anomalous pension values that resulted in no realized benefit in 2014 to our named executives were required to be reported in the Summary Compensation Table and the Pension Benefits Table. The first factor was a change in the discount rate reflecting record low interest rates. Long-term high quality corporate bond rates, which are the basis used to establish discount rates, ranged between 3.38% and 8.69% over the last 20 years. As a result of these low interest rates, the discount rate at the end of 2014 used to measure our pension benefits was a near record low 4.07%. The greater the decrease in the discount rate (as in 2014), the greater the increase in reported pension values. The second factor was the release by the Society of Actuaries of the new mortality tables projecting longer life expectancies, and longer life expectancies will necessarily increase the reported pension values. The third factor was attributable to the passage of time (i.e., natural growth as participants are one year closer to retirement), which will also cause an increase in the reported pension values.

The impact of these factors on the values required to be reported in the Change in Pension Value column and the Compensation Total column in the Summary Compensation Table is reflected below:

Change in Pension Values

Executive	Components of Change in Pension Value (as reflected in the Summary Compensation Table)			Alternative Compensation Total for Summary Compensation Table* (excluding change in pension value due to
	Interest Rates and Mortality Assumptions	Passage of Time	Additional Service and Compensation Growth	interest rates, mortality assumptions and passage of time)

Chief Executive Officer	$1,300,177	$207,795	$226,817	$6,818,124

Chairman of the Board	$2,400,780	$1,100,296	$1,047,567	$11,560,284

Chief Financial Officer	$18,691	$2,116	$68,996	$3,085,973

Chief Legal Officer	$276,536	$66,036	$300,874	$2,862,992

Chief Commercial Officer	$151,318	$31,449	$54,498	$2,306,734

*	The Alternative Compensation Total constitutes supplemental information and is not intended as a substitute for the information required to be reported in the Summary Compensation Table. Further, Mr. Dugan was not included in this table since he is a new hire and his pension value for 2014 was not impacted by the factors described above.

Certain retirement plans are more fully described in “Understanding Our Pension Benefits Table” on page 57.

Employment Agreement

We originally entered into an employment agreement with our Chairman of the Board when he was our Chief Executive Officer in 1997. The Compensation Committee believed that this agreement was necessary for purposes of maintaining consistency with market and past practice and retaining our then Chief Executive Officer. On March 21, 2014, we amended this Agreement for his new position as Executive Chairman which went into effect after the 2014 Annual Meeting of Shareholders. Effective January 31, 2015, Mr. Harvey retired as an employee of CONSOL, but retained his role as Chairman of the Board. Upon his retirement, Mr. Harvey’s employment agreement no longer governed his compensation arrangements with the Corporation. Mr. Harvey’s compensatory arrangements were modified to provide for: (i) a $675,000 annual cash retainer and (ii) a $150,000 annual non-employee director equity retainer in the form of RSUs. For additional information regarding Mr. Harvey’s retirement, see “Understanding Our Change in Control and Employment Termination Tables” on page 67.

Change in Control Agreements

We have change in control agreements with each of our named executives who are currently employed by us (which we refer to as “CIC Agreements”). Under the CIC Agreements, each named executive will receive severance benefits if such person’s employment is terminated or constructively terminated after, or in connection with, a change in control (as defined in the respective CIC Agreements) if such named executive enters into a general release of claims reasonably satisfactory to us (i.e., a double trigger agreement). Under these circumstances, these named executives would be entitled to receive a lump sum cash severance payment equal to a multiple of base pay plus a multiple of incentive pay (as defined in their respective CIC Agreements) as follows:

Named Executive(1)	Multiple of Base Salary and Incentive Pay
Chief Executive Officer	2.5
Chief Financial Officer	2.0
Chief Legal Officer	2.0
Chief Commercial Officer	2.0
Chief Operating Officer – E&P	2.0

(1)	In connection with Mr. Harvey’s voluntary retirement, he would no longer be eligible for severance pay under his CIC Agreement.

Additionally, benefits would be continued for 24 to 30 months (as set forth in the CIC Agreement) and equity grants would accelerate and vest in connection with a change in control. The Compensation Committee believes that providing change in control benefits in each of the CIC Agreements and equity award agreements will motivate executives to take actions that are in the best interests of CONSOL and its shareholders and reduce the distraction regarding the impact of such a transaction on the personal situation of an executive. To protect our business interests, the CIC Agreements and equity award agreements also contain confidentiality obligations, a one-year non-competition covenant and a two-year non-solicitation covenant. Additional terms of these agreements are more fully described in “Understanding Our Change in Control and Employment Termination Tables” on page 67 .

In connection with the Compensation Committee’s objective to provide compensation opportunities that will attract and retain superior executive personnel who will make significant contributions to CONSOL, our CIC Agreements that were entered into prior to 2009 provide for tax gross-ups in the event of a change in control (Messrs. Khani’s, Dugan’s and Grech’s agreements, entered into more recently, do not contain tax gross-ups). If it is determined that any payment or distribution by CONSOL or CNX Gas (in the case of our Chief Executive Officer and Chief Legal Officer) to or for the disqualified person’s benefit would constitute an “excess parachute payment,” CONSOL or CNX Gas (in the case of our Chief Executive Officer and Chief Legal Officer) will pay to the disqualified person a gross-up payment, subject to certain limitations, such that the net amount retained by the disqualified person after deduction of any excise tax imposed under Section 4999, and any tax imposed upon the gross-up payment, will be equal to the excise tax on such payments or distributions. In connection with incorporating gross-up provisions in the CIC agreements entered into prior to 2009, the Compensation Committee determined that such gross-up payments were consistent with general market practice at that time such that each executive would receive the intended level of severance benefits unencumbered by the 20% excise tax. It is CONSOL’s policy not to provide tax gross-ups in future CIC Agreements (as is the case with the more recent agreements with Messrs. Khani, Dugan and Grech).

Clawback Policy

The Compensation Committee and Board approved the adoption of an executive compensation clawback policy providing that the Committee may seek to recover performance-based cash and equity incentive compensation awarded in 2014 and thereafter which was paid to an executive officer in the three years prior to a restatement as a result of CONSOL’s material non-compliance with the financial reporting requirements of the securities laws if such officer is responsible for such restatement and the amount paid to the officer would have been lower had it been calculated based on such restated financial statements.

Stock Ownership Guidelines for Executives

The stock ownership guidelines provide that all employees designated as officers for purposes of the policy should own shares of the Corporation’s stock, the value of which is a multiple of that employee’s base salary. The guidelines provide each officer with a five-year period from their appointment as an officer to achieve the applicable ownership level. Shares issuable upon the exercise of stock options or settlement of PSUs held by an individual are not counted for purposes of determining whether an individual has satisfied the ownership guideline requirement which is as follows:

Named Executive(1)	Multiple of Base Salary	Actual Ownership Multiple of Base Salary(2)
Chief Executive Officer	5.5	24.83
Chief Financial Officer	3.5	6.65
Chief Legal Officer	2.5	12.18
Chief Commercial Officer	2.5	6.45
Chief Operating Officer–E&P	2.5	4.93

(1)	The Chairman of the Board is subject to the stock ownership guidelines applicable to the non-employee directors on the Board.

(2)	Based on the Corporation’s 200-day average rolling stock price per share ending February 27, 2015 of $38.24.

Our stock ownership guidelines were implemented by the Compensation Committee in order to further align our named executives’ interests with those of our shareholders and to comply with best practices. CONSOL reviews compliance with the stock ownership guidelines annually. As of March 1, 2015, all of our named executives had satisfied their stock ownership guidelines or are expected to within the five-year period.

No Hedging/Pledging Policy

Our Insider Trading Policy prohibits directors, officers and employees from engaging in any of the following activities with respect to securities of CONSOL (except as otherwise may be approved in writing by the General Counsel): (i) purchases of CONSOL stock on margin; (ii) short sales; (iii) buying or selling options (other than those granted by CONSOL), including buying or selling puts or calls or other hedging transactions with CONSOL securities; or (iv) pledging CONSOL stock (provided, however, that brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course).

Stock Retention Requirements

In December 2012, the Committee implemented stock retention requirements for CONSOL Stock Unit awards granted after December 31, 2012 to provide that 50% of the shares relating to such awards must generally be held until the earlier of (i) ten years from the time of award share settlement or (ii) normal retirement. Additionally, the Compensation Committee approved that, for regular annual cycle three-year vesting PSU and RSU awards granted after December 31, 2014, such awards will include a provision which provides that 50% of vested shares (after tax) must be held until the earlier of: (i) 10 years from grant or (ii) age 62.

Perquisites

We provide our named executives and other senior officers with perquisites that we believe are reasonable, competitive and consistent with CONSOL’s compensation program. Our principal perquisite programs include the personal use of the corporate aircraft in accordance with the terms and conditions of the Aircraft Policy (described below), country club memberships, financial planning assistance, de minimis personal usage of company purchased event tickets and a vehicle allowance. These programs are more fully described in the footnotes to the Summary Compensation Table and “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables” on page 52. In early 2009, management and our Board collectively decided to eliminate tax gross-ups on CONSOL-provided perquisite programs for our named executives.

Tax, Accounting, and Regulatory Considerations

We consider the effect of tax, accounting and other regulatory requirements in designing and implementing our compensation programs, and while these factors may impact plan designs, ultimately decisions reflect the pay strategy of the Corporation and program intent.

With some exceptions, Section 162(m) of the Code limits CONSOL’s deduction for compensation in excess of $1 million paid to certain covered employees (generally our Chief Executive Officer and the three next highest-paid executive officers). Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. Awards made under our STIC and PSU awards are structured to comply with Section 162(m) of the Code to maximize tax deductions for our shareholders. For a description of the Section 162(m) components of our 2014 STIC and 2012-2014 PSU programs, see Appendix A.

Although the Compensation Committee strives to provide the named executives with compensation packages that will preserve deductibility of significant components of those packages to the extent reasonably practicable or consistent with our compensation objectives, the Committee believes that shareholder interests are best served by not restricting the Committee’s flexibility in structuring, determining and ultimately approving payment with respect to these compensation programs (even if the programs or such decisions may result in certain non-deductible compensation).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with CONSOL’s management and, based upon such review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement. The Compensation Committee’s charter is available on our website at www.consolenergy.com.

Members of the Compensation Committee:

              Alvin R. Carpenter, Chairman

              Philip W. Baxter

              Gregory A. Lanham

              John T. Mills

              William N. Thorndike, Jr.

              Joseph T. Williams

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CONSOL under the Securities Act of 1933 or the Exchange Act, except to the extent that the Corporation specifically incorporates the Report by reference therein.

COMPENSATION POLICIES AND PRACTICES AS THEY RELATE TO CONSOL’S RISK MANAGEMENT

Our compensation program is designed to motivate and reward our employees and executive officers for their performance during the fiscal year and over the long-term and for taking appropriate business risks.

In January 2015, the Compensation Committee reviewed an assessment of the risks, if any, to CONSOL associated with our compensation policies and practices. The Compensation Committee, with management, reviewed and discussed the design features, characteristics, performance metrics and approval mechanisms for all of our various compensation components, to determine whether any of our compensation policies or programs could create risks that would be reasonably likely to have a material adverse effect on the Corporation. The assessment was also reviewed by our Internal Auditors and Human Resources Department. Based on this review, management, the Compensation Committee and the full Board identified the following risk mitigating components, which, in their opinion, would be likely to reduce incentives for excessive risk-taking and mitigate any incentives to maximize short-term results at the expense of long-term value:

•	Balanced Pay Mix: The target compensation mix of our executive officers is heavily weighted towards long-term incentive compensation.

•

Mix of Performance Metrics: We do not rely on a single performance metric to determine payouts for performance-based awards. Instead, performance targets are tied to a variety of metrics, including Safety, EBITDA, ROCE, and TSR. Performance-based awards are also based, in part, on the achievement of strategic and operational objectives in addition to the foregoing metrics.

•

Calculation and Verification of Performance: Controls are in place to ensure accuracy of calculations as to actual performance against metrics. In cases where management determines performance scores, the Compensation Committee (and the independent members of the Board with respect to the CEO) generally reviews and makes judgments regarding these determinations.

•

Cap on Incentive Payouts: Our incentive programs use financial measures with sliding scales, with amounts, if potentially earned, interpolated between threshold, target and maximum. Payouts are capped at a percentage of the target award to protect against excessive payouts.

•	Performance Period and Vesting Schedules: The performance period and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period.

•

Stock Ownership and Retention Guidelines: As it relates to our executives, these policies require our named executives to own equity in the Corporation and retain shares of the Corporation acquired through equity grants for the long-term.

Based on its review of the Corporation’s internal controls and the risk mitigating components of the Corporation’s compensation programs identified in the management team’s risk assessment, together with the assistance of its outside compensation consultant, it was determined that the Corporation’s compensation policies and practices do not encourage our executives or our other non-executive employees to take excessive risks that are reasonably likely to have a material adverse effect on the Corporation.

SUMMARY COMPENSATION TABLE – 2014, 2013 AND 2012

The following table discloses the compensation for Mr. DeIuliis, the current principal executive officer of CONSOL, Mr. Harvey, the former principal executive officer of CONSOL, Mr. Khani, the principal financial officer of CONSOL, and the other three most highly compensated executive officers of CONSOL serving at fiscal year-end 2014: Mr. Johnson, the Chief Legal Officer, Mr. Grech, the Chief Commercial Officer, and Mr. Dugan, Chief Operating Officer – E&P.

In reviewing the Summary Compensation Table, it should be noted that the values in the Change in Pension Value column for 2014 were principally attributable to factors beyond our control and those factors resulted in no realized benefit in 2014 to our named executives. When we eliminate the effect of these factors, Messrs. DeIuliis’ and Harvey’s total compensation for 2014 would have been $6,818,124 and $11,560,284, as opposed to $8,326,097 and $15,061,360, respectively. Total compensation for certain other named executives was also affected by higher change-in-pension values, again, primarily attributable to the above-referenced external factors. See page 30 of the “Compensation Discussion and Analysis”.

Name and Principal Position (a)	Year (b)	Salary (c)	Bonus (d)		Stock Awards(1) (e)		Option Awards(2) (f)	Non-Equity Incentive Compensation(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) (h)	All Other Compensation(5) (i)		Total (j)
Nicholas J. DeIuliis(6)	2014	$738,500	$-		$4,018,389	(7)	$-	$1,776,000	$1,734,790	$58,418	(8)	$8,326,097
President and Chief	2013	$721,635	$362,500	(17)	$3,493,687		$-	$1,074,000	$-	$71,450		$5,723,272
Executive Officer	2012	$690,000	$-		$2,472,223		$791,070	$1,225,000	$1,419,596	$66,010		$6,663,899

J. Brett Harvey(6)	2014	$843,269	$-		$6,591,492	(9)	$-	$2,928,000	$4,548,643	$149,956	(10)	$15,061,360
Chairman and	2013	$1,000,000	$-		$9,809,214		$-	$2,386,000	$1,771,205	$204,073		$15,170,492
Former Chief	2012	$1,018,077	$-		$10,308,263		$-	$2,823,392	$3,374,425	$177,286		$17,701,443
Executive Officer

David M. Khani	2014	$489,000	$-		$1,797,637	(11)	$-	$686,000	$89,804	$44,339	(12)	$3,106,780
Chief Financial Officer	2013	$472,308	$240,000	(17)	$537,490		$-	$425,000	$45,277	$40,440		$1,760,515

Stephen W. Johnson	2014	$459,000	$-		$1,462,508	(13)	$-	$598,000	$643,446	$42,610	(14)	$3,205,564
Chief Legal Officer	2013	$443,269	$275,000	(17)	$911,584		$-	$380,000	$21,856	$40,440		$2,072,149

James C. Grech	2014	$379,000	$-		$1,334,773	(15)	$-	$494,000	$237,265	$44,463	(16)	$2,489,501
Chief Commercial Officer	2013	$360,865	$185,000	(17)	$354,756		$-	$285,000	$-	$99,582		$1,285,203

Timothy C. Dugan	2014	$369,846	$100,000	(18)	$1,450,000		$-	$457,000	$53,527	$122,106	(19)	$2,552,479
Chief Operating Officer – E&P

(1)	The values set forth in this column reflect awards of RSUs and PSUs (including CONSOL Stock Units), and are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718. For RSUs and PSUs, the grant date fair value is computed based upon the closing price of CONSOL’s stock on the date of grant, except that for PSUs, there is an adjustment based on estimated probability that the performance conditions required for vesting will be achieved and an adjustment for the valuation of the market condition which is in accordance with FASB ASC Topic 718. A discussion of the relevant assumptions made in the valuation of these awards is provided in Note 19 of the 2014 Annual Report. The values do not correspond to the actual value that will be recognized by the named executives at the time such units vest.

(2)	The value set forth in this column is based on the aggregate grant date fair value of the stock option award computed in accordance with FASB ASC Topic 718. A discussion of the relevant assumptions made in the valuation of this award is stated in the financial statements included in CONSOL’s Annual Report on Form 10-K for the year ended December 31, 2012 (Note 18). The value does not correspond to the actual value that will be recognized by the named executive at the time that the option vests and becomes exercisable.

(3)	Includes cash incentives earned in the applicable year under the CONSOL STIC and Non-Executive STIC. The relevant performance measures underlying the cash awards were satisfied in the applicable annual performance period.

(4)	Amounts reflect the actuarial increase in the present value of the named executive’s benefits under the CONSOL Employee Retirement Plan, the CONSOL Retirement Restoration Plan, the CONSOL Supplemental Retirement Plan and the Defined Contribution Restoration Plan (the “New Restoration Plan”). These amounts were determined using the interest rate and mortality assumptions set forth in the financial statements of CONSOL’s applicable Annual Reports on Form 10-K (Note 16 in the 2014 Annual Report for the 2014 amount, Note 16 in the 2013 Annual Report for the 2013 amount and Note 15 in the 2012 Annual Report for the 2012 amount). For Messrs. DeIuliis and Grech, zero is shown for 2013 because the actual change in pension value was a decrease in the amounts of $620,497 and $67,094, respectively. The change in pension values from 2013 to 2014 were primarily attributable to the following factors, which were beyond our control: changes in interest rates, mortality assumptions and the passage of time, as set forth on page 44 of the “Compensation Discussion and Analysis”.

(5)	On April 6, 2009, CONSOL filed a Form 8-K stating that it would no longer provide tax gross-ups to its officers, as defined under Section 16 of the Exchange Act, in connection with company-maintained perquisite programs. In 2014, none of the named executives used tickets purchased by the Corporation to attend sporting events or other events in excess of the four ticket de minimis level.

(6)	Messrs. DeIuliis and Harvey did not receive any compensation from CONSOL in connection with their Board service in 2014.

(7)	Includes the target amount of Mr. DeIuliis’ PSU award for 2014. The maximum amount is $4,433,334. This value does not correspond to the actual value that may be recognized by Mr. DeIuliis.

(8)	Mr. DeIuliis’ additional personal benefits for 2014 include: an annual vehicle allowance, annual physical exam, country club membership, luncheon and city club dues, and financial planning. On occasion, Mr. DeIuliis had one or more guests accompany him on the airplane. The total in column (i) also includes $15,600 in matching contributions made by CONSOL under its 401(k) plan.

(9)	Includes the target amount of Mr. Harvey’s PSU award for 2014. The maximum amount is $6,250,000. This value does not correspond to the actual value that may be recognized by Mr. Harvey.

(10)	Mr. Harvey’s personal benefits for 2014 include: an annual vehicle allowance, annual physical exam, country club membership, luncheon and city club dues, financial planning and $5,000 for a one-time payment relating to the elimination of retiree medical benefits. The total in column (i) also includes $15,600 in matching contributions made by CONSOL under its 401(k) plan and $75,972 for personal air travel on the Corporation’s airplane. The aggregate incremental cost of Mr. Harvey’s personal use of the corporate aircraft is determined on a per flight basis and includes the cost of fuel used, the cost of onboard catering, landing fees, trip related hangar and parking costs, crew expenses (including hotel lodging and meals) and other variable costs specifically incurred. On occasion, Mr. Harvey had one or more guests accompany him on the airplane. Mr. Harvey has also used administrative and other staff for personal matters, for which there has been no additional incremental cost to the Corporation.

(11)	Includes the target amount of Mr. Khani’s PSU award for 2014. The maximum amount is $1,000,000. This value does not correspond to the actual value that may be recognized by Mr. Khani.

(12)	Mr. Khani’s personal benefits for 2014 include: an annual vehicle allowance, annual physical exam, luncheon and city club dues and financial planning. On occasion, Mr. Khani had one or more guests accompany him on the Corporation’s airplane. The total in column (i) also includes $15,600 in matching contributions made by CONSOL under its 401(k) plan.

(13)	Includes the target amount of Mr. Johnson’s PSU award for 2014. The maximum amount is $1,440,000. This value does not correspond to the actual value that may be recognized by Mr. Johnson.

(14)	Mr. Johnson’s personal benefits for 2014 include: an annual vehicle allowance, annual physical exam and financial planning. The total in column (i) also includes $15,600 in matching contributions made by CONSOL under its 401(k) plan.

(15)	Includes the target amount of Mr. Grech’s PSU award for 2014. The maximum amount is $666,666. This value does not correspond to the actual value that may be recognized by Mr. Grech.

(16)	Mr. Grech’s personal benefits for 2014 include: an annual vehicle allowance, annual physical exam, country club membership, and financial planning. On occasion, Mr. Grech had one or more guests accompany him on the Corporation’s airplane. The total in column (i) also includes $15,600 in matching contributions made by CONSOL under its 401(k) plan.

(17)	Bonuses awarded in connection with the Murray Transaction.

(18)	Mr. Dugan received $100,000 as a cash signing bonus when he joined CONSOL on January 27, 2014.

(19)	Mr. Dugan’s personal benefits for 2014 include: an annual vehicle allowance, financial planning, $77,769 worth of transfer assistance and certain associated tax gross-ups. The tax gross-ups were prior to Mr. Dugan becoming a Section 16 officer. On occasion, Mr. Dugan had one or more guests accompany him on the Corporation’s airplane. The total in column (i) also includes $15,600 in matching contributions made by CONSOL under its 401(k) plan.

GRANTS OF PLAN-BASED AWARDS - 2014

The following table sets forth each grant made to a named executive in the 2014 fiscal year under plans established by CONSOL.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (STIC Awards)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (PSUs)(2)			All Other Stock Awards: Number of Shares of Stock or Units (RSUs)(3) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (Target)(4) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Nicholas J. DeIuliis	-	444,000	888,000	1,776,000	-	-	-	-	-	-	-
	1/31/14	-	-	-	29,675	59,349	118,698	-	-	-	$2,547,556
	1/31/14	-	-	-	-	-	-	29,675	-	-	$1,108,333
	1/31/14	-	-	-	-	-	-	9,705	-	-	$362,500
J. Brett Harvey	-	875,000	1,750,000	3,500,000	-	-	-	-	-	-	-
	1/31/14	-	-	-	41,835	83,669	167,338	-	-	-	$3,591,492
	1/31/14	-	-	-	-	-	-	80,322	-	-	$3,000,000
David M. Khani	-	171,500	343,000	686,000	-	-	-	-	-	-	-
	1/31/14	-	-	-	6,694	13,387	26,774	-	-	-	$574,637
	1/31/14	-	-	-	-	-	-	6,694	-	-	$250,000
	1/31/14	-	-	-	-	-	-	6,426	-	-	$240,000
	1/31/14	-	-	-	-	-	-	19,626	-	-	$733,000
Stephen W. Johnson	-	149,500	299,000	598,000	-	-	-	-	-	-	-
	1/31/14	-	-	-	9,639	19,278	38,556	-	-	-	$827,508
	1/31/14	-	-	-	-	-	-	9,639	-	-	$360,000
	1/31/14	-	-	-	-	-	-	7,363	-	-	$275,000
James C. Grech	-	123,500	247,000	494,000	-	-	-	-	-	-	-
	1/31/14	-	-	-	4,463	8,925	17,850	-	-	-	$383,106
	1/31/14	-	-	-	-	-	-	4,463	-	-	$166,667
	1/31/14	-	-	-	-	-	-	4,953	-	-	$185,000
	1/31/14	-	-	-	-	-	-	16,065	-	-	$600,000
Timothy C. Dugan	-	119,779	239,558	479,115	-	-	-	-	-	-	-
	1/31/14	-	-	-	-	-	-	28,113	-	-	$1,050,000
	9/24/14	-	-	-	-	-	-	10,803	-	-	$400,000

(1)	Awards were made pursuant to the STIC under the Executive Annual Incentive Plan or the Non-Executive STIC, in the case of Mr. Dugan. Actual incentive plan payments based on fiscal 2014 performance are set forth in column (g) of our Summary Compensation Table above.

(2)	These columns report the number of PSUs that may be earned pursuant to the awards granted under the Plan. The amounts reflect threshold (50%), target (100%), and maximum (200%) performance levels.

(3)	Each of the RSU awards was granted under the Plan.

(4)	The values set forth in this column reflect awards of RSUs and PSUs (at target), and are based on the aggregate grant date fair value of the awards computed in accordance with FASB ASC Top 718. A discussion of the relevant assumptions made in the valuation of these awards is provided in Note 19 of the 2014 Annual Report. The values do not correspond to the actual values that will be recognized by the named executives.

UNDERSTANDING OUR SUMMARY COMPENSATION AND GRANTS OF PLAN-BASED AWARDS TABLES

Executive Summary of CONSOL Plans and Agreements with Named Executives

In addition to their base salaries, our executive officers receive a mix of at-risk compensation, both short- and long-term, for their services. Pursuant to various plans which have been adopted by the Corporation, our executive officers are eligible to receive annual cash incentive awards based on the achievement of certain performance targets, stock options, RSUs, and/or PSUs. Executive officers are also entitled to use of the Corporation’s owned and chartered aircraft, subject to certain terms and conditions set forth below. Each of these elements of compensation and the plans under which they are awarded are discussed below in greater detail.

Employment Agreement with our Former Chief Executive Officer

For information regarding Mr. Harvey’s employment agreement, see “Understanding our Change in Control and Employment Termination Tables” on page 67.

STIC

To be eligible to receive an annual award under the STIC, a named executive must be an active, full-time employee on December 31 of the year in which the award was granted, have worked for at least three months of that same year and be an active employee on the date the annual award is paid out unless the named executive is an early, normal or incapacity retiree in which case the named executive must only be an active, full-time employee on December 31 of the year in which the award was granted. For more information on the STIC, see “Compensation Discussion and Analysis” on page 30.

RSUs

RSUs are also granted under our Plan. Our Compensation Committee determines the number of RSUs to be granted to each participant, the duration of such awards, the conditions under which the RSUs may be forfeited to CONSOL, and the other terms and conditions of such awards. RSUs are structured to comply with Section 409A of the Code. Accordingly, distributions shall be made only upon a permissible distribution event, including upon separation from service. The timing and implementation of deferral elections must occur as prescribed by Section 409A of the Code.

PSUs

The PSU awards, including the CONSOL Stock Unit awards, represent a contingent right to receive shares of CONSOL common stock to the extent such units are earned and become payable pursuant to the terms of the Plan and related award documents. For more information on the PSU awards, see “Compensation Discussion and Analysis” on page 30.

Aircraft Policy

We have a policy titled the “Use of Corporate-Owned or -Leased or Chartered Aircraft” (the “Aircraft Policy”). To best utilize the time of directors, executive officers and members of management and to address potential security concerns, we own, lease and charter aircraft for use by our directors, executives, members of management and their spouses in connection with business travel. To comply with applicable laws and prevent any abuse of this aircraft by having it used for personal reasons, we have instituted the Aircraft Policy, which sets forth detailed procedures by which a person may use CONSOL-owned or -leased aircraft and chartered aircraft including, without limitation, the requirement that the user complete a request form which details such person’s trip and a description of the business activities, accompanying persons and, in the case of CONSOL-owned or -leased aircraft, the prior approval of our Chief Executive Officer on trips for which he is not present. In the case of flights on which our Chief Executive Officer is present, the flight manifest is approved by our Chief Financial Officer and Chief Legal Officer. The Aircraft Policy also informs any user of CONSOL-owned or -leased or chartered aircraft that such use could result in imputed income, as a taxable employee benefit, to the director(s), executive(s) or member(s) of management under federal tax regulations relating to the non-business use of aircraft.

Time Sharing Agreement

On May 1, 2007, the Corporation entered into a Time Sharing Agreement (the “Time Sharing Agreement”) with Mr. Harvey. The Time Sharing Agreement provides that CONSOL will, from time to time, lease its Gulfstream Aerospace G-II59 aircraft (the “Aircraft”) to Mr. Harvey with a flight crew for the operation thereof, as and when required by Mr. Harvey, so long as the Aircraft is not otherwise employed on behalf of the Corporation. Mr. Harvey’s use of the aircraft will constitute a non-exclusive lease and the Time Sharing Agreement will only be applicable in instances in which the Corporation seeks partial reimbursement of Aircraft-related costs. Pursuant to the Time Sharing Agreement, Mr. Harvey has agreed that the rates to be charged for any particular flight (round-trip between Pittsburgh, Pennsylvania and Toronto, Canada) will be $1,500 per round-trip flight unless otherwise modified by the Chairman of the Compensation Committee in compliance with the Time Sharing Agreement and applicable law. The Corporation has the right to charge Mr. Harvey on a flight-by-flight basis up to an amount which equals the cost of: (i) fuel, oil, lubricants, and other additives; (ii) travel expenses of the crew; (iii) hangar and tie-down costs away from the Aircraft’s base of operation; (iv) insurance obtained for the specific flight; (v) landing fees, airport taxes, and similar assessments; (vi) customs, foreign permit, and similar fees directly related to the flight, if applicable; (vii) in-flight food and beverages; (viii) passenger ground transportation; (ix) flight planning and weather contract services; and (x) an additional charge equal to 100% of the expenses listed in (i) above.

CONSOL is also obligated to provide and maintain aircraft third party aviation legal liability insurance under the Time Sharing Agreement, naming Mr. Harvey as an additional insured and to indemnify and agree to hold Mr. Harvey harmless from and against any and all liabilities, claims, demands, suits, judgments, damages, losses, costs and expenses (including reasonable legal expenses and attorneys’ fees) arising in connection with the Aircraft. The Time Sharing Agreement terminated by its terms when Mr. Harvey retired as an executive of CONSOL in January 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END – 2014

The following table sets forth all unexercised options, and unvested RSU, PSU and CONSOL Stock Unit awards that have been awarded to our named executives by CONSOL and were outstanding as of December 31, 2014.

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) (Exercisable) (b)		Number of Securities Underlying Unexercised Options (#) (Unexercisable) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Options (d)	Option Exercise Price (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($) (j)
Nicholas J. DeIuliis	48,072	(3)	-		-	27.900	2/17/2019	-		-	-	-
	35,589	(4)	-		-	50.500	2/16/2020	-		-	-	-
	152,046	(5)	-		-	45.050	6/15/2020	-		-	-	-
	34,177	(6)	-		-	48.610	2/23/2021	-		-	-	-
	35,252	(7)	17,627	(7)	-	35.820	3/01/2022	-		-	-	-
	-		-		-	-	-	46,738	(8)	1,580,212	-	-
	-		-		-	-	-	71,893	(9)	2,430,702	-	-
	-		-		-	-	-	-		-	165,176	5,584,601
J. Brett Harvey	42,354	(10)	-		-	32.785	2/24/2016	-		-	-	-
	131,318	(11)	-		-	44.100	5/02/2016	-		-	-	-
	41,163	(12)	-		-	34.850	2/20/2017	-		-	-	-
	136,352	(12)	-		-	34.850	2/20/2017	-		-	-	-
	89,885	(13)	-		-	78.650	2/19/2018	-		-	-	-
	211,566	(3)	-		-	27.900	2/17/2019	-		-	-	-
	132,373	(4)	-		-	49.910	2/19/2020	-		-	-	-
	243,273	(5)	-		-	45.050	6/15/2020	-		-	-	-
	75,949	(6)	-		-	48.610	2/23/2021	-		-	-	-
	-		-		-	-	-	80,820	(8)	2,732,524	-	-
	-		-		-	-	-	334,324	(9)	11,303,454	-	-
	-		-		-	-	-	-		-	380,300	12,857,943
David M. Khani	4,990	(7)	2,497	(7)	-	35.820	3/01/2022	-		-	-	-
	-		-		-	-	-	14,204	(8)	480,237	-	-
	-		-		-	-	-	19,746	(14)	667,612	-	-
	-		-		-	-	-	5,084	(9)	171,890	-	-
	-		-		-	-	-	-		-	29,687	1,003,717
Stephen W. Johnson	18,806	(3)	-		-	27.900	2/17/2019	-		-	-	-
	12,193	(4)	-		-	50.500	2/16/2020	-		-	-	-
	60,819	(5)	-		-	45.050	6/15/2020	-		-	-	-
	13,722	(6)	-		-	48.610	2/23/2021	-		-	-	-
	13,478	(7)	6,741	(7)	-	35.820	3/01/2022	-		-	-	-
	-		-		-	-	-	19,825	(8)	670,283	-	-
	-		-		-	-	-	13,738	(9)	464,482	-	-
	-		-		-	-	-	-		-	46,911	1,586,061

	Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) (Exercisable) (b)		Number of Securities Underlying Unexercised Options (#) (Unexercisable) (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) Options (d)	Option Exercise Price (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($) (j)
James C. Grech	2,464	(15)	-		-	22.750	5/03/2015	-		-	-	-
	2,174	(11)	-		-	44.100	5/02/2016	-		-	-	-
	3,566	(12)	-		-	34.850	2/20/2017	-		-	-	-
	1,437	(13)	-		-	78.650	2/19/2018	-		-	-	-
	2,932	(3)	-		-	27.900	2/17/2019	-		-	-	-
	2,172	(4)	-		-	50.500	2/16/2020	-		-	-	-
	654	(16)	-		-	43.940	6/01/2020	-		-	-	-
	2,405	(6)	-		-	48.610	2/23/2021	-		-	-	-
	2,838	(7)	1,420	(7)	-	36.140	1/26/2022	-		-	-	-
	-		-		-	-	-	10,039	(8)	339,419	-	-
	-		-		-	-	-	16,164	(14)	546,505	-	-
	-		-		-	-	-	-		-	19,680	665,381
Timothy C. Dugan	-		-		-	-	-	28,286	(8)	956,350	-	-
	-		-		-	-	-	10,821	(17)	365,858	-	-

(1)	The market value for RSUs and PSUs was determined by multiplying the closing market price for CONSOL common stock on December 31, 2014 ($33.81) by the number of shares underlying the RSU and PSU awards.

(2)	This column shows the aggregate number of unvested PSUs and CONSOL Stock Units as of December 31, 2013. The performance period for the PSU awards granted in 2014 is January 1, 2014 through December 31, 2016 and for the CONSOL Stock Unit awards granted in 2013 is January 1, 2013 through December 31, 2015. The PSU amounts presented for the 2014 PSU awards are based on achieving performance goals at the target level for 2014, and at the target level for the 2013 CONSOL Stock Unit awards.

(3)	Options granted February 17, 2009 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(4)	Options granted February 16, 2010 and February 19, 2010 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(5)	Represents 100% of the shares underlying the Performance Options that were granted on June 15, 2010, which shares were determined to be vested on February 10, 2011 by the Compensation Committee (and on February 23, 2011 for Mr. Harvey) for the performance period ending December 31, 2010, on February 16, 2012 by the Compensation Committee (and on February 28, 2012 for Mr. Harvey) for the performance period ending December 31, 2011, on January 28, 2013 by the Compensation Committee for the period ending December 31, 2012 and on January 28, 2014 by the Compensation Committee for the period ending December 31, 2013.

(6)	Options granted February 23, 2011 vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(7)	Options granted February 29, 2012 vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(8)	RSUs granted on January 26, 2012, February 29, 2012 and January 31, 2014 vest in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(9)	The performance period for these PSU awards was January 1, 2012 through December 31, 2014. These awards vested on January 30, 2015. The share amounts are based on actual pay-outs based on performance results for the period.

(10)	Options granted February 24, 2006 that vested and became exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(11)	Options granted May 2, 2006 that vested and became exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(12)	Options granted on February 20, 2007 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(13)	Options granted February 19, 2008 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(14)	RSUs granted on January 31, 2014, which, subject to continued employment, vest in one lump sum on the fifth anniversary of the grant date, which are more fully described in the “LTIC” section on page 41.

(15)	Options granted May 3, 2005 that vested and became exercisable in four equal annual installments (subject to rounding) beginning on the first anniversary of the grant date, except for 200 shares, which vested and became exercisable in their entirety six months after the grant date.

(16)	Options granted June 1, 2010 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.

(17)	RSUs granted on September 24, 2014 which, subject to continued employment, vest in one lump sum on the fifth anniversary of the grant date, which are more fully described in the “LTIC” section on page 41.

OPTION EXERCISES AND STOCK VESTED TABLE – 2014

The following table sets forth information concerning each exercise of CONSOL stock options and the vesting of RSUs and PSUs of CONSOL during the 2014 fiscal year.

Name	Option Awards		Stock Awards(1)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Nicholas J. DeIuliis	-	-	52,206	$1,983,481
J. Brett Harvey	120,936	$2,439,279	290,782	$10,860,708
David M. Khani	-	-	3,180	$117,573
Stephen W. Johnson	-	-	12,715	$488,006
James C. Grech	2,625	$63,947	1,077	$41,521
Timothy C. Dugan	-	-	-	-

(1)	Values include vesting of PSU awards granted in 2011 and RSU awards granted in each of 2011 and 2012.

PENSION BENEFITS TABLE – 2014

The following table provides information with respect to each plan that provides for specified retirement payments or benefits, or payments or benefits that will be provided primarily following retirement, including tax-qualified defined benefit plans and non-qualified defined benefit plans (which we refer to as the Supplemental Retirement Plan and the New Restoration Plan), but excluding nonqualified defined contribution plans.

Name	CONSOL Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Nicholas J. DeIuliis	Employee Retirement Plan	24		$492,187	-
	Retirement Restoration Plan	16		$0	-
	Supplemental Retirement Plan	20		$5,294,586	-
J. Brett Harvey	Employee Retirement Plan	17		$559,119	-
	Retirement Restoration Plan	20	(2)	$6,650,668	-
	Supplemental Retirement Plan	20	(2)	$18,947,151	-
David M. Khani	Employee Retirement Plan	3		$32,565	-
	Supplemental Retirement Plan	0.25		$16,400	-
	New Restoration Plan	3		$149,088	-
Stephen W. Johnson	Employee Retirement Plan	7		$83,609	-
	Supplemental Retirement Plan	9		$1,618,777	-
James C. Grech	Employee Retirement Plan	13		$236,322	-
	Retirement Restoration Plan	5		$42,249	-
	Supplemental Retirement Plan	10		$542,838	-
	New Restoration Plan	3		$93,605	-
Timothy C. Dugan	Employee Retirement Plan	1		$10,307	-
	New Restoration Plan	1		$43,220	-

(1)	The accumulated benefits included in this column were computed through December 31, 2014 using the assumptions stated in the financial statements included in the 2014 Annual Report (Note 16).

(2)	The employment agreement provides service credit for eleven additional years of service for purposes of our supplemental retirement plans (up to a maximum of twenty years under the CONSOL Supplemental Retirement Plan), which represent Mr. Harvey’s years of service at PacifiCorp Energy Inc. and its affiliates. Of the amounts shown above, $3,695,810 and $461,884 represent the benefit resulting from service credit provided to Mr. Harvey for his service at PacifiCorp Energy Inc. under the CONSOL Retirement Restoration Plan and CONSOL Supplemental Retirement Plan, respectively. The amount of unreduced retirement benefits payable to Mr. Harvey (i.e., the amount owed to him at normal retirement age) from PacifiCorp Energy Inc. and its affiliates will be deducted from benefits paid by CONSOL to Mr. Harvey under the CONSOL Retirement Restoration Plan and the CONSOL Supplemental Retirement Plan. Amounts shown have been reduced by amounts payable to Mr. Harvey by PacifiCorp Energy Inc. and its affiliates.

In reviewing the above table, it should be noted that changes in these values, as opposed to the values set forth in last year’s proxy statement, were principally attributable to factors beyond our control and those factors resulted in no realized benefit in 2014 to our named executives. See page 44 of the “Compensation Discussion and Analysis.”

UNDERSTANDING OUR PENSION BENEFITS TABLE

This section provides information regarding the Corporation’s retirement programs, which include the following:

•	Employee Retirement Plan;

•	Retirement Restoration Plan;

•	Supplemental Retirement Plan; and

•	New Restoration Plan

Employee Retirement Plan (the “Pension Plan”)

The Pension Plan is a defined benefit plan that pays retirement benefits based on years of service and compensation. It is a qualified plan, meaning that it is subject to a variety of IRS rules. These rules contain various requirements on coverage, funding, vesting and the amount of compensation that can be taken into account in calculating benefits. The Pension Plan has a fairly broad application across CONSOL’s employee population and forms a part of the general retirement benefit program available to employees.

Eligibility

The Pension Plan covers employees of the Corporation and affiliated participating companies that are classified as regular, full-time employees or that complete 1,000 hours of service during a specified twelve-month period. The Pension Plan does not include other categories of individuals, such as leased employees, independent contractors and employees covered by a collective bargaining agreement that does not provide for participation in the Pension Plan. On September 30, 2014, the Pension Plan was amended to reduce future accruals of pension benefits as of December 31, 2014. The plan amendment calls for a hard freeze of the Pension Plan on December 31, 2014 for employees who were under age 40 or had less than 10 years of service as of September 30, 2014. In addition, employees hired or rehired on or after October 1, 2014 are not eligible to participate in the Pension Plan. Beginning January 1, 2015, the Corporation will contribute an additional 3% Qualified Non-Elective Contribution (QNEC) of eligible compensation into the 401(k) plan accounts for these affected employees. Employees who were age 40 or over and had at least 10 years of service as of September 30, 2014 will continue in the Pension Plan unchanged and will not be eligible for the QNEC. As a result of this amendment, Messrs. Khani, Johnson and Dugan will begin to receive the additional 3% QNEC into their 401(k) plan accounts effective January 1, 2015 and will not accrue any additional benefits under the Pension Plan after December 31, 2014. Messrs. Harvey, DeIuliis and Grech are not impacted by these changes and will continue in the Pension Plan unchanged, with no eligibility for the QNEC.

Incapacity Retirement

Employees who have attained age 40 with at least ten years of service who are deemed disabled and consequently receive a Social Security disability award (proving the disability occurred while employed by the Corporation or a participating affiliated company) are eligible for an incapacity retirement resulting in an unreduced benefit under the Pension Plan, payable in the form of an annuity, commencing the month following termination. Messrs. Harvey, DeIuliis and Grech have satisfied the age and service conditions necessary to be eligible for incapacity retirement under the Pension Plan as of December 31, 2014, if they had incurred a qualifying disability on that date.

Separation Retirement

Employees who terminate employment with five or more years of service prior to attaining age 50, or who have attained age 50 but have fewer than ten years of service upon termination, qualify for separation retirement. Payment of the accrued vested benefit is payable at an amount reduced for payments commencing prior to age 65, or the full benefit may be paid at age 65. As of December 31, 2014, Messrs. DeIuliis and Johnson were eligible for separation retirement under the Pension Plan; however, Mr. DeIuliis would not be entitled to payment until he attained age 50.

Early Retirement

Employees who have completed ten or more years of service and are age 50 or older upon termination are eligible for early retirement. Under early retirement, an employee may elect to defer payment to age 65 or elect to begin receiving payment the first of any month up to age 65, subject to a reduction for age. Payments commencing prior to age 65 are reduced based on various early reduction schedules depending upon age at the payment commencement date and years of service at the time of termination. As of December 31, 2014, Messrs. Harvey and Grech were eligible for early retirement under the Pension Plan.

Normal Retirement

Employees who terminate employment and have attained age 65 qualify for normal retirement. Payment of the full benefit commences the month following termination. None of the named executives qualify for normal retirement under the Pension Plan as of December 31, 2014.

Form of Payment

The portion of accrued pension benefits earned under the Pension Plan as of December 31, 2005 may be, upon the election of the participant, paid in the form of a lump-sum payment except in the case of an incapacity retirement as discussed above. Pension benefits earned after January 1, 2006 are payable in the form of a single life annuity, 50% joint and survivor annuity, 75% joint and survivor annuity or 100% joint and survivor annuity.

Calculation of Benefits

Pension benefits are based on an employee’s years of service and average monthly pay during the employee’s five highest-paid years. Average monthly pay for this purpose excludes compensation in excess of limits imposed by the Code (up to $260,000). Such covered compensation is reflected in the salary column (c) of the Summary Compensation Table. Prior to January 1, 2006, pension benefits were calculated based on the average monthly pay during the employee’s three highest-paid years and included annual amounts payable under the Corporation’s STIC, again excluding compensation in excess of limits imposed by the Code.

Retirement Restoration Plan (the “Restoration Plan”)

The Restoration Plan is an unfunded deferred compensation plan maintained by the Corporation for the benefit of employees whose eligible compensation under the Pension Plan exceeded limits imposed by the federal income tax laws. The Corporation established this plan in order to attract and retain persons that the Corporation considered to be important to its success by providing retirement benefits that are not restricted by the statutory limitations imposed by the Code.

In December 2006, the Board authorized amendments to the Restoration Plan which froze the plan effective December 31, 2006 for CONSOL employees and December 31, 2005 for CNX Gas employees. After the applicable date, no existing participant accrues benefits and no compensation or service is counted for purposes of the Restoration Plan. A participant’s benefit is calculated as of the applicable date with reference to the participant’s benefits under the Pension Plan as of that date.

To comply with Section 409A of the federal income tax laws, the Restoration Plan was further amended to provide that all distributions of benefits accrued and vested under the plan as of December 31, 2006, and through December 31, 2005 for CNX Gas employees, will be paid in a lump sum. Any such lump sum distribution of benefits will be paid no later than 30 days following the later to occur of the end of the month following the month in which the participant turns age 50 or the end of the month following the month in which the participant incurs a separation of service. The benefit will be calculated and actuarially reduced, as necessary (using assumptions specified in the Pension Plan), based on a participant’s benefit being initially expressed as a single life annuity payable commencing on such participant’s normal retirement date.

Payment under the plan may not commence prior to age 50, except in the event of an incapacity retirement or under a termination due to a change in control. Payments commencing prior to age 65 are reduced based on various early reduction schedules depending upon age at the payment commencement date and years of service at the time of termination. Benefits under the Restoration Plan are paid in the form of a lump sum. As of December 31, 2014, Messrs. Harvey and Grech were eligible for early retirement under the Restoration Plan. In addition, CNX Gas employee participants were also eligible to elect to receive in 2007 lump sum payments of accrued benefits. Mr. DeIuliis made this election and is no longer entitled to any other benefits under the Restoration Plan.

Supplemental Retirement Plan

On December 5, 2006, the Board approved and adopted the Supplemental Retirement Plan, effective January 1, 2007. Certain modifications were made to the Supplemental Retirement Plan which became effective December 4, 2007. The CONSOL Supplemental Retirement Plan is designed primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Corporation and its subsidiaries and is intended to qualify as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended. The CONSOL Supplemental Retirement Plan is an unfunded, unsecured obligation of the Corporation, the benefits of which will be paid from its general assets.

The named executives and other eligible individuals are participants in the Supplemental Retirement Plan. On September 9, 2009, the Board adopted amendments to the Supplemental Retirement Plan to include certain employees of CNX Gas and to give service credit under the plan for service with CNX Gas to all participants in the plan who are or were employees of CNX Gas, including Messrs. DeIuliis and Johnson. The amendments to the plan are consistent with the Corporation’s assumption of CNX Gas’s compensatory arrangements as part of the management reorganization which occurred in January 2009.

In September 2011, the Board also authorized amendments to the Supplemental Retirement Plan which froze the plan effective December 31, 2011 for current and future CONSOL employees except for certain officers referred to hereafter as the excepted employees. After the applicable date, no existing participant or future CONSOL employee, other than the excepted employees, accrues benefits and no compensation or service is counted for purposes of calculating benefits under the Supplemental Retirement Plan. Frozen participant’s years of service will continue to accrue solely for vesting purposes. Messrs. Harvey, DeIuliis and Johnson are excepted employees and continue to accrue benefits under the Supplemental Retirement Plan until employment termination which occurred with Mr. Harvey on January 31, 2015. Messrs. Khani and Grech are frozen participants under the Supplemental Retirement Plan. We established the Supplemental Retirement Plan in order to attract and maintain persons that we considered to be important to our success by providing benefits that are not restricted by the statutory limitations imposed by the federal income tax laws.

The Compensation Committee has reserved the right to terminate a participant’s participation in the Supplemental Retirement Plan at any time. Additionally, if a participant’s employment is terminated or if a participant no longer meets the Supplemental Retirement Plan’s basic eligibility standards, the participant’s participation in the Supplemental Retirement Plan (and such person’s right to accrue any benefits thereunder) will terminate automatically with no further action required. Final average compensation and years of service will be determined at such time.

The amount of each participant’s benefit under the plan as of age 65 (expressed as an annual amount) will be equal to 50% of “final average compensation” multiplied by the “service fraction” as calculated on the participant’s date of employment termination with the Corporation. “Final average compensation” means the average of a participant’s five highest consecutive annual compensation amounts (annual base salary plus amounts received under the STIC) while employed by the Corporation or its subsidiaries. The “service fraction” means a fraction with a numerator equal to a participant’s number of years of service and with a denominator of 20. The service fraction can never exceed one.

The benefit described above will be reduced by a participant’s age 65 vested benefits (including benefits which have been paid or are payable in the future (converted to an annual amount)) under: (i) the Pension Plan; (ii) the Restoration Plan; and (iii) any other plan or arrangement providing retirement-type benefits, including arrangements with prior employers, to the extent service with such other employer or under such arrangement is credited under the Supplemental Retirement Plan.

No benefit will be vested under the Supplemental Retirement Plan until a participant has five years of service with the Corporation or its participating subsidiaries while the participant meets the eligibility standards in the plan. For a description of the effect of employment termination or change in control upon a participant’s right to benefits under the Supplemental Retirement Plan, see “Understanding Our Change in Control and Employment Termination Tables” on page 67.

Benefits under the Supplemental Retirement Plan will be paid in the form of a life annuity with a guaranteed term of 20 years (which will be the actuarial equivalent of a single life annuity) commencing in the month following the later to occur of: (a) the end of the month following the month in which the participant turns age 50 or (b) the end of the month following the month in which the employment termination of a participant occurs. In the event the benefits commence prior to the participant’s normal retirement age, the benefit will be actuarially reduced as necessary (using assumptions specified in the Pension Plan).

New Restoration Plan

In September 2011, the Board approved and adopted the New Restoration Plan, effective January 1, 2012. The New Restoration Plan is designed primarily for the purpose of providing benefits for a select group of management and highly compensated employees of the Corporation and its subsidiaries and is intended to qualify as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended. The New Restoration Plan is an unfunded, unsecured obligation of the Corporation, the benefits of which will be paid from its general assets. CONSOL employees who are eligible to participate and accrue benefits in the Supplemental Retirement Plan are ineligible to participate in the New Restoration Plan.

The Board established the New Restoration Plan upon the freezing of the Supplemental Retirement Plan as to certain employees in order to attract and retain persons that we considered to be important to our success by providing benefits that are not restricted by the statutory limitations imposed by the federal income tax laws. Messrs. Khani, Grech and Dugan and other eligible individuals are participants in the New Restoration Plan.

The Compensation Committee has reserved the right to terminate a participant’s participation in the New Restoration Plan at any time. Additionally, if a participant’s employment is terminated or if a participant no longer meets the New Restoration Plan’s basic eligibility standards, the participant’s participation in New Restoration Plan (and such person’s right to accrue any benefits thereunder) will terminate automatically with no further action required.

Eligibility for benefits under the New Restoration Plan is determined each calendar year (the “Award Period”). Participants whose sum of annual base pay as of December 31 and amounts received under the STIC or other annual incentive program earned for services rendered by the participant during the Award Period exceed the compensation limits imposed by section 401(a)(17) of the Code (up to $260,000 for 2014) are eligible for benefits under the New Restoration Plan for the Award Period. The amount of each eligible participant’s benefit under the plan is equal to 9% times annual base salary as of December 31 including amounts received under the CONSOL Energy Inc. STIC or other annual incentive program earned for services rendered by the participant during the Award Period less 6% times the lesser of annual base salary as of December 31 or the compensation limit imposed by the Code for the Award Period ($260,000 for 2014).

Benefits under the New Restoration Plan will be paid in the form of two hundred forty (240) equal monthly installments, with each installment equal to the value of the participant’s account at commencement divided by two hundred forty (240). Benefits shall commence in the month immediately following the later to occur of: (i) the month in which the participant turns age 60 or (ii) the month containing the six-month anniversary date of the participant’s separation from service.

NONQUALIFIED DEFERRED COMPENSATION TABLE – 2014

The following table sets forth information concerning each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY(1) ($) (d)	Aggregate Withdrawals/Distributions ($) (e)	Aggregate Balance at Last FYE(1) ($) (f)
Nicholas J. DeIuliis	-	-	-	-	-
J. Brett Harvey(2)	-	-	$(235,732)	-	$777,286
David M. Khani	-	-	-	-	-
Stephen W. Johnson	-	-	-	-	-
James C. Grech	-	-	-	-	-
Timothy C. Dugan	-	-	-	-	-

(1)	Under our Plan, in the event the Corporation declares a cash dividend, the number of deferred RSUs is automatically increased in connection with the associated dividend equivalent rights. The amounts shown reflect the expense calculated on the dividend equivalent rights based on our closing stock price on the dividend payment date. For Mr. Harvey, the dividend amounts were $5,749. The remaining amount consists of stock price appreciation (or depreciation).

(2)	Mr. Harvey elected to defer until retirement 50% (or 21,372 RSUs) of a RSU award granted to him on May 2, 2006.

UNDERSTANDING OUR DEFERRED COMPENSATION TABLE

Our Plan permits the granting of RSUs with associated dividend equivalent rights. A person may, prior to December 31 of the calendar year that precedes the beginning of the service period, file a deferral election pursuant to which the recipient may elect to defer the annual payout of shares under his or her award. The deferral may be 100% or 50% of each annual installment (i) until 5 years from the grant date, (ii) termination of employment, or (iii) upon a “change in control.” The dividend equivalent rights associated with our RSU awards automatically increase the number of shares underlying a RSU award when we declare and pay a regular cash dividend on our common stock.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLES

Except as otherwise provided, the following narrative and tables set forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, including without limitation resignation, incapacity retirement or a constructive termination of a named executive, or a “change in control” of CONSOL and/or CNX Gas, in the case of Messrs. DeIuliis and Johnson, or a change in the named executive’s responsibilities, as such scenarios are contemplated in the contracts, agreements, plans or arrangements described below.

For each currently employed named executive, the payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each named executive, including those set forth in the Pension Benefits Table – 2014 and Nonqualified Deferred Compensation Table – 2014, and any stock options vested as of December 31, 2014 (which are set forth in the Outstanding Equity Awards at Fiscal Year-End Table – 2014). The tables assume that employment termination and/or the change in control occurred on December 31, 2014 and a valuation of our common stock based on its closing market price on December 31, 2014 of $33.81 per share. The tables also assume that each executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims and compliance with restrictive covenants described below.

A description of some elements of the plans, arrangements and agreements covered by the following tables and which provide for payments or benefits in connection with a termination of employment or change in control are also described under “Compensation Discussion and Analysis” on page 30 and “Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables” on page 52. The footnotes to the tables describe the assumptions that were used in calculating the amounts described below.

Nicholas DeIuliis*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination for Good Reason or Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	-	-	-	-	$1,850,000
Short-Term Incentive(2)	-	-	-	$888,000	-	$3,395,833
Severance Pay Plan(3)	-	$341,538	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	-	-	-	-	-	-
RSUs: Unvested	$1,339,654	$1,339,654	-	$1,339,654	-	$1,339,654
PSUs: Unvested	$3,565,569	$3,565,569	-	$3,565,569	$2,378,235	$2,378,235
CONSOL Stock Units: Unvested	$2,019,032	$2,019,032	-	$2,019,032	$672,338	$672,338
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	$25,000
Continuation of medical/drug/dental benefits(5)	-	-	-	-	-	$31,884
401(k) payment	-	-	-	-	-	$39,000
Restoration Plan	-	-	-	-	-	-
Supplemental Retirement Plan(6)	-	-	-	-	-	$12,115,268
280G Tax Gross-up(7)	-	-	-	-	-	$10,809,016
Total:	$6,924,255	$7,265,793	-	$7,812,255	$3,050,573	$32,656,228

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

J. Brett Harvey*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination for Good Reason or Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	$1,500,000	-	-	-	$2,250,000
Short-Term Incentive(2)	-	$1,312,500	-	-	-	$8,137,392
Severance Pay Plan(3)	-	-	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	-	-	-	-	-	-
RSUs: Unvested	-	-	-	-	-	-
PSUs: Unvested	-	-	-	-	-	-
CONSOL Stock Units: Unvested	-	-	-	-	-	-
Benefits and Perquisites:
Outplacement service	-	$25,000	-	-	-	$25,000
Continuation of medical/drug/dental benefits(5)	-	$32,971	-	-	-	$49,457
401(k) payment	-	-	-	-	-	$46,800
Restoration Plan	-	-	-	-	-	$164,832
Supplemental Retirement Plan(6)	-	-	-	-	-	$5,443,500
280G Tax Gross-up(7)	-	-	-	-	-	-
Total:	-	$2,870,471	-	-	-	$16,116,981

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

David M. Khani*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination for Good Reason or Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	-	-	-	-	$980,000
Short-Term Incentive(2)	-	-	-	$343,000	-	$984,000
Severance Pay Plan(3)	-	$28,269	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	-	-	-	-	-	-
RSUs: Unvested	$1,147,850	$1,147,850	-	$1,147,850	-	$1,147,850
PSUs: Unvested	$548,398	$548,398	-	$548,398	$365,982	$548,398
CONSOL Stock Units: Unvested	$455,319	$455,319	-	$455,319	$151,621	$455,319
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	$25,000
Continuation of life/medical/dental benefits(5)	-	-	-	-	-	$24,088
Supplemental Retirement Plan(6)	$44,471	-	-	$13,083	$44,471	$42,363
401(k) payment	-	-	-	-	-	$46,800
New Restoration Plan	-	-	-	-	-	$81,056
280G Tax Gross-up(7)	-	-	-	-	-	-
Total:	$2,196,038	$2,179,836	-	$2,507,650	$562,074	$4,334,874

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

Stephen W. Johnson*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination for Good Reason or Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	-	-	-	-	$920,000
Short-Term Incentive(2)	-	-	-	$299,000	-	910,000
Severance Pay Plan(3)	-	$79,615	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	-	-	-	-	-	-
RSUs: Unvested	$670,283	$670,283	-	$670,286	-	$670,283
PSUs: Unvested	$930,248	$930,248	-	$930,248	$620,425	$930,248
CONSOL Stock Units: Unvested	$655,813	$655,813	-	$655,813	$218,386	$655,813
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	$25,000
Continuation of medical/drug/dental benefits(5)	-	-	-	-	-	$19,812
401(k) payment	-	-	-	-	-	$46,800
Restoration Plan	-	-	-	-	-	-
Supplemental Retirement Plan(6)	-	-	-	-	-	$2,202,144
280G Tax Gross-up(7)	-	-	-	-	-	-
Total:	$2,256,344	$2,335,959	-	$2,555,347	$838,811	$6,380,100

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

James C. Grech*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination for Good Reason or Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	-	-	-	-	$760,000
Short-Term Incentive(2)	-	-	-	$247,000	-	$632,667
Severance Pay Plan(3)	-	$95,000	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	-	-	-	-	-	-
RSUs: Unvested	$885,923	$885,923	-	$885,923	-	$885,923
PSUs: Unvested	$361,835	$361,835	-	$361,835	$120,490	$361,835
CONSOL Stock Units: Unvested	$303,546	$303,546	-	$303,546	$101,087	$303,546
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	$25,000
Continuation of medical/drug/dental benefits(5)	-	-	-	-	-	$20,826
401(k) payment	-	-	-	-	-	$31,200
Restoration Plan	-	-	-	-	-	$4,909
Supplemental Retirement Plan(6)	-	-	-	-	-	$517,621
New Restoration Plan	-	-	-	-	-	$55,980
280G Tax Gross-up(7)	-	-	-	-	-	-
Total:	$1,551,304	$1,646,304	-	$1,798,304	$221,577	$3,599,507

*	Applicable footnotes follow this table.

Timothy C. Dugan

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination for Good Reason or Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	-	-	-	-	-	$824,000
Short-Term Incentive(2)	-	-	-	$267,800	-	$914,000
Severance Pay Plan(3)	-	$7,923	-	-	-	-
Long-Term Incentive Compensation:(4)
Options: Unvested	-	-	-	-	-	-
RSUs: Unvested	$1,332,208	$1,332,208	-	$1,332,208	-	$1,332,208
PSUs: Unvested	-	-	-	-	-	-
CONSOL Stock Units: Unvested	-	-	-	-	-	-
Benefits and Perquisites:
Outplacement service	-	-	-	-	-	$25,000
Continuation of medical/drug/dental benefits(5)	-	-	-	-	-	$17,199
401(k) payment	-	-	-	-	-	$46,800
New Restoration Plan	-	-	-	-	-	$62,516
280G Tax Gross-up(7)	-	-	-	-	-	-
Total:	$1,332,208	$1,340,131	-	$1,600,008	-	$3,221,723

*	Applicable footnotes follow this table.

(1)	If a change in control occurred and the named executive’s employment did not terminate, the named executive would be entitled only to the payments and benefits shown under Long-Term Incentive Compensation. The narrative following these tables contains a description of events that constitute a “change in control.”

(2)	Using the assumption that a termination occurred at year-end, Mr. Harvey would have already earned or forfeited the short-term incentive award due to age and service at December 31, 2014, and we have not, therefore, reflected these amounts in the table. In the event of death, Messrs. Khani, DeIuliis, Johnson, Grech and Dugan would earn the short-term incentive award. In the event of a qualifying termination in connection with a change in control, each named executive, pursuant to his change in control agreement, would be entitled to a pro-rated payment of his “short-term incentive” compensation based upon the length of service during the year in which the termination occurred. Assuming a target payout for 2014 and a change in control at year-end, each individual would receive, in addition to the amount shown in the table, the amounts set forth in the Grants of Plan-Based Awards Table under the target amounts for non-equity incentive plan awards. In the event of a termination not for cause or a termination for good reason, Mr. Harvey would also be entitled to the pro-rated payment of his short-term incentive compensation for the year in which the termination occurred pursuant to his employment agreement, and assuming a target payout for 2014, he would receive the amount set forth in the Grants of Plan-Based Awards Table under the target amount for non-equity incentive plan awards.

(3)	The Severance Pay Plan for Salaried Employees provides one week of severance for every year of service up to a maximum of 25 weeks in the event that employment is involuntarily terminated because of a reduction in workforce. As of December 31, 2014, Messrs. Harvey, Khani, DeIuliis, Johnson, Grech and Dugan were entitled to 17 weeks, 3 weeks, 24 weeks, 9 weeks, 13 weeks and 1 week, respectively, of severance.

(4)	If a currently employed named executive is eligible for Early Retirement or Normal Retirement, each as defined by the applicable equity award agreements, that named executive would be entitled to the following amounts for unvested options, RSUs, PSUs and CONSOL Stock Units, respectively, under any termination scenario except termination for cause (in which case, the equity is forfeited): Mr. Harvey (Normal Retirement eligible): $0; $2,732,524; $10,011,513; and $2,846,430. Messrs. DeIuliis, Johnson, Khani, Grech and Dugan are not eligible for Early Retirement or Normal Retirement, and as such, they would not receive the value of such equity awards in the event of a Separation Retirement. The values for long-term incentive compensation represent the value of the unvested CONSOL stock options, RSUs, PSUs, and CONSOL Stock Units, which would accelerate and vest or would continue to vest according to the vesting schedule, depending on the termination event. The value of the CONSOL unvested options, RSUs and PSUs was calculated using a closing market price of $33.81 for CONSOL (noting that no value is listed for the options when the strike price exceeds $33.81 and assumes target payout for the PSUs). For the PSUs granted in 2012 which had a performance period ending December 31, 2014, we have not included these amounts since the vesting period had ended on December 31, 2014.

(5)	In the event of a qualifying termination in connection with a change in control, as of December 31, 2014, Messrs. Harvey and DeIuliis, pursuant to their change in control agreement, would be entitled to the continuation of medical, drug, vision and dental coverage for a period of 36 months and 30 months, respectively and Messrs. Khani, Johnson, Grech and Dugan would each be entitled to 24 months.

(6)	In the event of a termination for cause, no benefit is payable. Benefits vest immediately in the event of termination due to disability, death or change in control.

(7)	This calculation is an estimate for proxy disclosure purposes only. Payments on an actual change of control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, reasonable compensation analyses and the value of the covenant not to compete. Assumptions used in the Proxy Statement include:

•	Marginal federal, Pennsylvania state and FICA tax rates of 35%, 3.07% and 1.45%, respectively;

•	Any payments with respect to the 2014 bonus were not contingent on the change in control (and thus, not required to be included in the calculation);

•	Stock options are assumed to become fully vested and/or exercisable and are valued in accordance with Rev. Proc. 98-34 and Q&A 24(c) of Code Section 280G based on expected life of the option; and

•

We did not attribute any value to non-competition covenants or take the position that any part of the value of the performance-based equity and long-term incentive plans provided to the applicable named executive was reasonable compensation for services prior to the change of control, which would have reduced the estimated excise tax gross-up payment, if any.

UNDERSTANDING OUR CHANGE IN CONTROL AND EMPLOYMENT TERMINATION TABLES AND INFORMATION

Executive Summary Regarding Agreements and/or Programs with Change of Control Termination Provisions

This section provides information regarding the following Corporation agreements and/or programs which provide for benefits to be paid to named executives in connection with employment termination and/or a change in control of the Corporation or, with respect to Messrs. DeIuliis and Johnson, CNX Gas:

•	Employment Agreement with our Former Chief Executive Officer;

•	Change in Control Agreements;

•	Stock Option Agreements;

•	RSU Agreements;

•	PSU and CONSOL Stock Unit Awards;

•	Supplemental Retirement Plan; and

•	Severance Pay Plan for Salaried Employees.

Employment Agreement with Mr. Harvey

As previously discussed in the “Compensation Discussion and Analysis” on page 45, Mr. Harvey has an employment agreement with CONSOL. As a result of Mr. Harvey’s voluntary retirement in January 2015, the severance-related terms of his employment agreement are inoperable and should be considered only in connection with understanding the disclosures included in the above table with respect to Mr. Harvey and the various assumptions relating thereto. In connection with Mr. Harvey’s voluntary retirement, Mr. Harvey’s employment agreement no longer governs his compensation arrangements with the Corporation.

In connection with Mr. Harvey becoming the Executive Chairman immediately after the May 7, 2014 Annual Meeting, we amended his employment agreement; the principal amendments were as follows:

(i)	a revised employment period commencing upon the conclusion of that annual meeting until the later to occur of May 7, 2015 or the date of the annual shareholders’ meeting in 2015, with an option for the Board and Mr. Harvey to extend the term for an additional year;

(ii)	reduced minimum annual base salary of $750,000;

(iii)	a minimum target annual bonus opportunity remaining at its current level of 175% of his base salary; and

(iv)	at the discretion of the Compensation Committee and the Board, participation in the long-term equity incentive compensation plan maintained by the Corporation in 2015.

The terms of the employment agreement, as amended, provided that if Mr. Harvey resigned for “good reason” (as defined in the employment agreement) or was terminated without “cause” (as defined in the employment agreement), and in each case he delivered a signed release of claims reasonably satisfactory to the Corporation and to the Corporation’s General Counsel within thirty (30) days of the date of his termination and does not revoke such release within the seven-day revocation period provided for in the release, he would have been entitled to receive severance payments in the form of:

•	his then current base salary through the date of termination and any annual bonus awarded in accordance with the Corporation’s bonus program but not yet paid;

•

an amount equal to two times his then current base salary and two times the target annual bonus amount (provided that Mr. Harvey has not breached the confidentiality, non-competition and non-solicitation restrictions set forth in the employment agreement);

•	payment of the pro-rata portion of his target bonus in the year of termination if the relevant performance goals were met;

•	medical benefits or reimbursements for a maximum period of 24 months;

•	payment of all accrued but unused vacation time;

•	payment for reasonable outplacement assistance services actually incurred by him in seeking other employment within 12 months of his termination; and

•	reimbursement for business expenses incurred prior to such termination.

If Mr. Harvey’s employment had been terminated for good reason or without cause, he and his dependents would have continued to receive his medical insurance benefits from the Corporation, on terms substantially comparable to terms of the Corporation’s medical plan, for up to 24 months following the termination date.

If Mr. Harvey’s employment had been terminated due to death or “permanent disability,” he (or his estate, if applicable) would have been entitled to receive:

•	his then current base salary through the date of termination;

•	a pro-rata portion of his target bonus for the year of termination;

•	payment for all accrued, but unused vacation time; and

•	reimbursement for business expenses incurred prior to such termination, with such amounts payable in a single lump sum within 10 days following termination.

If Mr. Harvey’s employment had been terminated for cause or by Mr. Harvey other than for good reason and not due to death or permanent disability, he would have been entitled to receive solely his base salary through the termination date, payment for all accrued but unused vacation time through the termination date, and reimbursement of reimbursable expenses incurred prior to termination.

All stock option, RSU and PSU awards contain non-competition provisions which prohibit Mr. Harvey from taking the following actions during the term of his employment and for a period of two years after termination of such employment:

•

directly or indirectly engaging in any business which is in competition with any line of business conducted by the Corporation or an affiliate of the Corporation and which is in any area where the Corporation or its affiliates do business;

•	performing or soliciting the performance of services for any customer or client of the Corporation or its affiliates;

•

inducing any employee of the Corporation or its affiliate to do either of the actions described in the preceding bullet points or terminating such employee’s employment with the Corporation or its affiliates or offering employment to any person who was employed by the Corporation or its affiliates unless such person has ceased such employment for a period of at least 12 months; or

•	directly or indirectly assisting others in any of the above referenced actions.

Further, Mr. Harvey’s employment agreement contains restrictive covenants relating to confidential information, the terms of which are identical to those set forth in the CONSOL equity award agreements. See “Change in Control and Restrictive Covenant Provisions – CONSOL Stock Options, RSUs, PSUs and CONSOL Stock Units” below for a description of these restrictive covenants.

In connection with Mr. Harvey’s voluntary retirement effective January 31, 2015, the Board approved a $675,000 annual cash retainer and a $150,000 annual non-employee director equity retainer in the form of RSUs to be paid to Mr. Harvey as compensation for his service as the non-employee Chairman of the Board.

Change in Control Agreements

As of December 31, 2014, Messrs. Harvey, Khani, Grech, and Dugan each had change in control severance agreements with CONSOL, and Messrs. DeIuliis and Johnson had a change in control severance agreement with CONSOL and CNX Gas (which we refer to collectively as the “CIC Agreements”).

As a result of Mr. Harvey’s voluntary retirement, the following description of the severance-related terms of his CIC Agreement are inoperable and should be considered only in connection with understanding the disclosures included in the above table with respect to Mr. Harvey and the various assumptions relating thereto.

The CIC Agreements provide severance benefits to our named executives if they are terminated (i) after, or in connection with, a CONSOL change in control (as described below) (and/or, in the case of Messrs. DeIuliis and Johnson, a CNX Gas change in control (as described below)) by CONSOL (and/or by CNX Gas, in the case of Messrs. DeIuliis and Johnson) for any reason other than cause (as defined below), death or disability (as defined below), that occurs not more than three months prior to or within two years after, a CONSOL change in control (and/or a CNX Gas change in control, in the case of Messrs. DeIuliis and Johnson), or is requested by a third party initiating the CONSOL change in control (and/or the CNX Gas change in control, in the case of Messrs. DeIuliis and Johnson) or (ii) within the two-year period after a CONSOL change in control (and/or a CNX Gas change in control, in the case of Messrs. DeIuliis and Johnson), if he is “constructively terminated” (as defined below).

Under the two circumstances described above, as of December 31, 2014, the named executives would be entitled to receive:

•

a lump sum cash payment equal to a multiple of base pay plus a multiple of incentive pay (the multiple, in each case, for Mr. Harvey, 3.0; for Mr. DeIuliis, 2.5; and for Messrs. Khani, Johnson, Grech, and Dugan, 2.0);

•	a pro-rated payment of his incentive pay for the year in which his termination of employment occurs;

•

for a specified period (for Mr. Harvey, 36 months; for Mr. DeIuliis, 30 months; and for Messrs. Khani, Johnson, Grech, and Dugan, 24 months), the continuation of medical and dental coverage (or monthly reimbursements in lieu of continuation);

•

if he would have been eligible for post-retirement medical benefits had he retired from employment during the applicable period, but is not so eligible due to termination, then at the conclusion of the benefit period, the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) will provide him with additional continued group medical coverage comparable to that which would have been available under the Corporation’s (or CNX Gas’s, in the case of Messrs. DeIuliis and Johnson) post-retirement program for so long as such coverage would have been available under such program, or the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) will provide monthly reimbursements to him in lieu of such coverage;

•

a lump sum cash payment equal to the total amount that the executive would have received under the 401(k) plan as a match if he was eligible to participate in the 401(k) plan for a specified period after his termination date (for Mr. Harvey, 36 months; for Mr. DeIuliis, 30 months; and for Messrs. Khani, Johnson, Grech, and Dugan, 24 months) and he contributed the maximum amount to the plan for the match;

•

a lump sum cash payment equal to the difference between the present value of his accrued pension benefits at his termination date under the qualified defined benefit plan and (if eligible) any plan or plans providing nonqualified retirement benefits and the present value of the accrued pension benefits to which the executive would have been entitled under the pension plans if he had continued participation in those plans for a specified period after his termination date (for Mr. Harvey, 36 months; for Mr. DeIuliis, 30 months; and for Messrs. Khani, Johnson, Grech and Dugan, 24 months);

•	a lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services and other expenses associated with seeking other employment; and

•

any amounts earned, accrued or owing but not yet paid as of his termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs.

In addition, upon a CONSOL change in control (and/or a CNX Gas change in control, in the case of Messrs. DeIuliis and Johnson) all equity awards granted to each of the executives will become fully vested and/or exercisable on the date the change in control occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement. If it is determined that any payment or distribution to an executive or for his benefit would constitute an “excess parachute payment” within the meaning of Section 280G of the federal income tax laws, the executives (other than Messrs. Khani, Grech and Dugan) will be entitled to an additional amount, subject to certain limitations, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999 of the federal income tax laws, and any tax imposed upon the gross-up payment, will be equal to the excise tax on the payment.

The CIC Agreements contain confidentiality, non-competition and non-solicitation obligations. The named executives have each agreed not to compete with the business for one year, or to solicit employees for two years, following a termination of employment, when such executive is receiving severance benefits under a CIC Agreement.

No payments are made or benefits provided under the CIC Agreements unless the executive executes, and does not revoke, a written release of any and all claims (other than for entitlements under the terms of the agreement or which may not be released under the law).

“Cause” is a determination by the Board (or the CNX Gas Board, in the case of Mr. DeIuliis and Johnson) that the executive has:

•	(a) been convicted of, or has pleaded guilty or nolo contendere to, any felony or any misdemeanor involving fraud, embezzlement or theft; or

•

(b) wrongfully disclosed material confidential information of the Corporation or any subsidiary (including CNX Gas), has intentionally violated any material express provision of the Corporation’s code of conduct for executives and management employees (as then in effect) or has intentionally failed or refused to perform any of his material assigned duties for the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson), and any such failure or refusal has been demonstrably and materially harmful to the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson).

Notwithstanding the foregoing, the executive will not be deemed to have been terminated for “cause” under clause (b) above unless the majority of the members of the Board (or the CNX Gas Board, in the case of Messrs. DeIuliis and Johnson) plus one member of such board, find that, in its good faith opinion, the executive has committed an act constituting “cause,” and such resolution is delivered in writing to the executive.

A “change in control” under the CIC Agreements means the occurrence of any of the following events:

•

(i) the acquisition by any individual, entity or group of beneficial ownership of more than 25% of the combined voting power of the then outstanding voting stock of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson); provided, however, that the following acquisitions will not constitute a change in control: (A) any issuance of voting stock of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) directly from the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) that is approved by the then incumbent Board (or incumbent CNX Gas board, in the case of Messrs. DeIuliis and Johnson), (B) any acquisition by the Corporation (or by CNX Gas or the Corporation and any of their respective subsidiaries in the case of Messrs. DeIuliis and Johnson) of voting stock of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson), (C) any acquisition of voting stock of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any subsidiary of the Corporation (including CNX Gas), (D) any acquisition of voting stock of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) by an underwriter holding securities of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) in connection with a public offering thereof, or (E) any acquisition of voting stock of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) by any person pursuant to a transaction that complies with clauses (A), (B) and (C) of (iii) below; or

•

(ii) individuals who constitute the Board as of the agreement date (or in the case of Messrs. DeIuliis and Johnson, individuals who constitute the CNX Gas Board other than at a time when the Corporation and/or its subsidiaries beneficially own more than 50% of the total voting stock of CNX Gas) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Corporation’s shareholders (or CNX Gas’s shareholders, in the case of Messrs. DeIuliis and Johnson) was approved by a vote of at least two-thirds of the directors then comprising the incumbent Board (or incumbent CNX Gas Board, in the case of Messrs. DeIuliis and Johnson) are deemed to have then been a member of the incumbent Board (or incumbent CNX Gas Board, in the case of Messrs. DeIuliis and Johnson), but excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board (or the CNX Gas board, in the case of Messrs. DeIuliis and Johnson);

•

(iii) consummation of a reorganization, merger or consolidation of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) or a direct or indirect wholly owned subsidiary of the Corporation (or a direct or indirect wholly owned subsidiary of CNX Gas, in the case of Messrs. DeIuliis and Johnson), a sale or other disposition of all or substantially all of the assets of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson), or other transaction involving the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson), unless, in each case, immediately following such transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such transaction or any direct or indirect parent corporation thereof, (B) no person other than the Corporation (or, in the case of Messrs. DeIuliis and Johnson, the Corporation and/or any of its subsidiaries) beneficially owns 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such transaction or any direct or indirect parent corporation thereof and (C) at least a majority of the members of the Board (or the CNX Gas Board, in the case of Messrs. DeIuliis and Johnson, other than at a time when the Corporation and/or its subsidiaries beneficially own more than 50% of the total voting stock of CNX Gas) of the entity resulting from such transaction or any direct or indirect parent corporation thereof were members of the incumbent Board (or the incumbent CNX Gas Board, in the case of Messrs. DeIuliis and Johnson) at the time of the execution of the initial agreement or of the action of the Board providing for such transaction;

•

(iv) approval by the shareholders of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) of a complete liquidation or dissolution of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson), except pursuant to a transaction that complies with clauses (A), (B) and (C) of (iii) above; or

•

(v) in the case of Messrs. DeIuliis’ and Johnson’s CIC Agreements, other than a time when CONSOL and/or its subsidiaries beneficially own less than 50% of the total voting stock of CNX Gas, a CONSOL change in control (as described in clauses (i) through (iv) above).

A “constructive termination” means:

•	a material adverse change in position;

•	a material reduction in annual base salary or target bonus or a material reduction in employee benefits;

•

a material adverse change in circumstances as determined in good faith by the executive, including a material change in the scope of business or other activities for which the executive was responsible for prior to the change in control, which has rendered the executive unable to carry out, has materially hindered his performance of, or has caused him to suffer a material reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position he held immediately prior to the change in control, as determined by him;

•

the liquidation, dissolution, merger, consolidation or reorganization of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) or transfer of substantially all of the Corporation’s (or CNX Gas’s, in the case of Messrs. DeIuliis and Johnson) business or assets unless the successor assumes all duties and obligations of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) under the applicable CIC Agreement; or

•	the relocation of the executive’s principal work location to a location that increases his normal commute by 50 miles or more or that requires travel increases by a material amount.

Stock Options

In the event that a named executive’s employment with the Corporation (including any affiliate of the Corporation) is terminated for “cause” (as defined in our Plan) or the named executive breaches non-competition or proprietary information covenants (see description below), then any stock option (whether vested or unvested) that is granted to the named executive will be canceled and forfeited in its entirety on the date of termination of employment or breach of covenant, as applicable. In addition, any stock option exercised during the six month period prior to such termination of employment or breach of covenant, as applicable, will be rescinded, and the named executive will be required to pay to the Corporation within 10 days an amount in cash equal to the gain realized by the exercise of the stock option.

In the event that the named executive’s employment terminates voluntarily, due to “disability” (as defined in our Plan) or by the Corporation without “cause” (as defined in our Plan), the non-vested portion of any stock option will be deemed cancelled on the termination date and the vested portion, if any, of the stock option as of the date of such termination will remain exercisable for the lesser of a period of 90 days following termination or until the expiration date of the stock option. Notwithstanding the previous sentence, if such termination occurs by reason of an “early retirement” or “incapacity retirement” as defined in the Pension Plan (or any successor plan) and as provided in the award agreement, then in that event the non-vested portion of the stock option will continue to vest and become exercisable in the ordinary course and will remain exercisable until the stock option’s expiration date. If the named executive’s employment is terminated by reason of a “normal retirement,” as defined in the Pension Plan (or any successor plan), the non-vested portion of the stock option will vest in its entirety on the effective date of the named executive’s retirement and the stock option will remain exercisable until its expiration date.

In the event that employment with the Corporation (including any affiliate) is terminated by reason of a reduction in force as specified and implemented by the Corporation, the non-vested portion of a stock option will continue to vest and become exercisable in accordance with the vesting schedule set forth in the award agreement, will remain exercisable until the expiration date, and the non-competition and certain non-solicitation provisions in the agreement will not apply. In the event that the named executive’s employment is terminated by reason of death, the non-vested portion of the stock option will vest in its entirety immediately upon the date of death and will remain exercisable for the lesser of a period of three years following death or the expiration date.

RSUs

All shares subject to RSU awards that are issued under our Plan will vest (i.e., will not be subject to forfeiture as the result of employment termination) upon the occurrence of any of the following events and will be delivered on the termination date, or as soon as administratively practical thereafter (but in no event later than the 15th day of the third month following that date):

•	termination of employment with the Corporation on or after age 65;

•

termination of employment with the Corporation on or after age 55 under circumstances which also satisfy the criteria for either “early retirement” or “incapacity retirement” under the Pension Plan, as in effect at that time; or

•	termination of employment with the Corporation by reason of death or as part of a reduction in force as specified and implemented by the Corporation.

In no event will any shares vest in the event employment with the Corporation is terminated for “cause” as defined in our Plan (see below) or if a named executive leaves the Corporation’s employment for any reason other than in connection with one of the special vesting events specified above.

In addition, if employment is terminated for “cause” or the named executive breaches the non-competition or proprietary information covenants (see below), then, in addition to awards being cancelled with respect to any unvested shares, the named executive will also forfeit all of his right, title and interest in and to any shares which have vested under existing awards and which are held by him at that time or are otherwise subject to deferred issuance. In addition, to the extent a named executive has sold any of his vested shares within the six month period ending with the date of the named executive’s termination for “cause” or breach of the non-competition or proprietary information covenants or at any time thereafter, then the named executive will be required to repay to the Corporation, within 10 days after receipt of written demand from the Corporation, the cash proceeds received upon each such sale, provided the demand is made by the Corporation within one year after the date of that sale.

In the event employment is terminated because of a reduction in force, the named executive will not be subject to the non-competition and certain non-solicitation provisions contained in the award agreement.

PSU and CONSOL Stock Unit Awards

If a named executive’s employment with CONSOL or any affiliate is terminated:

•	on or after the date the named executive has reached the age of 55 by reason of an “Early Retirement” or “Incapacity Retirement;”

•	by reason of a “Normal Retirement;”

•	on account of death or Disability (other than an Incapacity Retirement); or

•	by reason of a reduction in force as specified and implemented by the Corporation prior to the payment date or the change in control payment date, as applicable, the named executive shall be entitled to retain his or her units and receive payment therefore to the extent earned and payable under the award.

However, in the case of a Disability, the named executive shall only be entitled to retain a prorated portion of the units determined at the end of the performance period and based on the number of complete months that the named executive worked in the performance period. If a named executive’s employment with CONSOL or any affiliate is terminated for any other reason, including by the named executive voluntarily, or by CONSOL with or without cause (other than in connection with a reduction in force as explained above), prior to the payment date or the change in control payment date, as applicable, the units awarded to the named executive shall be cancelled and forfeited.

In the event employment is terminated because of a reduction in force, the named executive will not be subject to the non-competition and non-solicitation provisions contained in the award agreement.

Equity Incentive Plan Definitions

The following definitions and provisions are set forth in our Plan:

“Cause” is defined, unless otherwise defined in the applicable award agreement, as a determination by the Compensation Committee that a person has committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to the Corporation, deliberately and repeatedly violated the rules of the Corporation or the valid instructions of the Board or an authorized officer of the Corporation, made any unauthorized disclosure of any of the material secrets or confidential information of the Corporation, or engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to the Corporation.

“Disability” is defined, unless otherwise defined in the applicable award agreement, as an award recipient’s inability, because of physical or mental incapacity or injury (that has continued for a period of at least 12 consecutive calendar months) to perform for the Corporation or an affiliate of the Corporation substantially the same services as he or she performed prior to incurring the incapacity or injury.

Change in Control and Restrictive Covenant Provisions - CONSOL Stock Options, RSUs, PSUs and CONSOL Stock Units

All stock options, RSU, PSU and CONSOL Stock Unit awards, whether or not vested, vest (at target in the case of PSU and CONSOL Stock Unit awards) upon a “change in control,” which is defined under our Plan as (unless otherwise defined in the applicable award agreement) the earliest to occur of:

•

any one person (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, and any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of Corporation stock), or more than one person acting as a group, is or becomes the beneficial owner of shares that, together with the shares held by that person or group, possess more than 50% of the total fair market value or total voting power of the Corporation’s shares;

•

a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

•	the sale of all or substantially all of the Corporation’s assets.

However, in the event the accelerated vesting of the awards, either alone or together with any other payments or benefits to which the named executive may otherwise become entitled from the Corporation in connection with the “change in control” would, in the Corporation’s good faith opinion, be deemed to be a parachute payment under Section 280G of the Code (or any successor provision), then, unless any agreement between the named executive and the Corporation provides otherwise, the number of options and RSUs which vest on this accelerated basis will be reduced to the extent necessary to assure, in the Corporation’s good faith opinion, that no portion of the accelerated award will be considered such a parachute payment.

All stock option and unit awards contain a covenant regarding confidential information and trade secrets, pursuant to which the recipient must agree, at any time during or after his or her employment with the Corporation, not to disclose or use for his or any other person or entity’s own benefit or purposes, other than the Corporation and its affiliates, any proprietary confidential information or trade secrets, which are unique to the Corporation and not generally known to the industry or the public. In addition, upon termination with the Corporation for any reason, the award recipient must immediately return all materials relating to the business of the Corporation and its affiliates, excluding personal notes, notebooks and diaries, and may not retain or use for such person’s own account at any time any trade names, trademarks or other proprietary business designation used or owned in connection with the business of the Corporation or its affiliates.

Supplemental Retirement Plan

If a participant’s employment with CONSOL or any subsidiary terminates for “cause” (which is defined to include a violation of any nonsolicitation, noncompetition or nondisclosure provision contained in any agreement entered into by and between a participant and CONSOL or any subsidiary), no benefits will be payable under the Supplemental Retirement Plan. Additionally, each participant agrees by participating in the Supplemental Retirement Plan that within ten (10) days after the date we provide the participant with a notice that there has occurred a termination on account of “cause,” the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the plan within the six (6) months prior to the date of the earliest breach. A forfeiture of Supplemental Retirement Plan benefits will also occur for certain cause events even if the event does not occur or is not discovered until after any termination of employment. Benefits under the Supplemental Retirement Plan will immediately vest upon death or disability of a participant or upon a “change in control” (as described below).

Further, the participant will be entitled to receive the vested benefits in a lump sum payment if the participant’s employment is terminated after, or in connection with, a “change of control” (as defined in the Supplemental Retirement Plan) on account of:

•	an involuntary termination associated with a “change in control” within the two year period after the “change in control,” or

•

a termination by CONSOL other than for “cause” or due to the participant’s death or disability that (A) occurs not more than three months prior to the date on which a “change in control” occurs or (B) is required by a third party who initiates a “change in control.”

The benefit will be calculated as if the participant terminated on the date of the change in control, but the participant will be considered only for purposes of applying the appropriate actuarial reduction to have a minimum age of 55 and a minimum of 20 years of credited service. Additional service credit will also be provided for the term of any payments under a participant’s CIC Agreement, if any, with the Corporation. See “Understanding our Pension Benefits Table” on page 57 for more information regarding the Supplemental Retirement Plan.

New Restoration Plan

In the event a participant in the New Restoration Plan terminates employment with the Corporation and its subsidiaries in connection with a “change in control” (as defined in the New Restoration Plan), the participant is entitled to a contribution to the New Restoration Plan for the year in which the termination occurs. If such termination occurs prior to September 30 of a calendar year, then such contribution will be based upon the participant’s base salary and target bonus for the year and, if such termination occurs on or after September 30 of a calendar year, such contribution will be based upon the participant’s base salary and actual bonus for the year. Notably, the same contribution treatment applies for participants who incur an involuntary termination of employment due to death, disability, incapacity retirement or reduction in force, and the same compensation treatment for terminations that occur on or after September 30 applies to participants who voluntarily resign from employment. If a participant’s employment terminates on account of “cause” (as defined in the New Restoration Plan), no benefits will be payable under the plan.

Severance Pay Plan For Salaried Employees

Eligible employees of CONSOL are entitled to receive benefits under the Severance Pay Plan immediately upon completion of one year of continuous service with CONSOL. Pursuant to the terms of the Severance Pay Plan, upon an involuntary termination that is part of a workforce reduction, the employee is entitled to one week’s compensation for each completed full year of continuous service, up to a maximum of 25 weeks’ compensation, subject to the Severance Pay Plan’s reemployment provisions described below. Benefits under the Severance Pay Plan do not apply where the employee is terminated for “cause” or resigns, or where such employee’s employment ends in connection with the sale of stock or all or part of the CONSOL asset and the employee is offered employment by the purchaser (or its affiliate) of the stock or all or part of the CONSOL asset.

Calculation of the one week’s compensation is made on the basis of straight time pay (excluding any bonus or overtime compensation) for such employee’s permanently assigned position. In addition to severance benefits, employees are granted any vacation pay to which they are entitled. Employees with less than one year of service are paid only up to and including the date of termination.

In the event that the terminated employee is re-employed as a full-time employee before the severance pay period has expired, the employee shall reimburse CONSOL for the amount of severance benefits which relate to the unexpired period. If the employee was granted vacation pay, the employee may, at his or her option, remit the vacation pay to CONSOL and schedule a later vacation at a time mutually agreed upon with CONSOL.

Employees will not be entitled to severance under this plan unless and until such employee executes, and does not revoke, a release, deemed satisfactory by the Corporation, waiving any and all claims against the Corporation, its affiliates and subsidiaries and all related parties.

ACCOUNTANTS AND AUDIT COMMITTEE

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management of CONSOL and Ernst & Young LLP (“E&Y”), the independent registered public accounting firm serving as the independent auditor of the Corporation for the fiscal year ended December 31, 2014, the audited financial statements of the Corporation for the fiscal year ended December 31, 2014 (the “Audited Financial Statements”). In addition, we have discussed with E&Y the matters required to be discussed relating to the conduct of the audit under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) (Auditing Standard No. 16 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of the registered public accountant’s activities or access to requested information and any significant disagreements with management).

The Audit Committee also has received the written disclosures and the letter from E&Y required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with that firm its independence from the Corporation and its subsidiaries. The committee also discussed with management of the Corporation and E&Y such other matters and received such assurances from them as we deemed appropriate.

Management is responsible for the Corporation’s internal controls and the financial reporting process. E&Y is responsible for performing an independent audit of CONSOL’s financial statements and of its internal control over financial reporting in accordance with generally accepted auditing standards and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions with management and a review of the report of E&Y with respect to the Audited Financial Statements and the other matters described above, and relying thereon, the Audit Committee has recommended to the Board the inclusion of the Audited Financial Statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Members of the Audit Committee:

Raj K. Gupta, Chairman
Philip W. Baxter
John T. Mills

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CONSOL under the Securities Act of 1933 or the Exchange Act, except to the extent that the Corporation specifically incorporates the Report by reference therein.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

E&Y was the independent registered public accounting firm selected by the Corporation’s Audit Committee as the independent auditor for the fiscal years ended December 31, 2014 and December 31, 2013.

The following table presents fees billed for professional audit services rendered by E&Y in connection with its audits of CONSOL’s annual financial statements for the years ended December 31, 2014 and December 31, 2013 and fees for other services rendered by E&Y during those periods.

	2014 (E&Y Fees)	2013 (E&Y Fees)
Audit Fees	$2,777,519	$2,499,388
Audit-Related Fees	$-	$1,006,275
Tax Fees	$62,488	$213,201
All Other Fees	$1,995	$1,995

Total	$2,842,002	$3,720,859

As used in the table above, the following terms have the meanings set forth below.

Audit Fees

The fees for professional services rendered in connection with the audit of CONSOL’s annual financial statements, for Sarbanes-Oxley attestation procedures, for the review of the financial statements included in CONSOL’s Quarterly Reports on Form 10-Q and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

The fees for assurance and related services that are reasonably related to the performance of the audit or review of CONSOL’s financial statements.

Tax Fees

The fees for professional services rendered for tax compliance, tax advice and tax planning in 2014, for work performed in connection with the Murray Transaction and a tax basis project.

All Other Fees

The fees for products and services provided, other than for the services reported under the headings “Audit Fees,” “Audit-Related Fees” and “Tax Fees.” These fees were for a subscription to E&Y’s GAAIT service, an electronic accounting and research tool offered by E&Y.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. All of the services performed by E&Y in 2014 and 2013 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. Proposed services may require specific pre-approval by the Audit Committee (e.g., annual financial statement audit services) or alternatively, may be pre-approved without consideration of specific case-by-case services (e.g., audit related and tax services). In either case, the Audit Committee must consider whether such services are consistent with SEC rules on auditor independence.

PROPOSAL NO. 2 - RATIFICATION OF ANTICIPATED APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee anticipates appointing Ernst & Young LLP as the independent registered public accounting firm to serve as the independent auditor for CONSOL in respect of the fiscal year ended December 31, 2015. The Audit Committee recommends that the shareholders of CONSOL ratify this anticipated appointment.

If the shareholders of CONSOL do not ratify the anticipated appointment of Ernst & Young LLP, the appointment of an independent registered public accounting firm to serve as the independent auditor for the fiscal year ending December 31, 2015 will be reconsidered by the Audit Committee.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to address the meeting and respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE ANTICIPATED APPOINTMENT OF ERNST  & YOUNG LLP AS INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.

PROPOSAL NO. 3 - APPROVAL OF CONSOL’S EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Corporation is required to provide its shareholders with the opportunity to cast a non-binding advisory vote on compensation paid to our named executives. At our 2011 annual meeting of shareholders, our shareholders voted to conduct this advisory vote on an annual basis.

As described in detail in the “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain key executives who drive our success and industry leadership. We achieve these objectives through compensation that:

•	links a significant portion of total compensation to performance, which we believe will create long-term shareholder value;

•	consists primarily of stock-based compensation, which encourages our named executives to act as owners of the Corporation;

•	is tied to overall corporate performance, financial and operational goals (annual and long-term);

•	enhances retention in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions;

•	discourages unnecessary and excessive risk-taking; and

•	provides a competitive total pay opportunity.

The Compensation Committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goal of aligning our executive compensation structure with our shareholders’ interests and current market practices. Please read “Compensation Discussion and Analysis” beginning on page 30, which describes the Corporation’s executive compensation program and the decisions made by the Compensation Committee in 2014 in more detail, including information about the fiscal year 2014 compensation paid to our named executives and how we responded to shareholder concerns.

CONSOL has had a consistent record of delivering solid financial results for our shareholders. For a discussion of the Corporation’s significant achievements in 2014, see “Compensation Discussion and Analysis – Summary.” We believe that our executive compensation programs have played a material role in our ability (i) to drive the strong financial results described in “Compensation Discussion and Analysis” and (ii) to attract and retain a highly experienced, successful team to manage the Corporation.

We are asking our shareholders to indicate their support for the compensation paid to our named executives in 2014 as described in this Proxy Statement (including the Compensation Discussion and Analysis, the compensation tables and other related compensation disclosures required by Regulation S-K Item 402 and contained herein). This proposal is intended to give our shareholders the opportunity to express their views on the compensation paid to our named executives in 2014. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our named executives, and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, we ask our shareholders to vote “FOR,” on an advisory basis, the compensation paid to our named executives in 2014, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, and to adopt the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Corporation’s named executives, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, your vote will not be binding on the Corporation, the Board or the Compensation Committee. However, our Board and our Compensation Committee, which is responsible for designing and administering the Corporation’s executive compensation program, value the opinions of our shareholders and to the extent there is any significant vote against the compensation paid to our named executives in 2014, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION PAID TO OUR NAMED EXECUTIVES IN 2014, AS DISCLOSED IN THIS PROXY STATEMENT, PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER CONSOL ENERGY

EQUITY COMPENSATION PLAN

The following table summarizes the Corporation’s equity compensation plan information as of December 31, 2014.

Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders as of 12/31/14	8,287,017	(1)	$41.24	(2)	4,367,712

Equity compensation plans not approved by security holders	-		-		-

Total	8,287,017		$41.24		4,367,712

(1)	Of this total, 4,845,833 are outstanding stock options, 1,248,191 are RSUs, 2,453 are deferred stock units, 2,190,540 are PSUs and CONSOL Stock Units (earned at maximum level).

(2)	The weighted-average exercise price does not take into account the RSUs, deferred stock units, PSUs or cash-settled phantom stock units.

The Plan was approved prior to CONSOL’s initial public offering by its then shareholders. In May 2005, the shareholders approved an amendment to the Plan, including an increase in the total number of shares of common stock that can be covered by grants, to 9,100,000 shares. In May 2006, there was a 2-for-1 stock split bringing the total number of shares of common stock that can be covered by grants to 18,200,000 shares and in April 2009, the shareholders approved an amendment to the Plan, including an increase in the total number of shares issuable under the Plan to 23,800,000, and in May 2012, the shareholders approved an amendment to the Plan, including an increase in the total number of shares issuable under the Plan to 31,800,000.

PROPOSAL NO. 4 – SHAREHOLDER PROPOSAL REGARDING PROXY ACCESS

We have been notified of the intention to present the following resolution, reproduced verbatim, at the Annual Meeting by the Comptroller of the City of New York, Scott M. Stringer, One Centre Street, New York, New York, 10007-2341, as custodian and trustee of the New York City Employees’ Retirement System, the New York City Fire Department Pension Fund, the New York City Teachers’ Retirement System, and the New York City Police Pension Fund, and the custodian of the New York City Board of Education Retirement System (the “Systems”). The Systems are the holders of an aggregate of 486,122 shares of our common stock. The Board and CONSOL accept no responsibility for the proposed resolution and supporting statement. A shareholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. As required by SEC rules, the resolution and supporting statement are printed below:

RESOLVED: Shareholders of CONSOL Energy Inc. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a) have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b) give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c) certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Shareholder Supporting Statement

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	Would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	Has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed bylaw terms enjoy strong investor support – votes for similar shareholder proposals averaged 55% from 2012 through September 2014 – and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.

END OF SHAREHOLDER PROPOSAL

CONSOL’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL NO. 4

Your Board of Directors carefully considered this proposal and believes it is not in the best interest of the Corporation or our shareholders at this time to adopt a “proxy access” bylaw. The Board recommends that shareholders vote AGAINST this proposal for the following reasons:

•

Implementation of a proxy access bylaw would undermine the important role of the independent Nominating and Corporate Governance Committee, which already maintains robust nomination processes, including considering candidates submitted by shareholders.

¡

Allowing shareholders to nominate competing candidates for director in our proxy statement would usurp the role of the independent Nominating and Corporate Governance Committee and our Board in one of the most crucial elements of corporate governance, the selection and nomination of directors. Our independent Nominating and Corporate Governance Committee and our Board are best situated to assess the particular qualifications of potential director nominees and determine whether they will contribute to an effective and well-rounded Board that operates openly and collaboratively and represents the interests of all shareholders, not just those with special interests.

¡

The Nominating and Corporate Governance Committee has developed criteria and a process for identifying and recommending director candidates for election by our shareholders, which are discussed above under “Nominating and Corporate Governance Committee.”

¡

As part of the nomination process, shareholders can recommend prospective director candidates for the Nominating and Corporate Governance Committee’s consideration as discussed in “General Information Regarding the Requirements for Shareholder Nominations of Directors” on page 91. Nominees proposed by shareholders for the Committee’s consideration are evaluated and considered in the same manner as a nominee recommended by a Board member, management, search firm or other source. Shareholders have been overwhelmingly supportive of our director nominees, as evidenced by the 93.8% average support received by our director candidates at last year’s annual meeting of shareholders.

¡

The Nominating and Corporate Governance Committee oversees an annual evaluation of the Board and its committees. This annual evaluation includes a review of each director’s performance, taking into consideration, among other criteria, each director’s representation of the shareholders’ interests and the directors’ understanding of the short and long term goals of the Corporation.

Through this process, we believe that our Nominating and Corporate Governance Committee and Board achieve the optimal balance of directors with a diverse range of expertise and experience to best serve CONSOL and all of our shareholders, not simply enabling a holder or group of holders owning as little as 3% of our outstanding shares to completely bypass our nomination process.

•	Shareholders currently have the ability to effectively voice their opinions and ensure that the Board of Directors is accountable to shareholders.

¡	We are committed to fostering open and honest dialogue with our shareholders and toward that end we actively engage with our shareholders each year, as evidenced by:

➢	more than 875 investor meetings conducted by our investor relations team in 2014, and recognition of the Corporation by the Institutional Investors Survey as number 8 out of 50 for total shareholder communication effort in the Exploration and Production category;

➢	as a direct result of our interaction with our shareholders to provide greater transparency to analysts and investors, we hosted our first analyst day in New York City on June 12, 2014; and

➢	none of our shareholders have recommended the implementation of proxy access at these meetings or at the analyst day.

¡	All directors are elected by our shareholders annually.

¡	Directors are elected by a majority vote standard and, if a director is not elected, such director must tender his or her resignation from the Board as required by our Bylaws.

¡	We have an independent, lead director with substantive responsibilities.

¡	Shareholders are able to:

➢	Communicate with any director, any Board committee or the full Board, as discussed under “Communication with the Board of Directors” above;

➢	Submit proposals for consideration at an Annual Meeting and for inclusion in CONSOL’s proxy statement for that meeting, subject to certain conditions and the rules and regulations of the SEC; and

➢	Submit proposals, including nominations of director candidates, directly at an annual meeting, subject to the conditions set forth in our Bylaws.

•	Proponent admits it targeted us solely because we are a fossil fuel company, and not because of our corporate governance practices.

The proponent’s website lists 75 companies to whom it submitted this proposal under its so called “Board Accountability Project;” one-third of which are energy companies. The sole reason given for submitting this proposal to us is that we are a fossil fuel company. The proponent does not indicate that we have objectionable governance practices; rather, the proponent targets us because of the assets that we own and the business that we conduct. This completely illogical selective targeting of CONSOL simply because we are a fossil fuel company demonstrates the political motivation of this proposal which has nothing to do with any corporate governance issue identified by the proponent. The proposal is a political ploy that is not presented for the purpose of promoting the best interests of all of our shareholders.

•	This proposal does not protect CONSOL or its shareholders.

The proposal asks the Board to implement a potentially risky version of proxy access, which not only lacks protection against abuse but may actually invite it. For example:

¡	The proposal does not address any protections relating to independence of a shareholder nominee or information to be provided to the Corporation with respect to a nomination.

¡

The proposal does not require nominating shareholders to retain voting and investment power of the shares they must own to establish eligibility to nominate a director, and thus could create a misalignment between the nominating shareholder and our other shareholders.

¡	The proposal does not require nominating shareholders to retain ownership of their shares through the meeting date.

¡

The proposal does not require that nominating shareholders certify that they are not seeking to effect a change in control of the Corporation. Such information is necessary to gauge the nominating shareholder’s interest in the company and intent with regard to continued ownership in the company – all important metrics that should not be withheld from the Corporation or its shareholders.

•	Implementation of a proxy access bylaw could have a number of other significant adverse consequences.

The Board believes that proxy access may have a number of additional significant adverse consequences and could harm our Corporation and shareholders by:

¡

Resulting in an Inexperienced, Fragmented and Unstable Board. Proxy access may lead to an inexperienced, fragmented and unstable Board that is less efficient and less focused on creating long-term value for our shareholders. With proxy access, contested director elections may become an annual event. The Board believes that the divisive proxy contests that may result from contested director elections could cause high annual turnover on the Board and inability to attract highly qualified individuals to the Board. Dealing with contested elections would divert Board and management attention from managing and overseeing our business to a short-term focus on Director elections that would not be in the best interest of our shareholders.

¡

Increasing the Influence of Special Interest Groups. Proxy access allows a shareholder with a special interest to use the proxy access process to promote a specific agenda rather than the interests of all shareholders, creating the risk of factionalizing the Board and politicizing the Board election process at virtually no cost to the proponent. Unlike the members of the Nominating and Corporate Governance Committee, who owe a fiduciary duty to all of the shareholders when recommending nominees, a shareholder making a nomination through the proxy access procedure has no fiduciary obligations and could look to serve its own interests to the detriment of the shareholders.

¡

Lowering the Commitment Necessary of Shareholders Seeking to Influence Corporate Direction and Control. The current process provides a level playing field where a shareholder seeking to elect its own nominee to the Board not supported by the Nominating and Corporate Governance Committee is required to “have skin in the game” by undertaking the expense and effort of soliciting proxies on its nominee’s behalf. For a shareholder or group owning 3% of the outstanding shares of the Corporation, the cost of undertaking its own proxy solicitation likely would not be prohibitive, but it also would not be an undertaking taken lightly.

IN CONCLUSION, WE DO NOT BELIEVE IT TO BE IN THE SHAREHOLDERS’ BEST INTEREST TO ADOPT A “PROXY ACCESS” BYLAW. IF IT IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

PROPOSAL NO. 5 – SHAREHOLDER PROPOSAL REGARDING CLIMATE CHANGE REPORT

We have been notified of the intention to present the following resolution, reproduced verbatim, at the Annual Meeting by Ms. Danielle R. Fugere, care of the As You Sow Foundation, 1611 Telegraph Ave., Suite 1450, Oakland, CA 94612. As You Sow represents The Park Foundation, which is the beneficial holder of 360 shares of our common stock. The Board and CONSOL accept no responsibility for the proposed resolution and supporting statement. A shareholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. As required by SEC rules, the resolution and supporting statement are printed below:

WHEREAS:

Investors require information on how CONSOL Energy is preparing for the likelihood that demand for coal and natural gas may be reduced due to regulation or other climate-associated drivers, increasing risk for stranding some portion of its reserves.

Recognizing the severe and pervasive risks associated with a warming climate, global governments have agreed that increases in global temperature should be held below 2 degrees Celsius. To achieve this goal the International Energy Agency (IEA) states that “No more than one-third of proven reserves of fossil fuels can be consumed prior to 2050” HSBC notes that the equity valuation of oil producers could drop by 40 to 60 percent under such a low carbon consumption scenario.

U.S. and China leaders recently signed an historic accord to limit greenhouse gas emissions; European leaders have committed to a 40 percent reduction by 2030.

In addition to the potential for global treaties, coal demand is being affected by air quality regulations, federal, state and local carbon regulations, technology innovations, falling renewable energy costs, consumer substitution, and efficiency increases.

Goldman Sachs states “most thermal coal growth projects will struggle to earn a positive return for their owners” and finds that even when carbon prices are low, “the downside risks of future regulation can offset the cost advantage of thermal coal relative to alternative energy sources.” China’s demand for coal is likely to peak by 2020, according to a recent analysis from Standard & Poor’s. Similarly, HSBC indicates that declining coal demand after 2020 could reduce the current discounted cash flow valuation of coal producers by 44%.

The World Bank and European Investment Banks have placed restrictions on the financing of coal projects.

Investors are concerned that actions to significantly reduce greenhouse gas emissions could reduce the value of CONSOL Energy’s coal and gas reserves and/or related infrastructure before the end of their expected useful life. Investors require additional information on how CONSOL is preparing for potential scenarios in which demand for coal and gas is significantly reduced due to regulation or other climate-associated drivers. Without additional disclosure, shareholders are unable to determine whether CONSOL is adequately managing these risks or seizing related opportunities.

RESOLVED:

Shareholders request CONSOL to prepare a report, by September 2015, omitting proprietary information and prepared at reasonable cost, on the Company’s strategy to address the risk of stranded assets presented by global climate change and associated demand reductions, including analysis of long and short term financial and operational risks to the company.

SUPPORTING STATEMENT:

We recommend the report:

•	Evaluate a range of low-carbon, low-demand scenarios, including a scenario in which two thirds of reserves cannot be monetized;

•	Provide an assessment of different capital allocation strategies for such low-demand scenarios including diversifying capital investment or returning capital to shareholders;

•	Provide information on carbon price and coal and natural gas price assumptions used in each scenario.

END OF SHAREHOLDER PROPOSAL

CONSOL’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL NO. 5

Your Board of Directors carefully considered this proposal and believes that it is not in the best interests of the Corporation or our shareholders at this time to prepare and publish a report containing the information in the form and manner requested by the proposal. The Board recommends a vote AGAINST this proposal for the following reasons:

•	Although As You Sow claims it wants a report on the risks of being a fossil fuel producer, it is an advocate for divesting fossil fuel stocks, raising questions as to the credibility of the proposal.

¡

Among other matters, As You Sow has created a Coal Divestment Toolkit: Moving Endowments Beyond Coal for student organizers to use to persuade their universities to divest coal company investments and reinvest.

¡	In addition, As You Sow’s website proclaims that it “is building a movement to pressure institutional shareholders to divest from fossil fuel-based energy and re-invest in a clean energy future …”

•

Our shareholders overwhelmingly defeated substantially similar proposals in 2013 and 2014. The proponent made substantially similar proposals the last two years and our shareholders, for essentially what we believe are the reasons we set forth below, overwhelmingly defeated the proposal in 2013 with 16.2% support and with diminished backing of only 14.9% of the votes cast for the proposal in 2014.

•	As You Sow’s concerns are misplaced and strategic decisions and investors’ actions have shown this.

¡

As You Sow places great reliance on a Goldman Sachs report regarding its negative views on thermal coal. However, we also owned and operated the most productive mine in the Central Appalachian Basin (Buchanan Mine) in 2014, and what we believe is one of the safest, lowest cost, productive and profitable metallurgical coal mines in the world.

¡

As You Sow fails to mention that apart from competition from future investments in renewable energy, one of the key reasons for Goldman Sachs’ views is the “shale gas revolution…” providing cheap gas which “has transformed the outlook for gas-fired generation.”

¡

We are not merely a company which mines and sells thermal coal. We substantially diversified our company with the multi-billion dollar acquisition of the Appalachian exploration and production assets of Dominion Resources in 2010, and the multi-billion dollar sale in late 2013 of our five West Virginia thermal mines. We have become one of the leading producers of natural gas and liquids with top-tier assets in the Marcellus and Utica shale plays.

¡

We believe the initial public offering in October 2014 of our midstream gas affiliate, CONE Midstream Partners L.P., was successful and demonstrates that investors believe that natural gas production from the Marcellus shale will continue to grow in the near term and long term, and do not share As You Sow’s concerns that demand for natural gas may decline. Further, findings from an IHS Global Insight report show that an average of nearly $74 billion annually will be invested in midstream infrastructure for a staggering total of nearly $1.5 trillion between 2015 and 2035, further supporting the market’s belief in continued demand growth, and Appalachian shale’s ability to meet that demand both at home and abroad.

¡

Another recent report by IHS indicates that proven reserves on average account for only 24% of a company’s resource base by volume, but account for 81% of the resource base value that drives a company’s total valuation – highlighting the fact that investors choose to place their capital on proven reserves rather than probable or possible resources with uncertain potential for development much further into the future, and weakening the argument made regarding IEA’s assumption that only 1/3 of proven reserves can be consumed prior to the 2050 time horizon. In fact, the IHS study also notes that returns from investment in proven reserves are delivered to shareholders within only 10-15 years for the majority of integrated oil and gas companies.

•

We practice responsible use of our land and other natural resources which is reflected in our Environmental Management System (“EMS”), in our research and development (“R&D”) and numerous other environmental projects.

¡	Our EMS addresses our goal to operate in an environmentally sound, reliable and efficient manner. There are three core principles of our EMS – to avoid impacts, minimize impacts, and mitigate impacts.

¡

CONSOL maintains a research and development department that is focused on meeting the technical challenges arising from the production and marketing of our coal and natural gas. Specific focus areas include reuse of mining and drilling waters, greenhouse gas emission reduction, and ambient air quality.

¡

In 2013, CONSOL was a founding member of the Center for Sustainable Shale Development, a collaboration of environmental organizations, philanthropic foundations, and energy companies from across the Appalachian Basin. The aim of this organization is to ensure the safe and environmentally responsible development of abundant shale resources. Through the development of rigorous performance standards, coupled with third-party evaluation to certify companies that achieve and maintain these standards, we aim to further increase stakeholder and broader public acceptance of natural gas production. We achieved certification of all performance standards in early 2015. Our participation in this effort builds upon the high expectations we set for ourselves.

•

We already publish a Corporate Responsibility report and provide extensive public disclosures in our Form 10-K regarding our plans to address concerns regarding climate change and related risks and the long- and short-term financial and operational risks to the company of concerns regarding CONSOL’s operations and potential climate change consequences.

¡

Starting in 2011, CONSOL produced an annual “Corporate Responsibility Report” (the “CRR”) which is publicly available on our website at www.consolenergy.com. The CRR provides detailed information directly responsive to the proposal with regard to CONSOL’s goals and plans to address global concerns regarding fossil fuels (specifically related to our coal and natural gas operations). In addition to emphasizing that air and GHG emissions are material concerns for CONSOL, the “Environment at CONSOL Energy” section of the CRR outlines specific initiatives undertaken by CONSOL to reduce its own carbon footprint as well as to assist our customers with these issues.

¡	Our Form 10-K contains numerous disclosures on GHG emissions and air quality including the following:

➢	“Regulation of greenhouse gas emissions as well as uncertainty concerning such regulation could adversely impact the market for natural gas and coal and the regulation of greenhouse gas emissions may increase our operating costs and reduce the value of our natural gas and coal assets” on page 34 of our Form 10-K.

➢	“The characteristics of coal may make it costly for electric power generators and other coal users to comply with various environmental standards regarding the emissions of impurities released when coal is burned which could cause utilities to replace coal-fired power plants with alternative fuels. In addition, various incentives have been proposed to encourage the generation of electricity from renewable energy sources. A reduction in the use of coal for electric power generation could decrease the volume of our coal sales and adversely affect our results of operation” on page 33 of our Form 10-K.

➢	“For drilling and mining operations, CONSOL Energy must obtain, maintain, and renew governmental permits and approvals which if we cannot obtain in a timely manner would reduce our production, cash flow and results of operations” on page 36 of our Form 10-K.

➢	“Existing and future government laws, regulations and other legal requirements relating to protection of the environment, and others that govern our business may increase our costs of doing business for coal and may restrict our coal operations” on page 36 of our Form 10-K.

➢	“Existing and future government laws, regulations and other legal requirements relating to protection of the environment, and others that govern our business may increase our costs of doing business for natural gas, and may restrict our gas operations” on page 37 of our Form 10-K.

•	The proposal has already been implemented through compliance with applicable laws and regulations.

¡

CONSOL is engaged in a highly regulated business which regulations are described in significant detail on pages 24-29 of the Form 10-K. We are also subject to extensive disclosure requirements pursuant to the rules and regulations of the SEC.

¡

The proposal requests that CONSOL provide an “analysis of long and short term financial and operational risks to the company” related to the “risk of stranded assets presented by global climate change and associated demand reductions…” Among other disclosure requirements, SEC Regulation S-K, Items 101 (Description of Business), 103 (Legal Proceedings), 303 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) and 503(c) (Risk Factors), require CONSOL to provide disclosure in its public filings with the SEC that is substantially similar to the information requested in the proposal.

¡

In Commission Guidance Regarding Disclosure Related to Climate Change, Exchange Act Release No. 61469 (Feb. 2, 2010), the SEC underscored the possible need to include climate change disclosure to the Regulation S-K items referenced above. Accordingly, CONSOL has already addressed and publicly disclosed the matters sought by the proposal regarding financial and operational risks to the Corporation in its public filings.

•	The proposal is overreaching, unnecessary and unlikely to be prepared at a reasonable cost.

¡

While the proposal is couched with the words “prepared at reasonable cost,” we believe that it would require the Corporation to engage in pure speculation on a variety of matters outside of its control and would not be prepared at a reasonable cost. Speculative elements include, for example, (i) determining future possible restrictions on carbon emissions, (ii) allocating these future possible restrictions to geographic regions in which our customers reside and (iii) if regulations on carbon emissions were enacted and if such regulations were in geographic areas in which our customers reside, the reaction and conduct of our customers in response to any such regulations on carbon emissions. We do not see any clear path, let alone one involving only “reasonable cost,” for creating a report addressing the “risks of stranded assets presented by global climate change and associated demand reductions…” based on what political bodies such as the United States Congress, state legislatures or foreign governments are likely to do in the future, nor to predict future administrative actions or the validity of future administrative actions regarding climate change and fossil fuels.

¡

The IEA issued a special report in June 2013 entitled Redrawing the Energy-Climate Map. It identified four pragmatic measures – improving efficiency, limiting the construction of and use of the least-efficient coal-fired power plants, minimizing methane emissions in upstream oil and gas, and reforming the fossil fuel subsidies – that could halt the increase of emissions by 2020 without harming economic growth. Energy efficiency was identified as the largest, untapped potential for minimizing climate emissions – some two-thirds of the potential. In addition to the June 2013 special report, the IEA issued a special report in 2014 entitled World Energy Investment Outlook, in which they forecast that the global investment required to meet the world’s energy demands over the next 20 years exceeds $48 trillion. Of the $48 trillion, $40 trillion consists of investments in energy supply, over half of which will be spent on fossil fuel extraction and transportation, oil refining and the construction of fossil fuel-fired power plants.

¡

Energy demand is expected to rise, driven by the growing needs of emerging economies. Even under IEA’s scenario aimed at reducing carbon emissions, energy demand is expected to grow by 12% over the next 15 years, with fossil energy continuing to meet two thirds of that demand into 2030.

¡

Thus, it is not a certainty that there will be a long-term substantial diminution in the demand for coal and natural gas and the future may hold more promise for coal and natural gas than risk. The requested report would require considerable guessing and speculation about the future of not just coal, but all fossil fuels and not just their use in the U.S., but globally. Thus we believe that such a speculative study would not be a good use of CONSOL’s resources nor of benefit to our shareholders.

IN CONCLUSION, WE AGAIN DO NOT BELIEVE IT TO BE IN THE SHAREHOLDERS’ BEST INTERESTS TO EXPEND CORPORATE FUNDS AND TIME ENGAGING IN SUCH VARIED SPECULATIVE SCENARIOS. IF IT IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

PROPOSAL NO. 6 - SHAREHOLDER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIR

We have been notified of the intention to present the following resolution, reproduced verbatim, at the Annual Meeting by the Central Laborers’ Pension Fund (the “Fund”), P.O. Box 1267, Jacksonville, Illinois 62651. The Fund is the beneficial owner of approximately 2,851 shares of our common stock. The Board and CONSOL accept no responsibility for the proposed resolution and supporting statement. A shareholder submitting a proposal must appear personally or by proxy at the meeting to move the proposal for consideration. As required by SEC rules, the resolution and supporting statement are printed below:

RESOLVED: That the stockholders of Consol Energy, Inc. (“Consol” or “the Company”) ask the board of directors to adopt a policy that, whenever possible, the board’s chairman should be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently Mr. J. Brett Harvey, former CEO of our Company, is Executive Chairman of the Board. We believe that this scheme may not adequately protect shareholders.

We believe that an independent Chairman who sets agendas, priorities and procedures for the board can enhance board oversight of management and help ensure the objective functioning of an effective board. We also believe that having an independent Chairman (in practice as well as appearance) can improve accountability to shareowners, and we view the alternative of having a lead outside trustee, even one with a robust set of duties, as not adequate to fulfill these functions.

A number of respected institutions recommend such separation. CalPERS’ Corporate Core Principles and Guidelines state that “the independence of a majority of the Board is not enough”; “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.” In 2009 the Milstein Center at Yale School of Management issued a report, endorsed by a number of investors and board members, which recommended splitting the two positions as the default provision for U.S. companies. A commission of The Conference Board stated in a 2003 report: “Each corporation should give careful consideration to separating the offices of Chairman of the Board and CEO, with those two roles being performed by separate individuals. The Chairman would be one of the independent directors.”

We believe that the recent economic crisis demonstrates that no matter how many independent trustees there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.

We, therefore, urge shareholders to vote FOR this proposal.

END OF STOCKHOLDER PROPOSAL

CONSOL’S STATEMENT IN OPPOSITION TO SHAREHOLDER PROPOSAL NO. 6

Your Board of Directors carefully considered this proposal and believes it is not in the best interest of the Corporation or our shareholders at this time to adopt an “independent chair” policy. The Board recommends that shareholders vote AGAINST this proposal for the following reasons:

•	One size does not fit all companies.

¡	CONSOL’s Board believes that it is in the best position to continue to make the decision on whether or not to have an independent chair based on then existing circumstances and experience.

¡

We believe that inflexibly mandating these future determinations, as advocated by the proponent, would inadvisably limit Board discretion and permanently disqualify current or former executives from serving as Chair, potentially depriving the Board of the most qualified and appropriate person to lead the Board as Chair.

•	CONSOL’s Board leadership structure already provides the independent oversight over management that is sought by the proposal.

¡

The central tenet of this shareholder proposal is to require oversight of management and the CEO by an independent director. Our Board is structured such that at least 75% of our current Directors are independent under the listing standards of the New York Stock Exchange, including our Lead Independent Director.

¡

All members of our Audit Committee, Compensation Committee and Nominating and Governance Committee are independent. This means that oversight of critical matters such as the integrity of CONSOL’s financial statements, capital structure, executive compensation, the nomination of Directors, and evaluation of the Board and key Committees is entrusted to independent Directors. Additionally, each Committee has unfettered access to management, as well as the authority to retain independent legal, accounting and other experts to advise the Board. The Committee Chairs, all of whom are independent, approve agendas and materials for their Committee meetings.

•	Our Lead Independent Director provides independent Board leadership. Among other things, he:

¡	Acts as a liaison between the CEO and the independent Directors;

¡	Presides at all meetings of the Board at which the Chair is not present, including executive sessions of the independent Directors;

¡	Reviews Board meeting agendas and schedules;

¡	Reviews Board meeting materials and considers whether there are any particular risks on which the Board should focus at meetings;

¡	Is authorized to direct the Chair or Corporate Secretary to call a special meeting of the independent Directors;

¡	Is authorized to consult directly with major stockholders, when requested and appropriate to do so; and

¡	Will perform other duties as directed by the Board.

•

Respected institutions do not all agree that an independent chair is necessary and even under CALPERS governance principles upon which proponent relies, Mr. Harvey should continue to serve as chairman since on January 31, 2015, Mr. Harvey retired from employment with CONSOL. The Board believes that Mr. Harvey’s ability to have a direct dialogue with management, as well as his fellow directors and investors, on strategic and business matters based on the depth and breadth of his knowledge of the Corporation and the industry provides transparency into the Corporation’s operations for the Board.

¡

Proponent notes that “a number of respected institutions” support separation of the chairperson position. Other respected institutions such as TIAA-CREF recognize that having an independent Lead Director, which CONSOL has, suffices. See TIAA-CREF Policy Statement on Corporate Governance, 6th edition at p. 11 (“the separation of CEO and chair or appointment of a lead independent director is appropriate.”).

¡

Even CALPERS, upon which proponent relies, does not have a firm rule on separation and recognizes that there are situations in which there does not need to be an independent chairperson. See CALPERS Global Principles of Accountable (May 19, 2014), section 1.4 (“The CEO and chair roles should only be combined in very limited circumstances…”) We believe that even under CALPERS principles, Mr. Harvey’s unique position as a former CEO is one of those circumstances.

•

The proponent offers no supporting data for its opinion that absent an independent chair, a board is less able to provide independent oversight of officers of a company nor that this unsubstantiated opinion has any relevance to CONSOL.

¡

Proponent claims that the “recent economic crisis,” which is presumably a reference to the great recession of 2008 to 2009, demonstrates that a board is less able to provide independent oversight absent an independent chair. However, proponent offers no statistics or supporting data for this opinion;

¡

Moreover, there is no connection between this unsubstantiated macro belief and CONSOL’s Board. Only 3% of S&P 500 companies report having the same type of formal policy being advocated by the proponent (2014 Spencer Stuart Board Index, pg. 23). We also note that at approximately 65% of the 100 largest public companies in America (Shearman & Sterling, 2014 Corporate Governance of the Largest US Public Companies, pg. 15) the same person served as Chief Executive Officer and Chair. As discussed above, our Board does not believe that implementing a strict policy requiring the separation of the Chair and CEO roles would be good business judgment.

Our Board has determined that the most effective leadership model for CONSOL currently is that Mr. Harvey should serve as Chairman. We respectfully believe that, in fact and theory, the proponent’s inflexible “one-size-fits all” formulaic approach to corporate governance is not in CONSOL’s best interests. Rather, we believe that the better and more reasoned approach to corporate governance and oversight is to exercise prudent business judgment by assessing what is the ideal board and management structure for a company based on the facts and circumstances relevant at any given time – which is exactly what our Board has done.

IN CONCLUSION, WE AGAIN DO NOT BELIEVE IT TO BE IN THE SHAREHOLDERS’ BEST INTERESTS TO IMPLEMENT A “ONE-SIZE-FITS ALL” FORMULAIC APPROACH TO CORPORATE GOVERNANCE THAT REQUIRES AN INDEPENDENT CHAIR. IF IT IS PROPERLY PRESENTED AT THE ANNUAL MEETING, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS SHAREHOLDER PROPOSAL AND WILL SO VOTE PROXIES RECEIVED THAT DO NOT OTHERWISE SPECIFY.

ADDITIONAL MATTERS

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting

Any proposal submitted by a shareholder for inclusion in the next annual meeting Proxy Statement must (a) conform to the requirements of Rule 14a-8 promulgated under the Exchange Act and (b) be received by the Corporate Secretary of CONSOL at our principal executive offices no later than November 27, 2015. Any such proposal should be addressed to the Corporate Secretary, CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317. There is more information below regarding the content of proposals.

CONSOL’s Amended and Restated Bylaws require that all shareholder proposals to be submitted at the annual meeting, but not included in the Corporation’s Proxy Statement, be received by the Corporate Secretary of CONSOL as written notice no later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s Annual Meeting, together with certain information specified in the Amended and Restated Bylaws. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by CONSOL.

General Information Regarding the Requirements for Shareholder Nominations of Directors

Shareholders who intend to nominate a person for election as a Director must submit a notice disclosing certain information regarding the nominee, including the principal occupations or employment of such person during the past five years and evidence of the nominating shareholder’s ownership of CONSOL stock including, among other things:

•	the name and address of the shareholder as it appears on CONSOL’s books, and of such beneficial owner;

•	the class and number of shares of CONSOL and of any derivative instruments thereof which are owned beneficially and of record by the shareholder;

•

any other information relating to the shareholder or beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for, as applicable, the proposal and/or for the election of directors in a contested election;

•	a representation that such owner intends to appear in person or by proxy at the meeting to propose such nomination; and

•

a representation whether the shareholder or beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of CONSOL’s outstanding capital stock required to elect the nominee and/or (b) otherwise solicit proxies from shareholders in support of such nomination.

In addition, the notice must be accompanied by a statement of the nominee indicating his or her willingness to serve if elected, and a questionnaire, representation and agreement as described in the Corporation’s Amended and Restated Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address and the same last name by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Corporation and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once shareholders have received notice from their broker or the Corporation that materials will be sent in the householding manner to the shareholder’s address, householding will continue until otherwise notified or until the shareholder revokes such consent. If, at any time, shareholders no longer wish to participate in householding and would prefer to receive a separate proxy statement, they should notify their broker if shares are held in a brokerage account or the Corporation if holding registered shares. The Corporation will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. Any such notice should be addressed to the Investor Relations department of CONSOL Energy Inc., 1000 CONSOL Energy Drive, Canonsburg, PA 15317, or notice may be given by calling CONSOL at (724) 485-8800:

•	to receive a separate copy of an annual report or proxy statement for this meeting;

•	to receive separate copies of those materials for future meetings; or

•	if the shareholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements if now receiving multiple copies of annual reports or proxy statements.

Other

The Board knows of no other proposals that may properly be presented for consideration at the Annual Meeting but, if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote your shares according to their best judgment.

By the Order of the Board of

Directors of CONSOL Energy Inc.

APPENDIX A

162(m) Considerations

STIC 2014

The 2014 Executive STIC was design to comply with Section 162(m) of the Code by including a bonus pool of 2% of 2014 annual budgeted EBITDA. The 2014 EBITDA pool was $20,593,520 and calculated as provided below in “EBITDA Pool – Adjusted per STIC (2014).”

PSUs (2012-2014)

These awards were designed to comply with Section 162(m) of the Code by containing objective, performance-based three-year cumulative conditions of TSR, cumulative EBITDA, and cumulative Net Income. The performance conditions were achieved as follows: (i) TSR relative to the TSR Peer Group (as defined on page 43) was achieved at the 56th percentile, which exceeded the goal of the 50th percentile; (ii) the cumulative EBITDA performance condition was achieved at $4,836,457,000 (as calculated below), which exceeded the goal of $2,971,394,000; and (iii) the cumulative Net Income was achieved at $1,786,032,000 (as calculated below), which exceeded the goal of $1,082,192,000. All three of the conditions were satisfied, enabling the program to have a payout.

Calculations of EBITDA and ROCE

We define EBITDA as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization and ROCE as return on capital employed.

Calculations for the 2014 Performance Period of the Executive and Non-Executive STIC

•

EBITDA Target for EBITDA Modifier (2014).* Our annual EBITDA goal for the 2014 performance period was $900,000,000, which was calculated as follows: Net Income ($55,000,000), plus net interest expense ($241,000,000), plus income taxes ($33,000,000), plus DD&A ($571,000,000).

•

EBITDA Results – Adjusted per Program Document (2014).* Pursuant to the Executive STIC program document for the 2014 performance period, certain specified adjustments are permitted to be made to the final EBITDA calculation. Adjustments were made to the EBITDA calculation for (i) all gains and losses on sales of assets and (ii) any extraordinary, unusual, or infrequent items as reported in the Corporation’s earnings release. Accordingly, the initial EBITDA for the 2014 performance period of $968,532,000 (see “EBIT and EBITDA Table” referenced on page A-3) was increased by $61,144,000 to $1,029,676,000.

•

EBITDA Pool – Adjusted per Program Document (2014).* The EBITDA pool of $20,593,520 for the Executive STIC was calculated as 2% of $1,029,676,000 – the “EBITDA Results – Adjusted per Program Document (2014),” as referenced immediately above.

•

Net Income Results – Adjusted per Program Document (2014).+ Pursuant to the Non-Executive STIC program document for the 2014 performance period, a Net Income threshold had to be satisfied prior to any payment thereunder. In calculating the Net Income, certain specified adjustments are permitted to be made. Adjustments for any extraordinary, unusual or infrequent items as reported in our earnings release were made to the Net Income calculation. Accordingly, the initial Net Income for the 2014 performance period of $163,090,000 was increased by $72,124,000 (net of tax) to $235,214,000 for purposes of the performance condition.

The Executive STIC metrics are denoted by * and the Non-Executive STIC metric is denoted by +.

Calculations for the 2012-2014 Performance Period of the 2012-2014 PSU Awards

•

EBITDA Target (2012-2014). Our three-year EBITDA goal for the 2012-2014 performance period was 50% of $5,942,787,000 (or $2,971,394,000) which was calculated as follows: Net Income ($2,164,384,000), plus net interest ($669,391,000), plus income taxes ($835,580,000), plus DD&A ($2,273,432,000).

•

EBITDA Results (2012-2014) – Adjusted Per Program Document. Pursuant to the program document for the PSUs covering the 2012-14 performance period, certain specified adjustments are permitted to be made to the final EBITDA calculation. The following formulaic adjustments were made to the EBITDA calculation: (i) fluctuations in natural gas prices and (ii) expenses associated with reorganizations. These adjustments are made on an annual basis and are consistently applied year-to-year. Accordingly, the initial adjusted EBITDA for the 2012-2014 performance period of $4,131,180,000 was increased by $705,277,000 to $4,836,457,000 for purposes of the performance condition.

•

Net Income Results (2012-2014) – Adjusted Per Program Document. Pursuant to the program document for the PSUs covering the 2012-2014 performance period, certain specified adjustments are permitted to be made to the final Net Income calculation. Accordingly, Net Income for the 2012-2014 performance period was increased from $1,212,002,000 to $1,786,032,000. This increase to Net Income was attributable to the following formulaic adjustments, which are permitted by the terms of the program document: (i) fluctuations in natural gas prices and (ii) expenses associated with reorganizations and/or restructuring programs. These adjustments are made on an annual basis and are consistently applied year-to-year.

•	ROCE (2012-2014). ROCE was calculated at 11.53% as follows:

ROCE TABLE

(000 OMITTED)

	2012	2013	2014
Total Assets	$12,598,305	$12,032,288	$11,576,598
Less: Total Current Liabilities	$1,387,748	$1,253,535	$1,133,965
Add: Current Portion of Debt	$48,548	$43,930	$12,236
Less: Long-Term Liabilities	$7,428,242	$6,298,734	$5,277,017
Add: Long-Term Portion of Debt	$3,176,005	$3,169,074	$3,219,720

Total Capital Employed	$7,006,868	$7,693,023	$8,397,572

Net Income	$388,073	$659,056	$163,090
Income Tax Expense	$109,201	$356,704	$12,991
Marginal Tax Rate	21.96%	35.12%	7.38%
Financing Costs:
Interest on Third-Party Debt	$246,831	$251,971	$227,450
All Other Financing Costs	$21,854	$26,201	$23,601

Total Financing Costs	$268,685	$278,172	$251,051

Total Financing Costs (After-Tax)	$209,682	$180,486	$232,529
Add: Adjustment for Flux in Gas Prices	$78,652	$147,793	$344,516
Add: Adjustment for Reorganizations	-	$3,070	-
Add: Adjustment for Unusual, Infrequent, or Non-recurring items	$76,740	$82,673	$90,491

Earnings Excluding Financing Costs	$753,147	$1,073,078	$830,626

Average Capital Employed	$7,006,868	$7,693,023	$8,397,572

YTD ROCE	10.75%	13.95%	9.89%

EBIT AND EBITDA TABLE

(000 OMITTED, EXCEPT PER SHARE DATA)

	2012	2013	2014
Net Income Attributable to CONSOL Energy Inc. Shareholders	$388,470	$660,442	$163,090
Less: Income (Loss) from Discontinued Operations	($70,114)	($579,792)	$5,687
Add: Interest Expense	$220,042	$219,198	$223,564
Less: Interest Income	($28,937)	($15,889)	($2,303)
Add: Income Tax Expense (Benefit)	$88,728	($33,189)	$14,347
Earnings Before Interest & Taxes (EBIT) from Continuing Operations	$598,189	$250,770	$404,385

Income (Loss) from Discontinued Operations	$70,114	$579,792	($5,687)
Add: Interest Expense from Discontinued Operations	$18	$3	-
Add: Income Taxes from Discontinued Operations	$20,473	$389,893	($1,357)

Earnings (Loss) Before Interest & Taxes (EBIT) from Discontinued Operations	$90,605	$969,688	($7,044)
Earnings Before Interest & Taxes (EBIT)	$688,794	$1,220,458	$397,341

Earnings Before Interest & Taxes (EBIT) from Continuing Operations	$598,189	$250,770	$404,385
Add: Depreciation, Depletion & Amortization (DD&A)	$427,115	$461,122	$571,191

Earnings Before Interest, Taxes and DD&A (EBITDA) from Continuing Operations	$1,025,304	$711,892	$975,576

Earnings Before Interest & Taxes (EBIT) from Discontinued Operations	$90,605	$969,688	($7,044)
Add: Depreciation, Depletion & Amortization from Discontinued Operations	$195,665	$169,494	-

Earnings Before Interest, Taxes and DD&A (EBITDA) from Discontinued Operations	$286,270	$1,139,182	($7,044)

Earnings Before Interest, Taxes and DD&A (EBITDA)	$1,311,574	$1,851,074	$968,532

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 6, 2015.
Vote by Internet
• Go to www.envisionreports.com/CNX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —						+
1.	The Board recommends a vote FOR all nominees.
	Election of Directors:	01 - J. Brett Harvey	02 - Nicholas J. DeIuliis	03 - Philip W. Baxter	04 - Alvin R. Carpenter	05 - William E. Davis
		06 - David C. Hardesty, Jr.	07 - Maureen E. Lally-Green	08 - Gregory A. Lanham	09 - John T. Mills	10 - William P. Powell
11 - William N. Thorndike, Jr.

☐	Mark here to vote FOR all nominees	☐	Mark here to WITHHOLD vote from all nominees

		01	02	03	04	05	06	07	08	09	10	11
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

2.	The Board recommends a vote FOR Proposal 2.				4.	The Board recommends a vote AGAINST Proposal 4.

		For	Against	Abstain			For	Against	Abstain
	Ratification of Anticipated Selection of Independent Auditor: Ernst & Young LLP.	☐	☐	☐		A Shareholder Proposal Regarding Proxy Access.	☐	☐	☐

3.	The Board recommends a vote FOR Proposal 3.				5.	The Board recommends a vote AGAINST Proposal 5.

		For	Against	Abstain			For	Against	Abstain
	Approval of Compensation Paid in 2014 to CONSOL Energy Inc.’s Named Executives.	☐	☐	☐		A Shareholder Proposal Regarding a Climate Change Report.	☐	☐	☐

					6.	The Board recommends a vote AGAINST Proposal 6.
							For	Against	Abstain
						A Shareholder Proposal Regarding an Independent Board Chair.	☐	☐	☐

PLEASE DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

020RVB

YOUR VOTE IS IMPORTANT

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so your shares may be represented at the Annual Meeting. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — CONSOL Energy Inc.	+

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 6, 2015

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Nicholas J. DeIuliis, Stephen W. Johnson and Stephanie L. Gill, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares, on all matters designated on the reverse side or otherwise properly presented at the Annual Meeting of Shareholders of CONSOL Energy Inc., as the undersigned may be entitled to vote at the Annual Meeting of Shareholders of CONSOL Energy Inc. to be held on May 6, 2015 at 10:00 a.m., Eastern Time, at the Hyatt Regency Pittsburgh International Airport, Wright Room, 1111 Airport Boulevard, Pittsburgh, Pennsylvania 15231, and any postponement or adjournment thereof, with all powers that the undersigned would possess if personally present.

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted “FOR” the election of nominees in proposal 1, “FOR” ratification of Ernst & Young LLP in proposal 2, “FOR” the approval of compensation paid in 2014 to CONSOL Energy Inc.’s named executives in proposal 3, “AGAINST” the shareholder proposal regarding proxy access in proposal 4, “AGAINST” the shareholder proposal regarding a climate change report in proposal 5, and “AGAINST” the shareholder proposal regarding an independent board chair in proposal 6, and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee, administrator or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+